UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.            )

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Corning Incorporated
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Our Values

Corning is guided by an enduring set of Values that define our relationships with employees, customers, and the communities in which we operate.

Quality	Integrity	Performance	Leadership

Total Quality is the guiding principle of Corning’s business life. It requires each of us, individually and in teams, to understand, anticipate, and surpass the expectations of our customers.	Integrity is the foundation of Corning’s reputation. We have earned the respect and trust of people around the world through more than a century of behavior that is honest, decent, and fair.

Providing Corning shareholders a superior long-term return on their investment is a business imperative. This requires that we allocate our resources to ensure profitable growth, maintain an effective balance between today and tomorrow, deliver what we promise, and tie our own rewards directly to our performance.

Corning is a leader, not a follower. Our history and our culture impel us to seek a leadership role in our markets, our multiple technologies, our manufacturing processes, our management practices, and our financial performance. The goods and services we produce are never merely ordinary and must always be truly useful.

Innovation	Independence	The Individual

Corning leads primarily by technical innovation and shares a deep belief in the power of technology. The company has a history of great contributions in science and technology, and it is this same spirit of innovation that has enabled us to create new products and new markets, to introduce new forms of corporate organization, and to seek new levels of employee participation.

Corning cherishes — and will defend — its corporate freedom. That independence is our historic foundation. It fosters the innovation and initiative that has made our company great, and will continue to provide inspiration and energy to all parts of our network in the future.

We know that in the end the commitment and contribution of all our employees will determine our success. Corning believes in the fundamental dignity of the individual. Our network consists of a rich mixture of people of diverse nationality, race, gender, and opinion, and this diversity will continue to be a source of our strength.

Dear Fellow Shareholder:

I hope you will join Corning Incorporated’s Board of Directors, senior leadership, and other stakeholders at our 2017 Annual Meeting in Corning, New York, on April 27 at 11 a.m. Eastern Time.

The Annual Meeting is your chance to hear directly from leadership about Corning’s 2016 financial performance, our progress against our Strategy and Capital Allocation Framework, and our expectations for 2017 and the future. It is also one of your opportunities to participate in our corporate governance process. Shareholders will vote on the annual election of directors and the ratification of Corning’s independent registered public accounting firm for 2017. They will also provide advisory votes on the 2016 compensation for our named executive officers and the frequency with which we hold advisory votes on executive compensation.

The following pages contain the formal notice of meeting and the proxy statement. I encourage you to sign and return your proxy card or vote by telephone or Internet prior to April 27 so that your shares will be represented and voted at the meeting.

Your voice really matters. You‘ll recall that we implemented changes in 2015 in response to your feedback, including adopting the principles of the Shareholder-Director Exchange protocol to help formalize our shareholder engagement process. As part of our commitment to soliciting feedback, we engaged in extensive outreach to shareholders in 2016. We met with approximately two-thirds of our top-50 shareholders (which represent 40% of our outstanding shares) and discussed a variety of topics, including corporate governance and compensation matters.

Of course, our performance remains one of the most important ways we earn your trust. We are proud of our achievements — particularly the progress we have made against our Strategy and Capital Allocation Framework. We strengthened our portfolio with strategic acquisitions and the realignment of Dow Corning. We launched new products and gained traction with customers on key growth initiatives. And we delivered significant value for shareholders through share repurchases and dividend increases of 12.5% in 2016 and 14.8% for dividends to be paid in 2017.

I look forward to sharing more details at the Annual Meeting. Thank you for your investment in Corning and your participation in our governance process.

Sincerely,

Wendell P. Weeks
Chairman of the Board, Chief Executive Officer and President

Notice of 2017 Annual Meeting of Shareholders

Thursday, April 27, 2017

11:00 a.m. Eastern Time

The Corning Museum of Glass One Museum Way, Corning, New York 14830

www.corning. com/2017-proxy

Review and download this Proxy Statement and our Annual Report.

Sign up for electronic delivery of future Annual Meeting materials to reduce Corning’s impact on the environment.

ITEMS OF BUSINESS
1.	Election of all 13 directors to our Board of Directors for the coming year;
2.	Approval, on an advisory basis, of our executive compensation;
3.	Advisory vote on the frequency with which we hold advisory votes on our executive compensation;
4.	Ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm;
5.	Re-approval of the material terms of the performance goals under our 2012 Long-Term Incentive Plan, as required by Section 162(m) of the U.S. Internal Revenue Code, as amended; and
6.	Transaction of any other business properly brought before the meeting or any adjournment.

RECORD DATE
You may vote at our 2017 Annual Meeting if you were a shareholder of record at the close of business on February 27, 2017.
Your vote is important to us. Please exercise your right to vote.
Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to be held on April 27, 2017: our Proxy Statement, 2016 Annual Report and other materials are available on our website at www.corning.com/2017-proxy.

Sincerely,

Linda E. Jolly
Vice President and Corporate Secretary
March 17, 2017

VOTE RIGHT AWAY
Your vote is very important. Even if you plan to attend the Annual Meeting, please promptly submit your proxy or voting instructions by Internet, telephone or mail in order to ensure the presence of a quorum. You may also vote in person at our Annual Meeting. If you are a shareholder of record, your admission ticket is attached to your proxy card. If your shares are held in the name of a broker, nominee or other intermediary, you must bring proof of ownership with you to the meeting.

By telephone	By mobile Internet	By mail	By Internet
Dial toll-free 24/7 1-800-652-8683	Scan this QR code 24/7 to vote with your mobile device (may require free software)	Cast your ballot, sign the proxy card and send by mail	Visit 24/7 www.investorvote. com/glw
Our Proxy Statement, the accompanying proxy card and our 2016 Annual Report were first distributed or made available to shareholders on or about March 17, 2017. As used in this Proxy Statement, “Corning,” the “Company” and “we” may refer to Corning Incorporated itself, one or more of its subsidiaries, or Corning Incorporated and its consolidated subsidiaries.

2 CORNING 2017 PROXY STATEMENT

5	Proxy Statement Summary

14	Corporate Governance and the Board of Directors
14	Corporate Governance
15	Board Leadership Structure
15	Lead Independent Director
16	Management Succession Planning
16	Risk Oversight
17	Committees
17	Audit
17	Compensation
17	Corporate Relations
17	Executive
17	Finance
18	Nominating and Corporate Governance
18	Board and Shareholder Meeting Attendance
18	Director Independence
19	Policy on Transactions with Related Persons
19	Compensation Committee Interlocks and Insider Participation
20	Other Matters
20	Ethics and Conduct
21	Lobbying and Political Contributions Policy
21	Communications with Directors
21	Corporate Governance Materials Available on Corning’s Website

22	Proposal 1 Election of Directors
22	Board of Directors’ Qualifications and Experience
23	Board Nomination and Renewal Process
24	Shareholder Nominations of Director Candidates
24	2017 Nominees for Director
32	Director Compensation
32	2016 Director Compensation
34	2016 Director Compensation Table

35	Stock Ownership Information
35	Stock Ownership Guidelines
36	Beneficial Ownership of Directors and Officers
37	Beneficial Ownership of Corning’s Largest Shareholders
37	Section 16(a) Beneficial Ownership Reporting Compliance

38	Proposal 2 Advisory Vote to Approve Executive Compensation (Say on Pay)
38	Say on Pay Proposal

39	Compensation Discussion & Analysis
40	Executive Summary
41	Company Performance Overview
44	2016 Executive Compensation Program Overview
46	2016 Executive Compensation Program Details
50	Compensation Peer Group
51	Compensation Program Governance
53	Compensation Committee Report
54	2016 Compensation Tables
54	2016 Summary Compensation Tables
57	2016 Grants of Plan Based Awards
59	Outstanding Equity Awards at 2016 Fiscal Year-End
62	Option Exercises and Shares Vested in 2016
62	Retirement Plans
64	Nonqualified Deferred Compensation
65	Arrangements with Named Executive Officers

CORNING 2017 PROXY STATEMENT 3

69	Proposal 3 Advisory Vote on the Frequency of the Say on Pay Vote

70	Proposal 4 Ratification of Appointment of Independent Registered Public Accounting Firm
71	Fees Paid to Independent Registered Public Accounting Firm
71	Policy Regarding Audit Committee Pre-Approval of Audit and Permitted Non-Audit Services of Independent Registered Public Accounting Firm
72	Report of the Audit Committee

74	Proposal 5 Re-approval of the Material Terms of the Performance Goals under our 2012 Long-Term Incentive Plan, as required by Section 162(m) of the U.S. Internal Revenue Code
80	Frequently Asked Questions About the Meeting and Voting
87	Code of Ethics
87	Incorporation by Reference
87	Additional Information

88	Appendix A
88	Corning Incorporated and Subsidiary Companies Reconciliation of Non-GAAP Financial Measures to GAAP Financial Measures; Certain Definitions

93	Appendix B
93	Corning Incorporated 2012 Long-Term Incentive Plan

4 CORNING 2017 PROXY STATEMENT

Proxy Statement Summary

This summary highlights information contained elsewhere in this proxy statement. This summary does not contain all of the information that you should consider, and you should read the entire proxy statement carefully before voting.

Annual Meeting of Shareholders

Date and Time April 27, 2017, 11:00 a.m. (ET)

Place The Corning Museum of Glass One Museum Way Corning, New York 14830

Record Date February 27, 2017

Admission See the instructions contained in “Frequently Asked Questions about the Meeting and Voting” on page 80.

On March 17, 2017, we
posted on our website at
www.corning.com/2017-
proxy, and began mailing
to shareholders who
requested paper copies,
this proxy statement,
the accompanying
proxy card and our
2016 Annual Report.

Proposals That Require Your Vote

Proposal		Board Vote Recommendation	More Information
1	Election of directors	For Each Nominee	page 22
2	Advisory vote to approve the Company's executive compensation	For	page 38
3	Advisory vote on the frequency with which we hold advisory votes on executive compensation	Every Year	page 69
4	Ratification of appointment of independent registered public accounting firm	For	page 70
5	Re-approval of the material terms of the performance goals under our 2012 Long-Term Incentive Plan as required by Section 162(m) of the U.S. Internal Revenue Code	For	page 74

Business Information – Who We Are

Corning is one of the world’s leading innovators in materials science. For more than 165 years, Corning has applied its unparalleled expertise in specialty glass, ceramics and optical physics to develop products that have created new industries, transformed people’s lives and unleashed significant new capabilities. Our innovation approach delivers long-term value for Corning and its shareholders.

Our reportable segments are as follows:

Reportable Segments	2016 Core Net Sales %	Segments Description
Display Technologies		manufactures glass substrates for flat panel liquid crystal displays (LCDs)
Optical Communications		manufactures carrier and enterprise network components for the telecom and data center industries
Environmental Technologies		manufactures ceramic substrates and filters for automotive and diesel emissions control
Specialty Materials		manufactures glass, glass ceramics, and crystals tuned for specific applications including mobile covers
Life Sciences		manufactures glass and plastic labware, equipment, media and reagents to provide workflow solutions for scientific applications

CORNING 2017 PROXY STATEMENT 5

Our 2016 Performance Highlights

	Net Sales	Earnings per Share	Cash Flows From Operating Activities
2016 GAAP Results	$9,390 million	$3.23 (diluted)	$2,521 million
Core Performance Measures	$9,710 million Core Net Sales	$1.55 (diluted) Core EPS	$2,769 million Adjusted Cash Flows From Operating Activities

Core Performance Measures. We utilize certain financial measures and key performance indicators that are not calculated in accordance with GAAP to assess our financial and operating performance. Core Net Sales, Core Earnings per Share (Core EPS), and Adjusted Operating Cash Flow are non-GAAP financial measures utilized by our management to analyze financial performance without the impact of items that are driven by foreign exchange rate volatility and events that do not reflect the underlying fundamentals and trends in the Company’s operations. We began utilizing Core Performance Measures in 2013 in response to the fact that our LCD glass business, and therefore our net income and cash flow translations, was significantly impacted by foreign currency exchange rate volatility. Our Core Performance Measures use constant Japanese yen-to-U.S. dollar and constant South Korean won-to-U.S. dollar exchange rates to remove the volatility of currency fluctuations, and exclude the often-volatile mark-to-market valuations of the hedging contracts we use to mitigate the impact of changes in currency exchange rates on our earnings and cash flows. We have hedged approximately 70% of our projected yen exposure through 2022. Our Core Performance Measures are used by management to obtain a clearer view of Corning’s operating results, and accordingly form the basis for our compensation performance metrics. Non-GAAP measures are not an alternative, or a replacement, for financial results determined in accordance with generally accepted accounting principles. Please see Appendix A to this proxy statement for a reconciliation of the non-GAAP measures we use in this proxy statement to our audited GAAP financial statements.

6 CORNING 2017 PROXY STATEMENT

Proxy Statement Summary

Strategy and Capital Allocation Framework

In October 2015, we announced our Strategy and Capital Allocation Framework (the Framework). Communicating our strategy and capital stewardship objectives to our shareholders and the broader investment community is critically important and we designed the Framework to provide investors with a foundation to understand our resource allocation decisions.

Leadership Priorities through 2019
Focus Portfolio and Utilize Financial Strength

●	Focus Portfolio: Deliver strong financial performance and capital stewardship

—	Improve ROIC
—	Create new sales and profit streams
—	Seek upside for cash distributions, eg., potential transactions outside focus areas

●	Utilize Financial Strength: Deploy $26-$30B Cash Through 2019

—	Deliver >$12.5B to shareholders including >10% annual dividend increases
—	Invest ~$10B in our growth and sustained leadership
—	Target Debt/Target EBITDA* ≈ 2x (i.e., BBB+ rating)

Since the introduction of our Framework, we have: • Returned $6B to Shareholders • Realigned Our Interest in Dow Corning • Advanced Focused Portfolio Growth Initiatives

* Target Debt to Target EBITDA, see Appendix A for definitions

Focusing Our Portfolio: The Framework focuses our portfolio on a set of reinforcing capabilities with strong interconnections. Our best-in-the-world capabilities include three core technologies (glass science, ceramics science, and optical physics), four manufacturing and engineering platforms (vapor deposition, fusion, extrusion, and precision forming), and five market-access platforms (optical communications, display, mobile consumer electronics, automotive, and life sciences vessels). We direct 80 percent or more of our resources to opportunities that combine these capabilities. We believe this approach reduces the cost of innovation, increases our likelihood of success, and creates higher barriers to entry for our competitors. Focusing our portfolio also means we may make strategic acquisitions that enhance our product portfolio or increase our market reach, as well as divestitures that deliver value for shareholders.

FOCUSED PORTFOLIO: HIGHER SUCCESS RATE, LOWER COSTS, AND BETTER COHESION

CORNING 2017 PROXY STATEMENT 7

Proxy Statement Summary

Utilizing Our Financial Strength: We expect to generate and deploy $26 to $30 billion through 2019. We will invest $10 billion to grow and maintain our market leadership positions. We also plan to distribute more than $12.5 billion to our shareholders through share repurchases and annual dividend increases of at least 10 percentage points annually. Note that, in June 2016, we increased the amount we expect to distribute to shareholders from our original plan of $10 billion, which underscores our confidence in Corning’s future operating cash flows.

2016-2019 CAPITAL ALLOCATION MODEL

(1)	In June 2016, Corning updated its Strategy and Capital Allocation Framework to reflect the realignment of its interest in Dow Corning: eliminating ~$800M in dividends; adding $4.8B in cash; raising Total Funds Available to $26-$30B; and increasing shareholder returns to more than $12.5B
(2)	Target Debt to Target EBITDA, see Appendix A for definitions
(3)	Total Funds Available range assumes benefits/risks of current hedge ratio through 2022

Performance against the Framework: Since introducing the Framework, we realigned our interest in Dow Corning Corporation in our portfolio, which created significant value for shareholders, including unlocking $4.8 billion in cash. We strengthened our position in Optical Communications with two acquisitions to expand our access to various segments of the telecommunications market. We also entered into a joint venture with Saint-Gobain Sekurit to develop automotive glazing solutions.

Our focus on innovation continued in 2016, resulting in the launch of new products and traction with customers on key growth initiatives, including:

●	Expanding our cover-glass portfolio with Vibrant® Gorilla®Glass, which enables high-resolution designs for smartphones, tablets, and notebooks; Gorilla®Glass 5, which offers superior drop performance versus its predecessor and competitive technologies; and Gorilla® Glass SR+ for wearable devices.
●	Leveraging our competitive advantages and market-leading products to continue to win business in the optical market, with customer commitments and demand that support the capacity expansions now underway.
●	Winning business in the automotive sector for both substrates and our new gas particulate filters. We anticipate that our gas particulate filters will increase our sales opportunity by a factor of 3-to-4 per vehicle.
●	Expanding the opportunities for Corning Gorilla Glass in the automotive market. The 2016 Paris Auto Show featured a curved console and instrument panel, and our Gorilla Glass-enabled concept car was lauded as one of the highlights of the Consumer Electronics Show in January 2017.
●	Technical and commercial progress on Corning Iris™ glass.

8 CORNING 2017 PROXY STATEMENT

Proxy Statement Summary

Since introducing the Framework, we have distributed approximately $6 billion to shareholders through share repurchases and dividends. Our Board approved a new $4 billion share repurchase authorization in December 2016, and annual dividend increases of 12.5% in 2016 and 14.8% in February 2017, as part of our ongoing commitment to return cash to our investors.

The Framework has paid off from a financial perspective, as well. Between October 2015 (when we introduced the Framework) and December 2016, Corning had total shareholder return of approximately 50% versus 14% for the S&P 500 Index (both dividend adjusted).

Since 2012,
Corning has returned nearly $15 billion to shareholders.

We intend to return more than $12.5 billion to our shareholders from October 2015 through 2019.

ANNUAL DISTRIBUTIONS TO SHAREHOLDERS (in $ millions)

ANNUAL DIVIDENDS PER COMMON SHARE AND INCREASE OVER PREVIOUS YEAR

CORNING 2017 PROXY STATEMENT 9

Proxy Statement Summary

Our Director Nominees

All directors are independent with the exception of Mr. Weeks.

Name and Primary Occupation	Age	Director since	Committee Memberships*	Other Public Company Boards
Donald W. Blair Retired Executive Vice President and Chief Financial Officer, NIKE, Inc.	58	2014	● Audit ● Finance	0
Stephanie A. Burns Retired Chairman and Chief Executive Officer, Dow Corning Corporation	62	2012	● Audit ● Corporate Relations (Chair)	2
John A. Canning, Jr. Chairman, Madison Dearborn Partners, LLC	72	2010	● Executive ● Finance ● Governance	0
Richard T. Clark Retired Chairman, Chief Executive Officer and President, Merck & Co., Inc.	70	2011	● Compensation ● Executive ● Governance	1
Robert F. Cummings, Jr. Retired Vice Chairman of Investment Banking, JPMorgan Chase & Co.	67	2006	● Executive ● Finance (Chair) ● Governance	1
Deborah A. Henretta Retired Group President of Global E-Business, Procter & Gamble Company	55	2013	● Audit ● Corporate Relations	3
Daniel P. Huttenlocher Dean and Vice Provost, Cornell Tech	58	2015	● Audit ● Finance	1
Kurt M. Landgraf Retired President and Chief Executive Officer, Educational Testing Service	70	2007	● Audit (Chair) ● Compensation ● Executive	1
Kevin J. Martin Vice President, Mobile and Global Access Policy, Facebook, Inc.	50	2013	● Corporate Relations ● Governance	0
Deborah D. Rieman Retired Executive Chairman, MetaMarkets Group	67	1999	● Audit ● Compensation (Chair)	1
Hansel E. Tookes II Retired Chairman and Chief Executive Officer, Raytheon Aircraft Company	69	2001	● Compensation ● Executive ● Governance (Chair)	3
Wendell P. Weeks Chairman, Chief Executive Officer and President, Corning Incorporated	57	2000	● Executive (Chair)	2
Mark S. Wrighton Chancellor and Professor of Chemistry, Washington University in St. Louis	67	2009	● Audit ● Finance	2

*	Audit = Audit Committee; Compensation = Compensation Committee; Corporate Relations = Corporate Relations Committee; Executive = Executive Committee; Finance = Finance Committee; Governance = Nominating and Corporate Governance Committee

10 CORNING 2017 PROXY STATEMENT

Proxy Statement Summary

Governance Highlights

Corning is committed to maintaining strong corporate governance as a critical component of driving sustained shareholder value. The Board of Directors continually monitors emerging best practices in governance to best serve the interests of the Company’s shareholders.

In the last two years, we have enhanced our governance in the following ways:

●	amended our by-laws to adopt proxy access to allow a mechanism for long-term shareholders to submit director nominees;
●	adopted the principles embodied in the Shareholder-Director Exchange (SDX) Protocol; and
●	enhanced our public disclosures regarding political spending and lobbying activities.

The Corporate Governance section beginning on page 14 describes our governance framework, which includes the following:

✓	Annual election of all directors
✓	Majority vote standard for the election of directors in uncontested elections
✓	Active shareholder engagement to better understand investor perspectives
✓	A Lead Independent Director
✓	Independent board committees, with all committees (except the Executive Committee) consisting entirely of independent directors
✓	Executive sessions of independent directors held regularly
✓	Robust stock ownership guidelines for directors and named executive officers
✓	Prohibition on pledging, hedging or trading in derivatives of the Company’s stock for directors and employees
✓	Clawback policy for executive incentive compensation in the event of certain financial restatements

Shareholder Communication

Communicating our Framework to our shareholders and the broader investment community is critically important and is effected through quarterly earnings conference calls and materials, Securities and Exchange Commission (SEC) filings, Investor Day, investor conferences, our website at www.corning.com and other electronic communications. In addition, executives routinely engage with shareholders and organizations interested in our performance or business practices through meetings and calls.

We discuss a wide range of strategic topics with a broad group of shareholders, and we continued this practice in 2016.

In 2016, as part of this shareholder outreach program, we met with shareholders representing approximately 40% of our outstanding shares. In these meetings, we heard many constructive comments on strategy, capital allocation, governance, compensation, shareholder communications, and shareholder proposals. We learned through these meetings that our shareholders generally approved of our Framework. These shareholders also were generally supportive of our executive compensation program and the direct linkage of financial metrics in our incentive plans to our Framework. As in previous years, shareholders were not prescriptive about compensation plan design. Instead, they were more interested to see that the results and outcomes delivered by the incentive plans were aligned appropriately with Corning’s performance and had appropriately incented our executives to deliver on our Framework. Additionally, after considering shareholder input, in 2016 we (a) began providing semi-annual disclosure on www.corning.com regarding our political contributions and lobbying activities and (b) added the three-year modifier to the cash performance unit component of our executive long-term incentive plan described on page 13. Outreach discussions in the fall focus on corporate governance matters, and discussions in the spring tend to focus on issues related to the proxy statement. We also conduct general “off-season” outreach to the governance teams at our most significant investors. In the fall of 2015, our Board adopted the principles embodied in the Shareholder-Director Exchange (SDX) Protocol as a guide for effective, mutually beneficial engagement between shareholders and directors, which now guides our shareholder outreach activities.

CORNING 2017 PROXY STATEMENT 11

Proxy Statement Summary

Commitment to Sustainability

We believe that a commitment to positive environmental, social and governance-related business practices strengthens our company, increases our connection with our shareholders, and helps us better serve our customers and the communities in which we operate. We also see in these commitments new ways of creating additional value for our shareholders, our employees, our customers, and the wider world. As part of our corporate risk management process, the Board and our management also monitor long-term risks that may be impacted by environmental, social and governmental events.

Among the ways in which Corning has demonstrated its commitment to sustainability include:

●	In 2016, Corning’s commitment to positive environmental, social and governance-related business practices resulted in it receiving an “AA” rating by MSCI ESG Research, Inc., placing Corning among the top 20% of companies in our industry.
●	For over forty years, Corning has been a leader in developing clean-air technologies.
●	Over the last ten years, Corning has increased its own energy efficiency by a double-digit percentage and expanded its use of renewables. In recognition of this progress, the U.S. Environmental Protection Agency has awarded Corning the ENERGY STAR® Partner of the Year for the last three years. Corning was recognized in 2016 for its Sustained Excellence, an additional honor given to companies that have earned Partner of the Year status for at least three consecutive years.
●	Corning cares for its employees and the people it serves through robust diversity, social responsibility, safety and health, and supply chain transparency processes.
●	Corning deepened its commitment to strong corporate governance practices through the adoption, in 2015, of the SDX Protocol for shareholder communications and engagement.
●	A score of 100 on the Human Rights Campaign Corporate Equality Index for twelve consecutive years.

Please visit www.corning.com/sustainability for more information.

Executive Compensation Highlights

As shown below, approximately 89% of our CEO’s target total compensation and 79% of the other Named Executive Officers’ (NEOs) target total compensation in 2016 was variable and depended on Corning’s operating performance and stock price.

Target Total Compensation

CEO	ALL OTHER NEOs

12 CORNING 2017 PROXY STATEMENT

Proxy Statement Summary

Our Incentive Compensation Performance Metrics

Our goals for annual and long-term incentives focus on the key drivers for executing our Framework and creating and sustaining long-term shareholder value: cash generation, profitability and revenue growth.

SHORT-TERM INCENTIVE METRICS (CASH)	LONG-TERM INCENTIVE METRICS (CASH PERFORMANCE UNITS)
(One year performance period)	(Average of three one-year performance periods and subject to a three-year ROIC modifier*)

(Applicable to 100% of PIP and 25% of GoalSharing for NEOs)

Core Net Sales:

Growing sales both organically through innovation and through acquisitions is critical to our short-term and long-term success.

Core Earnings per Share (Core EPS):

Core EPS is our key measure of profitability. Corning generally budgets for share repurchases in establishing its target Core EPS measures.

Adjusted Operating Cash Flow less CapEx:

Generating strong positive cash flow enables our ongoing investment in innovation and returns to shareholders.

* Return on Invested Capital (ROIC)

CPU payouts will be increased or decreased based on Corning’s ROIC improvement over the three-year performance period to more closely align compensation outcomes with our Framework, reflecting our commitment to invest in areas that will result in profitable growth.

Year	Short-Term Cash Incentives Earned for NEOs	Long-Term Cash Incentives Earned (CPUs) for NEOs
2016	Performance Incentive Plan: 85% of target payout Goalsharing: 5.96% payout*	Average of 2016, 2017, and 2018 performance 88%, TBD, TBD—3-year average: TBD**
2015	Performance Incentive Plan: 67% of target payout Goalsharing: 5.69% payout*	Average of 2015, 2016, and 2017 performance 100%, 88%, TBD—3-year average: TBD
2014	Performance Incentive Plan: 123% of target payout Goalsharing: 6.75% payout*	Average of 2014, 2015, and 2016 performance 121%, 100%, 88%—3-year average: 103%

*	As a percentage of base salary.
**	With the 2016-2018 performance cycle, we also added a three-year return on invested capital (“ROIC”) modifier (± 10%) to our CPUs, reflecting our commitment to invest in areas that will encourage Corning’s growth.

CORNING 2017 PROXY STATEMENT 13

Corporate Governance and the Board of Directors

Corporate Governance

Our Board of Directors recognizes that our corporate governance practices must continually evolve to appropriately balance the interests of the Board, shareholders, and management to effectively serve our shareholders, customers, employees, and the communities in which we do business. Supporting that philosophy, we have adopted many leading corporate governance practices, as shown in the following chart.

Practice	Description
Board Composition and Accountability
Independence	A majority of our directors must be independent. Currently, all of our directors but one (or 92%) are independent. With the exception of our Executive Committee, each of our Board committees consists entirely of independent directors. See page 18.
Skills and qualifications	The composition of our Board represents broad perspectives, skills, experiences, and knowledge relevant to our business. A matrix of relevant skills can be found on page 22.
Lead Independent Director	Our Corporate Governance Guidelines require a Lead Independent Director with specific responsibilities to ensure independent oversight of management whenever our CEO is also the Chair of the Board. See page 15.
Succession planning review	Our Board conducts an annual review of management development and succession planning. See page 16.
Director tenure	Our director tenure policy requires a director to retire at the annual meeting of shareholders following the director’s 74th birthday. In addition, a director is required to submit an offer of resignation for consideration by the Board upon any significant change in the director’s principal employment or responsibilities. See page 24.
Director overboarding	We have a policy to help provide confidence that each of our directors is able to dedicate the meaningful amount of time necessary to be a highly effective member of the Board. Absent approval by the Nominating and Corporate Governance Committee, a director who is not serving as CEO of a public company may serve on no more than four total public company boards (including our Board) and a director serving as the CEO of a public company (including our CEO) may serve on no more than two total public company boards (including our Board). In February 2016, Mr. Weeks sought approval from the Nominating and Corporate Governance Committee to join the board of Amazon.com, Inc., which was approved after a careful assessment of the commitments required.
Shareholder Rights
Annual election of directors	All directors are elected annually, which reinforces our Board’s accountability to shareholders.
Majority voting standard for director elections	Our by-laws mandate that directors be elected under a “majority voting” standard in uncontested elections. Each director must receive more votes “For” his or her election than votes “Against” in order to be elected.
Proxy access	Eligible shareholders may include their nominees for director in our proxy materials.

14 CORNING 2017 PROXY STATEMENT

Corporate Governance and the Board of Directors

Practice	Description
Director resignation policy	Any incumbent nominee for director who does not receive the affirmative vote of a majority of the votes cast in any uncontested election must promptly offer to resign. The Nominating and Corporate Governance Committee will make a recommendation on the offer and the Board must accept or reject the offer and publicly disclose its decision and rationale.
Single voting class	Corning common stock is the only class of voting shares outstanding.
No poison pill	We do not have a poison pill.

Board Leadership Structure

The Board regularly considers the issue of board leadership in committee meetings and meetings of the independent directors. As the Board reviews its leadership structure, it considers a variety of factors, with a particular focus on those listed on page 22 of this proxy statement. If the Chair and CEO roles are combined, our Corporate Governance Guidelines require that the independent directors annually appoint an independent director to serve as Lead Independent Director. The Lead Independent Director has significant authority and responsibilities with respect to the operation of the Board, as described below under the heading “Lead Independent Director.”

The Company’s Corporate Governance Guidelines provide that the Board must annually review whether the role of Chairman should be a non-executive position or combined with that of the CEO. Early in 2017, the Board determined that, at the present time, a combined Chairman and CEO supplemented by a strong Lead Independent Director continues to provide the appropriate leadership and oversight and ensures effective functioning of management and Corning generally.

Richard T. Clark was re-appointed, effective February 1, 2017, to the role of Lead Independent Director of the Board by the independent directors.

Lead Independent Director

Our Lead Independent Director is appointed annually by the independent directors.

The Lead Independent Director’s regular duties include:

●presiding at all meetings at which the Chair is not present, including executive sessions of the independent directors (which are held after every Board meeting);
●leading the Board’s oversight of Corning’s Framework;
●facilitating the annual CEO performance review and management succession planning reviews;
●participating in conversations with the Company’s shareholders;

●serving as liaison between the Chair and the independent directors;
●approving Board meeting agendas and schedules;
●approving the type of information to be provided to directors for Board meetings;
●calling meetings of the independent directors when necessary and appropriate; and
●performing such other duties as the Board may from time to time designate.

Our current Lead Independent Director, Richard T. Clark, performs the following additional duties:

●meeting with the CEO after regularly scheduled Board meetings to provide feedback on the independent directors’ deliberations; and	●regularly speaking with the CEO between Board meetings to discuss matters of concern, often following consultation with other independent directors.

CORNING 2017 PROXY STATEMENT 15

Corporate Governance and the Board of Directors

Management Succession Planning

One of the Board’s primary responsibilities is ensuring that Corning has a high-performing management team in place. The full Board has responsibility for management succession planning. As noted above, our Lead Independent Director facilitates, on an annual basis, the review and approval by the Board of succession and management development plans for the CEO and other senior executives to maximize the pool of internal candidates who can assume top management positions without undue interruption. To assist the Board, the CEO annually provides an assessment of senior managers and their potential as successor CEO, as well as individuals considered potential successors to certain senior management positions.

Risk Oversight

Our Board recognizes the importance of effective risk oversight in running a successful global business and in fulfilling its fiduciary responsibilities to Corning and its shareholders. While the CEO and other members of our senior leadership team are responsible for the day-to-day management of risk, our Board is responsible for ensuring that an appropriate culture of risk management exists within the Company and for setting the right “tone at the top,” overseeing our aggregate risk profile and monitoring how the Company addresses specific risks, such as financial, operational, business, reputational, governance and managerial risks.

Our Board oversees our enterprise risk management (ERM) program as a whole. The Board exercises this oversight responsibility directly and through its committees. The Board provides risk oversight through its review of potential risks that could negatively impact the proposed budget and plan; approval and ongoing review of Corning’s Framework and any risks that may negatively affect it; review and approval of the rationale and risks involved in proposed significant investment or divestiture actions; evaluation and approval of the compensation of our CEO and other senior executives, and monitoring of the Company’s current research and development projects and associated risks related to such projects, including safeguards to manage information technology and cyber risks, among others. The Board also engages in periodic discussions regarding risks with our CEO, chief financial officer, general counsel, chief compliance officer, and other Company officers, as it deems appropriate.

Corning’s ERM program is aligned to the COSO II framework and utilizes (1) a Risk Council composed of Corning management and staff to aggregate, prioritize and assess risks, including financial, operational, business, reputational, governance and managerial risks; (2) an internal audit department; and (3) a Compliance Council, which reports directly to each of the Audit Committee and Corporate Relations Committee and reviews the Company’s compliance with laws and regulations of the countries in which we conduct business. Management reports periodically to the Board on the Company’s ERM policies and procedures and to the Audit, Finance, and Corporate Relations Committees on our top risks. Management also provides a comprehensive annual report of top risks to the Board.

16 CORNING 2017 PROXY STATEMENT

Corporate Governance and the Board of Directors

Committees

The Board has the following committees as of the date of this proxy statement.

Committee	Primary Responsibilities
Audit(1) Number of Meetings in 2016: 10
●Assists the Board of Directors in its oversight of (i) the integrity of Corning’s financial statements, (ii) the independent registered public accounting firm and (iii) Corning’s compliance with legal and regulatory requirements
●Approves the appointment of Corning’s independent registered public accounting firm, oversees the firm’s qualifications, independence and performance, and determines the appropriateness of fees for the firm
●Reviews the effectiveness of Corning’s internal control over financial reporting, including disclosure controls and procedures
●Reviews the results of Corning’s annual audit and quarterly and annual financial statements
●Monitors company policies with respect to risk assessment and risk management

Compensation(2) Number of Meetings in 2016: 6
●Establishes Corning’s goals and objectives with respect to executive compensation
●Evaluates the CEO’s performance in light of Corning’s goals and objectives
●Determines and approves compensation for the CEO and other Company officers
●Recommends to the Board the compensation arrangements for non-management directors
●Oversees Corning’s equity compensation plans and makes recommendations to the Board regarding incentive plans

Corporate Relations
●Assists the Board in fulfilling its oversight responsibility by reviewing Corning’s strategies and policies in the areas of public relations and reputation, employment policy and employee relations, political activities, public policy, and community responsibility. These areas include:

Number of Meetings in 2016: 5
-Corporate identity, investor relations, media relations, and product liability
-Safety and health policies; code of conduct; values; human resource and industrial relations strategies; and internal communications strategies
-Political activities and relationships with significant governmental agencies in the countries in which the Company operates
-Environmental policies, charitable contribution strategies, and significant projects undertaken to improve communities where Corning has significant operations and employees

Executive
●Serves primarily as a means of taking action requiring Board approval between regularly scheduled meetings of the Board, and is authorized to act for the full Board on matters other than those items specifically reserved by New York law to the Board

Number of Meetings in 2016: 6
Finance Number of Meetings in 2016: 9
●Reviews all potential material transactions, including mergers, acquisitions, divestitures and investments in third parties
●Reviews capital expenditure plans and capital projects
●Monitors Corning’s short- and long-term liquidity
●Reviews Corning’s tax position and strategy
●Reviews and recommends for approval by the Board Corning’s Framework, declaration of dividends, stock repurchase programs, and short- and long-term financing transactions
●Reviews strategies for managing financial and economic risks, including hedging strategies and insurance programs

CORNING 2017 PROXY STATEMENT 17

Corporate Governance and the Board of Directors

Committee	Primary Responsibilities
Nominating and Corporate Governance(3) Number of Meetings in 2016: 5
●Determines the criteria for selecting and assessing director nominees, identifies individuals qualified to become Board members, reviews candidates recommended by shareholders, and recommends to the Board director nominees to be proposed for election at the annual meeting of shareholders
●Monitors significant developments in the regulation and practice of corporate governance
●Assists the Board in assessing the independence of directors and reviews transactions between Corning and related persons that are required to be disclosed in our filings with the SEC
●Identifies Board members to be assigned to the various committees
●Oversees and assists the Board in the review of the Board’s performance
●Reviews activities of Board members and senior executives for potential conflicts of interest

(1)	The Board of Directors has determined that each member of the Audit Committee satisfies the applicable audit committee independence requirements of the New York Stock Exchange (NYSE) and the SEC. The Board also determined that each member of our Audit Committee is financially literate and Mr. Landgraf, Mr. Blair, Dr. Burns and Dr. Wrighton are “audit committee financial experts” within the meaning of the applicable SEC rules.
(2)	The Board of Directors has determined that each member of the Compensation Committee satisfies the applicable compensation committee independence requirements of the NYSE and the SEC.
(3)	The Board of Directors has determined that each member of the Nominating and Corporate Governance Committee satisfies the applicable nominating committee independence requirements of the NYSE.

Board and Shareholder Meeting Attendance

The Board of Directors met 6 times during 2016. Attendance at Board and committee meetings averaged 98% in 2016, and each incumbent director attended at least 88% of the meetings of the Board and committees on which the director served.

All of our directors attended our 2016 Annual Meeting of Shareholders. The Board has a policy requiring all directors to attend our Annual Meeting, absent extraordinary circumstances.

Director Independence

Independent oversight bolsters our success. Our Board has determined that each of our non-employee directors qualifies as “independent” in accordance with the listing requirements of the NYSE, applicable SEC rules and the Company’s director qualification standards.

Mr. Weeks is not independent because he is an executive officer of Corning. All twelve of our other directors (92%) are independent under the NYSE listing requirements, applicable SEC rules, and the Company’s director qualification standards.

The NYSE listing requirements state that no director may be qualified as “independent” unless our Board affirmatively determines that the director has no material relationship with Corning. The Board considers all relevant facts and circumstances when making independence determinations, including the NYSE criteria, which would bar a director from being determined to be “independent.”

Our Corporate Governance Guidelines require the Board to make an annual determination regarding the independence of each of our directors. In making its independence determinations, the Board considered transactions that occurred since the beginning of 2014 between Corning and entities associated with our independent directors or members of their immediate family.

18 CORNING 2017 PROXY STATEMENT

Corporate Governance and the Board of Directors

In making director independence determinations, the Board reviewed and discussed information with regard to each director’s business and personal activities as they may relate to Corning and Corning’s management. In making its independence determinations, the Board considered that each of Mr. Cummings, Mr. Martin, Ms. Henretta and Drs. Huttenlocher and Wrighton is or were, during the previous three years, an employee of a company or organization that did business with Corning at some time during those years. The Board also considered that Corning’s business relationships with each such company or organization were ordinary course/arm's length dealings, no Corning director had a personal interest in, or received a personal benefit from, such relationships, and any payments or contributions to or from each of these entities constituted less than the greater of $1 million, or 2% of such entities’ consolidated gross revenues in each of those years.

In determining that each of the relationships set forth above is not material, the Board considered the following additional facts: that such relationships arise only from such director’s position as an employee or director of the relevant company with which Corning does business; that such director has no direct or indirect material interest in any of the business relationships or transactions; that such director had no role or financial interest in any decisions about any of these relationships or transactions; and that such a relationship does not bar independence under the NYSE listing requirements, applicable SEC rules or Corning’s director qualification standards.

Based on all of the relevant facts and circumstances, the Board concluded that none of the director relationships mentioned above constituted a material relationship with Corning that represents a potential conflict of interest, or otherwise interferes with the exercise by any of these directors of his or her independent judgment with respect to Corning.

Policy on Transactions with Related Persons

The Board of Directors has adopted a written policy requiring the full Board or a designated Board committee to approve or ratify any transaction (a) involving Corning (b) in which one of our directors, nominees for director, executive officers, or greater than 5% shareholders, or their immediate family members, have a direct or indirect material interest and (c) where the amount involved exceeds $120,000 in any fiscal year. The Board has delegated to the Nominating and Corporate Governance Committee the responsibility for reviewing and approving any such transactions.

In determining whether to approve or ratify any such transaction, the Board or relevant committee must consider, in addition to other factors deemed appropriate, whether the transaction is on terms no less favorable to Corning than transactions involving unrelated parties. No director may participate in any review, approval or ratification of any transaction if he or she, or his or her immediate family member, has a direct or indirect material interest in the transaction.

We did not have any transactions requiring review and approval in accordance with this policy during 2016.

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee is now, or has ever been, an officer or employee of Corning. No member of the Compensation Committee had any relationship with Corning or any of its subsidiaries during 2016 pursuant to which disclosure would be required under applicable rules of the SEC pertaining to the disclosure of transactions with related persons. No Corning executive officer currently serves or served during 2016 on the board of directors or compensation committee of another company at any time during which an executive officer of such other company served on Corning’s Board of Directors or Compensation Committee.

CORNING 2017 PROXY STATEMENT 19

Corporate Governance and the Board of Directors

Other Matters

Corning is headquartered in a small community in upstate New York. Throughout its history, the Company has routinely made contributions to civic, educational, charitable, cultural and other institutions that improve the quality of life and increase the resources of the surrounding community, making it more attractive to employees. In a small community, our employees, including executives and their families, inevitably have relationships with the non-profit organizations that receive such contributions from the Company.

The Company undertakes its philanthropic activities both directly and indirectly through The Corning Incorporated Foundation (the Foundation), a separate 501(c)3 organization. We believe in being an active corporate citizen and the Foundation directs its grant making toward the communities where Corning operates, enabling initiatives in five areas: education, culture, community, health and human services, and disaster relief. In 2016, Corning donated $3 million to the Foundation, and the Foundation disbursed approximately $4.5 million, of which approximately 41% was directed toward initiatives supporting education, including grants made under the Corning Incorporated Foundation Matching Gifts program.

Corning’s direct giving includes annual contributions to both local and international cultural and educational institutions. Locally, the Corning Museum of Glass (CMoG) – the world’s leading glass museum – is the largest recipient of the Company’s support. Wendell P. Weeks (chairman, CEO and president), David Morse (executive vice president and chief technology officer), Jeffrey W. Evenson (senior vice president and chief strategy officer), and Mark S. Rogus (senior vice president and treasurer) serve on the CMoG board of trustees. In 2016, Corning provided cash and non-cash contributions of services to CMoG of approximately $41.4 million.

Corning provides financial support to the Alternative School for Math and Science (ASMS), a private middle school located in Corning, New York, with an advanced curriculum focusing on science and math. Currently, children of Corning employees represent approximately 58% of its enrollment. In 2016, non-cash contributions totaled approximately $1.4 million and cash contributions totaled $320,000. Mark S. Rogus (senior vice president and treasurer), Christine M. Pambianchi, (senior vice president, Human Resources), and Kim Frock Weeks (spouse of Wendell P. Weeks, our chairman, CEO and president) serve on the ASMS board of trustees. Ms. Frock Weeks also serves as administrative head of school at ASMS, but receives no salary or benefits in this role.

Ethics and Conduct

We are committed to conducting business lawfully and ethically. Our directors and NEOs, and all Corning employees, are required to act at all times with honesty and integrity. We have a comprehensive Code of Conduct that applies to all Corning directors and employees that covers areas of professional conduct, including conflicts of interest, the protection of corporate opportunities and assets, employment policies, non-discrimination policies, confidentiality, vendor standards, and intellectual property, and requires strict adherence to all laws and regulations applicable to our business.

We also have a supplemental “Code of Conduct for Directors and Executive Officers” that includes policies calling for strict observance of all laws applicable to our business, that requires directors and executive officers to avoid any conflict between their personal interests and the interests of the company in dealing with suppliers, customers, and other third parties, and which imposes standards upon certain conduct in their personal affairs, including transactions in securities of the Company, any company affiliate, or any unaffiliated organization. Each director and executive officer is expected to be familiar with and to follow these policies to the extent applicable to them. Any employee can provide an anonymous report of an actual or apparent violation of our Codes of Conduct. We will disclose any future amendments to, or waivers from, any provision of our Codes of Conduct involving our directors, our principal executive officer, principal financial officer, principal accounting officer, controller or other persons performing similar functions on our website within four business days following the date of any such amendment or waiver. No such waivers were sought or granted in 2016.

20 CORNING 2017 PROXY STATEMENT

Corporate Governance and the Board of Directors

Lobbying and Political Contributions Policy

Corning encourages employees to participate in political activity on a personal basis. However, any use of Corning funds, property, resources or employee work time for U.S. political purposes — for example, to any U.S. political party, candidate or government official – is subject to Corning’s Lobbying and Political Contributions Policy and must be approved in advance by Corning’s Government Affairs office. Any contact with members of the U.S. Congress on behalf of Corning, or any Corning contribution to U.S government officials or payment related to these officials, must be approved by and coordinated through Corning’s Government Affairs office. Our policy can be found at www.corning.com/political-contributions.

Communications with Directors

Shareholders and interested parties may communicate concerns to any director, committee member or the Board by writing to the following address: Corning Incorporated Board of Directors, Corning Incorporated, One Riverfront Plaza, Corning, New York 14831, Attention: Corporate Secretary. Please specify to whom your correspondence should be directed. The Board has instructed our Corporate Secretary to review correspondence directed to the Board and, at the Corporate Secretary’s discretion, to forward items that are appropriate for the Board’s consideration.

Corporate Governance Materials Available on Corning’s Website

In addition to our Corporate Governance Guidelines and Director Qualification Standards, other information relating to Corning’s corporate governance is available on the Investor Relations – Governance – Downloads section of our website at https://www.corning.com/worldwide/en/about-us/investor-relations/board-download-library.html including:

●Audit Committee Charter
●Compensation Committee Charter
●Corporate Relations Committee Charter
●Finance Committee Charter
●Nominating and Corporate Governance Committee Charter
●Code of Conduct for Directors and Executive Officers
●Code of Ethics for Chief Executive Officer and Financial Executives
●Corning Incorporated By-Laws
●Our Code of Conduct
●Political Contributions and Lobbying Policy
CORNING 2017 PROXY STATEMENT 21

Proposal 1 Election of Directors

Board of Directors’ Qualifications and Experience

Our Board is composed of accomplished professionals with diverse areas of expertise. We believe that the broad range of skills, knowledge, and opinions represented on our Board is one of its core strengths. Moreover, we believe our directors’ wide range of professional experiences and backgrounds, education, and skills has proved to be of significant value to the Company, and we intend to continue leveraging this strength.

The following table describes key competencies and skills of our directors.

All directors other than Mr. Weeks are independent. Mr. Clark is the Lead Independent Director.

Leadership
These directors have CEO or other senior officer experience, and a demonstrated record of leadership qualities, which includes a practical understanding of organizations, processes, strategy, risk and risk management and methods to drive change and growth.	■	■	■	■	■	■	■	■	■	■	■	■	■
Industry Experience
These directors have experience in or directly relevant to our businesses, which fosters active participation in developing and implementing our operating plan and business strategy. They have valuable perspectives on issues specific to Corning’s business.		■	■	■			■	■	■	■	■	■
Financial, Investment, and/or Banking Experience
These directors possess an acute understanding of finance and financial reporting processes. Accurate financial reporting and robust auditing are critical to Corning’s success.	■	■	■	■	■		■	■				■	■
Technology, R&D, Innovation and/or Entrepreneurial/Commercial Experience
These directors provide valuable perspectives on developing and investing in new technologies— skills critical to Corning as a science, technology, and innovation company.		■		■		■	■	■	■	■	■	■	■
International Experience
Corning’s future success depends, in part, on our ability to grow our businesses outside the United States. Our directors with global business or international experience provide valued perspective on our operations.	■	■		■		■		■				■	■

Academia, Law, Government, Politics or Regulatory Experience
These directors have strong critical thinking and verbal communications skills as well as diversity of views. Legal, government and regulatory experience is relevant to Corning as industry regulations can be critical to the financial welfare and growth of our various businesses.

			■	■		■	■	■	■		■	■	■
Audit Committee Financial Expert As defined by applicable SEC rules	■	■						■					■

22 CORNING 2017 PROXY STATEMENT

Proposal 1 Election of Directors

2017 BOARD COMMITTEES

Board Committees*
Audit	■	■				■	■	C		■			■
Compensation				■				■		C	■
Corporate Relations		C				■			■
Executive			■	■	■			■			■	C
Finance	■		■		C		■						■
Nominating and Corporate Governance			■	■	■				■		C
* Committee membership as of February 1, 2017; “C” denotes the Chair of the committee.

Board Nomination and Renewal Process

The Nominating and Corporate Governance Committee has the authority to recommend director nominees to the Board of Directors for approval. The Committee takes into account the Company’s current needs and the qualities needed for Board service, including

●experience and achievement in business, finance, technology or other areas relevant to Corning’s activities;
●reputation, ethical character and maturity of judgment;
●diversity of viewpoints, backgrounds and experiences;
●absence of conflicts of interest that might impede the proper performance of the responsibilities of a director;
●independence under SEC and NYSE rules; ●service on other boards of directors; ●sufficient time to devote to Board matters; and, ●ability to work effectively and collegially with other Board members.

In the case of incumbent directors, the Nominating and Corporate Governance Committee will review such directors’ overall service to the Company during their term, including the number of meetings attended, level of participation, quality of performance, and any transactions of such directors with the Company during their term. For those potential new director candidates who appear upon first consideration to meet the Board’s selection criteria, the Nominating and Corporate Governance Committee will conduct appropriate inquiries into their background and qualifications and, depending on the result of such inquiries, arrange for in-person meetings with the potential candidates.

The Nominating and Corporate Governance Committee may use multiple sources for identifying director candidates, including executive search firms, its members’ own contacts, and referrals from other directors, members of management and the Company’s advisors. The Nominating and Corporate Governance Committee will consider director candidates recommended by shareholders in the manner described on page 85, and will evaluate such director candidates in the same manner in which it evaluates candidates recommended by other sources. In addition, our by-laws permit a group of up to 20 shareholders who have owned a minimum of 3% of our outstanding capital stock for at least three years to submit director nominees for up to the greater of two directors or 20% of the board for inclusion in our proxy statement. See “How Do I Submit A Shareholder Proposal For, Or Nominate a Director For Election At, Next Year’s Annual Meeting” on page 85 of this proxy statement.

CORNING 2017 PROXY STATEMENT 23

Proposal 1 Election of Directors

The Board does not have a specific policy regarding consideration of gender, ethnic or other diversity criteria in identifying director candidates; however, the Board has had a longstanding commitment to, and practice of, maintaining diverse representation on the Board.

Board Composition

Our Board’s composition represents a balanced approach to director tenure, allowing the Board to benefit from the experience of longer-serving directors combined with fresh perspectives from newer directors:

BOARD TENURE OF OUR 13 DIRECTORS	GENDER OF OUR 13 DIRECTORS
(as of March 1, 2017)

TENURE POLICIES
The Board maintains the following tenure policies (contained in our Corporate Governance Guidelines) as a means of ensuring that the Board is regularly renewed with fresh perspectives:

Mandatory Retirement	Change in Principal Employment
Directors must retire at the annual meeting of shareholders following the director’s 74th birthday	Directors must offer to resign upon any significant change in principal employment or responsibilities

2017 Nominees for Director

After considering the recommendations of the Nominating and Corporate Governance Committee, the Board has set the number of directors at thirteen and nominated the persons described below to stand for election. All of the nominees were elected by Corning’s shareholders at the 2016 Annual Meeting and have consented to being named in this proxy statement and to serve as director if re-elected. The Board believes that each of these nominees is qualified to serve as a director of Corning in light of their respective skills and qualifications, as further described below. Equally important, the Board believes this combination of backgrounds, skills and experiences creates a Board that is well-equipped to exercise oversight responsibilities for Corning’s shareholders and other stakeholders.

FOR	Our Board unanimously recommends that shareholders vote FOR all of our director nominees.

If elected by our shareholders, the thirteen director nominees will serve for a one-year term expiring at our 2018 Annual Meeting of Shareholders. Each director will hold office until his or her successor has been elected and qualified or until the director’s earlier resignation or removal.

24 CORNING 2017 PROXY STATEMENT

Proposal 1 Election of Directors

Below is biographical information about our director nominees.

Age	Director Since
58	2014
Committees
●Audit ●Finance
Current Public Company Directorships
●None
Public Company Directorships Held During the Past 5 Years
●None

Donald W. Blair

Retired Executive Vice President and Chief Financial Officer, NIKE, Inc.

Mr. Blair was the executive vice president and chief financial officer of NIKE, Inc. from 1999 to October 2015. Prior to joining NIKE, he served fifteen years at PepsiCo, Inc. in a number of senior executive-level corporate and operating unit financial assignments, including chief financial officer roles for PepsiCo Japan (based in Tokyo) and Pepsi-Cola International’s Asia Division (based in Hong Kong). He began his career in 1981 as an accountant with Deloitte Haskins & Sells.

Mr. Blair brings over 35 years of financial expertise and management experience at the international, operational, and corporate levels. He also has proven experience in developing and implementing strategies for delivering sustainable, profitable growth. Mr. Blair’s financial expertise and audit experience are valuable assets to our Finance and Audit committees.

Skills and Qualifications
—	Expertise in finance and management
—	Executive leadership experience
—	Experience in international business and finance

Age	Director Since
62	2012
Committees
●Audit ●Corporate Relations (Chair)
Current Public Company Directorships
●HP Inc. ●Kellogg Company
Public Company Directorships Held During the Past 5 Years
●GlaxoSmithKline plc

Stephanie A. Burns

Retired Chairman and Chief Executive Officer, Dow Corning Corporation

Dr. Burns has nearly 34 years of global innovation and business leadership experience. Dr. Burns joined Dow Corning in 1983 as a researcher and specialist in organosilicon chemistry. In 1994, she became the company’s first director of women’s health. She was elected to the Dow Corning Board of Directors in 2001 and elected as president in 2003. She served as chief executive officer from 2004 until May 2011 and served as chair from 2006 until her retirement in December 2011.

Dr. Burns brings significant expertise in scientific research, issues management, science and technology leadership, and business management to the Board, as well as skills related to her Ph.D. in organic chemistry. She is the past honorary president of the Society of Chemical Industry and was appointed by President Obama to the President’s Export Council. Dr. Burns is a former chair of the American Chemistry Council.

Skills and Qualifications
—	Global innovation and business leadership experience
—	Significant expertise in scientific research, issues management, science and technology leadership and business management

CORNING 2017 PROXY STATEMENT 25

Proposal 1 Election of Directors

Age	Director Since
72	2010
Committees
●Executive ●Finance ●Nominating and Corporate Governance
Current Public Company Directorships
●None
Public Company Directorships Held During the Past 5 Years
●TransUnion ●Exelon Corporation

John A. Canning, Jr.

Chairman, Madison Dearborn Partners, LLC

Mr. Canning co-founded Madison Dearborn Partners, LLC in 1992, serving as its chief executive officer until he became chairman in 2007. He previously spent 24 years with First Chicago Corporation, most recently as executive vice president of The First National Bank of Chicago and president of First Chicago Venture Capital. Mr. Canning is trustee and chairman of several Chicago-area non-profit organizations. He is a former commissioner of the Irish Reserve Fund and a former director and chairman of the Federal Reserve Bank of Chicago.

Mr. Canning brings over 35 years of experience in private equity investing, including reviewing financial statements and audit results and making investment and acquisition decisions. As a former director and chairman of the Federal Reserve Bank of Chicago, he has insight into economic trends important to our business. In addition to his business experience, he also has a law degree and is a recognized leader in the Chicago business community. Mr. Canning’s experience in banking and managing investments make him a valued member of our Finance Committee.

Skills and Qualifications
—	Experience in private equity investing, including reviewing financial statements and audit results and making investment and acquisition decisions
—	Has insight into economic trends important to our business
—	Experience in banking and managing investments

Age	Director Since
70	2011
Committees
●Compensation ●Executive ●Nominating and Corporate Governance
Current Public Company Directorships
●Automatic Data Processing, Inc.
Public Company Directorships Held During the Past 5 Years
●None

Richard T. Clark

Retired Chairman, Chief Executive Officer and President, Merck & Co., Inc.
Lead Independent Director

Mr. Clark retired from Merck in 2011. He joined Merck in 1972 and held a broad range of senior management positions. He became president and chief executive officer of Merck in May 2005 and chairman of the board in April 2007. He transitioned from the chief executive officer role in January 2011 and served as Merck board chairman through November 2011. He was president of the Merck Manufacturing Division (June 2003 to May 2005) of Merck Sharp & Dohme Corp. He serves on the advisory board of American Securities LLC, a private equity firm. He is chairman of the board of Project Hope and a trustee of several charitable non-profit organizations.

As the former chairman, president and chief executive officer of a Fortune 100 company, Mr. Clark brings broad managerial expertise, operational expertise, and deep business knowledge, as well as a track record of achievement.

Skills and Qualifications
—	Broad managerial expertise, operational expertise, and deep business knowledge
—	Extensive experience in the issues facing public companies and multinational businesses

26 CORNING 2017 PROXY STATEMENT

Proposal 1 Election of Directors

Age	Director Since
67	2006
Committees
●Executive ●Finance (Chair) ●Nominating and Corporate Governance
Current Public Company Directorships
●W. R. Grace & Co.
Public Company Directorships Held During the Past 5 Years
●Viasystems Group, Inc.

Robert F. Cummings, Jr.

Retired Vice Chairman of Investment Banking, JPMorgan Chase & Co.

Mr. Cummings retired as vice chairman of Investment Banking at JPMorgan Chase & Co. (JPM) in February 2016. He had served in that role since December 2010, advising on client opportunities across sectors and industry groups. Mr. Cummings began his business career in the investment banking division of Goldman, Sachs & Co. in 1973 and was a partner of that firm from 1986 until his retirement in 1998. He served as an advisory director at Goldman Sachs until 2002.

Mr. Cummings’ Board qualifications include more than 32 years of investment banking experience at Goldman Sachs and JPM, where he advised corporate clients on financings, business development, mergers, and acquisitions, and other strategic financial issues. Additionally, he brings knowledge in the areas of technology, telecommunications, private equity, and real estate to the Board.

Skills and Qualifications
—	Extensive investment banking experience including finance, business development, and mergers and acquisitions
—	Knowledge in the areas of technology, telecommunications, private equity and real estate

Age	Director Since
55	2013
Committees
●Audit ●Corporate Relations
Current Public Company Directorships
●Meritage Homes Corporation ●NiSource, Inc. ●Staples, Inc.
Public Company Directorships Held During the Past 5 Years
●None

Deborah A. Henretta

Retired Group President of Global E-Business, Procter & Gamble

Ms. Henretta has over thirty years of business leadership experience across both developed and developing markets, as well as expertise in brand building, marketing, philanthropic program development and government relations. She joined Procter & Gamble (P&G) in 1985. In 2005, she was appointed President of P&G’s business in ASEAN, Australia and India. She was appointed group president, P&G Asia in 2007, group president of P&G Global Beauty Sector in June 2013, and group president of P&G E-Business in February 2015. She retired from P&G in June 2015.

Ms. Henretta was a member of Singapore’s Economic Development Board (EDB) from 2007 to 2013. She contributed to the growth strategies for Singapore, and was selected to serve on the EDB’s Economic Strategies Committee between 2009 and 2011. In 2008, she received a U.S. State Department appointment to the Asia-Pacific Economic Cooperation’s Business Advisory Council. In 2011, she was appointed chair of this 21-economy council, becoming the first woman to hold the position. In that role, she advised top government officials, including former President Barack Obama and former Secretary of State Hillary Clinton.

Skills and Qualifications
—	Significant experience in business leadership and operations, P&L responsibility
—	Skilled in brand building, marketing and emerging market management

CORNING 2017 PROXY STATEMENT 27

Proposal 1 Election of Directors

Age	Director Since
58	2015
Committees
●Audit ●Finance
Current Public Company Directorships
●Amazon.com, Inc.
Public Company Directorships Held During the Past 5 Years
●None

Daniel P. Huttenlocher

Dean and Vice Provost, Cornell Tech

Dr. Huttenlocher is the founding dean of Cornell Tech, the technology graduate school of Cornell University located in New York City, a position he has held since 2012. In addition to positions as a professor and dean at Cornell, Dr. Huttenlocher has served as chief technology officer at Intelligent Markets, Inc. and as a principal scientist and member of the senior leadership team at the Xerox Palo Alto Research Center.

Dr. Huttenlocher holds a Ph.D. in computer science and a Master of Science degree in Electrical Engineering, both from the Massachusetts Institute of Technology. He is a renowned computer science researcher and educator, and a prolific inventor with two dozen U.S. patents. He brings to the board extensive experience in technology innovation and commercialization, and expertise in developing next-generation products and services.

Skills and Qualifications
—	Extensive experience in technology innovation and commercialization
—	Expertise in information technology and computer software
—	Leadership experience

Age	Director Since
70	2007
Committees
●Audit (Chair) ●Compensation ●Executive
Current Public Company Directorships
●Louisiana-Pacific Corporation
Public Company Directorships Held During the Past 5 Years
●None

Kurt M. Landgraf

Retired President and Chief Executive Officer, Educational Testing Service

Mr. Landgraf served as president and chief executive officer of Educational Testing Service (ETS), a private non-profit educational testing and measurement organization, from 2000 until his retirement in December 2013. Prior to that, he was executive vice president and chief operating officer of E.I. Du Pont de Nemours and Company (DuPont), where he previously held a number of senior leadership positions, including chief financial officer.

Mr. Landgraf was selected for his wealth of executive management experience in public companies, non-profit entities, higher education, and government. He brings to the Board his financial expertise and operations skills and experience, represented by his positions at ETS and DuPont. Mr. Landgraf’s other areas of specialized knowledge include technology, transportation, education, finance, pharmaceuticals, health care, energy, materials, and mergers and acquisitions.

Skills and Qualifications
—	Extensive executive management experience in public companies, non-profit entities, higher education and government
—	Financial expertise
—	Operations skills and experience
—	Specialized knowledge including technology, transportation, education, pharmaceuticals, health care, energy, materials, and mergers and acquisitions

28 CORNING 2017 PROXY STATEMENT

Proposal 1 Election of Directors

Age	Director Since
50	2013
Committees
●Corporate Relations ●Nominating and Corporate Governance
Current Public Company Directorships
●None
Public Company Directorships Held During the Past 5 Years
●Xtera Communications, Inc.

Kevin J. Martin

Vice President, Mobile and Global Access Policy, Facebook, Inc.

Before Mr. Martin became Vice President, Mobile and Global Access Policy at Facebook, Inc. he was a partner and co-chair of the telecommunications practice at Squire Patton Boggs, an international law firm, from 2009 to 2015, and chairman of the Federal Communications Commission (FCC) from March 2005 to January 2009.

Mr. Martin has nearly two decades experience as a lawyer and policymaker in the telecommunications field. Before joining the FCC as a commissioner in 2001, Mr. Martin was a special assistant to the president for Economic Policy and served on the staff of the National Economic Council, focusing on commerce and technology policy issues. He served as the official U.S. government representative to the G-8’s Digital Opportunity Task Force.

Mr. Martin brings deep experience to the board in the telecommunications, economics, governmental and legal arenas.

Skills and Qualifications
—	Extensive knowledge of government policy and regulatory environment
—	Specialized knowledge of telecommunications and information technology industries
—	Experience in private equity investing

Age	Director Since
67	1999
Committees
●Audit ●Compensation (Chair)
Current Public Company Directorships
●Neustar, Inc.
Public Company Directorships Held During the Past 5 Years
●Keynote Systems

Deborah D. Rieman

Retired Executive Chairman, MetaMarkets Group

Dr. Rieman has more than 30 years of experience in the software industry. In 2016, she retired as executive chairman of MetaMarkets Group. Previously, she was managing director of Equus Management Company, a private investment fund. From 1995 to 1999, she served as president and chief executive officer of Check Point Software Technologies, Incorporated.

Dr. Rieman brings significant expertise in information technology, innovation and entrepreneurial endeavors to the Board and skills related to her Ph.D. in mathematics. She is also the former president and chief executive officer of a software company specializing in security and has experience in technology development, marketing, business development and support, investor relations and investing.

Skills and Qualifications
—	Expertise in information technology, innovation and entrepreneurial endeavors
—	Experience in technology development, marketing, business development and support, investor relations and investing

CORNING 2017 PROXY STATEMENT 29

Proposal 1 Election of Directors

Age	Director Since
69	2001
Committees
●Compensation ●Executive ●Nominating and Corporate Governance (Chair)
Current Public Company Directorships
●Harris Corporation ●NextEra Energy, Inc. ●Ryder Systems Inc.
Public Company Directorships Held During the Past 5 Years
●BBA Aviation plc.

Hansel E. Tookes II

Retired Chairman and Chief Executive Officer, Raytheon Aircraft Company

Mr. Tookes retired from Raytheon Company in December 2002. He joined Raytheon in 1999 and served as president of Raytheon International, chairman and chief executive officer of Raytheon Aircraft, and executive vice president of Raytheon Company. From 1980 to 1999, Mr. Tookes served United Technologies Corporation as president of Pratt and Whitney’s Large Military Engines Group and in a variety of other leadership positions.

Mr. Tookes provides extensive experience in operations, manufacturing, performance excellence, business development, technology-driven business environments, and military and government contracting. He also brings his science and engineering education, training and knowledge to the Board. Mr. Tookes’ industry expertise includes aviation, aerospace and defense, transportation, and technology.

Skills and Qualifications
—	Extensive experience in operations, manufacturing, performance excellence, business development, technology-driven business environments, and military and government contracting
—	Education, training and knowledge in science and engineering

Age	Director Since
57	2000
Committees
●Executive (Chair)
Current Public Company Directorships
●Amazon.com, Inc. ●Merck & Co., Inc.
Public Company Directorships Held During the Past 5 Years
●None

Wendell P. Weeks

Chairman, Chief Executive Officer and President, Corning Incorporated

Mr. Weeks joined Corning in 1983. He was named vice president and general manager of the Optical Fiber business in 1996; senior vice president in 1997; senior vice president of Opto Electronics in 1998; executive vice president in 1999; and president, Corning Optical Communications in 2001. Mr. Weeks was named president and chief operating officer of Corning in 2002; president and chief executive officer in 2005; and chairman and chief executive officer on April 26, 2007. He added the title of president in December 2010. Mr. Weeks brings deep and broad knowledge of the Company based on his long career across a wide range of Corning’s staff groups and major businesses.

Mr. Weeks has 34 years of Corning experience including financial management, business development, commercial leadership, and general management. His experiences in many of Corning’s businesses and technologies, and twelve years as chief executive officer, have given him a unique understanding of Corning’s diverse business operations and innovations.

Skills and Qualifications
—	Wide range of experience including financial management, business development, commercial leadership, and general management
—	Unique understanding of Corning’s businesses and innovations

30 CORNING 2017 PROXY STATEMENT

Proposal 1 Election of Directors

Age	Director Since
67	2009
Committees
●Audit ●Finance
Current Public Company Directorships
●Brooks Automation, Inc. ●Cabot Corporation
Public Company Directorships Held During the Past 5 Years
●None

Mark S. Wrighton

Chancellor and Professor of Chemistry, Washington University in St. Louis

Since 1995, Dr. Wrighton has been chancellor and professor of Chemistry at Washington University in St. Louis, a major research university. Before joining Washington University, he was a researcher and professor at the Massachusetts Institute of Technology, where he was head of the Department of Chemistry from 1987 to 1990, and then provost from 1990 to 1995. Dr. Wrighton served as a presidential appointee to the National Science Board from 2000 to 2006. He is also a past chair of the Association of American Universities, The Business Higher Education Forum, and the Consortium on Financing Higher Education. He was elected to membership in the American Academy of Arts and Sciences and the American Philosophical Society, and he is a Fellow of the American Association for the Advancement of Science.

Dr. Wrighton is a professor, chemist and research scientist with expertise in materials and research interests in the areas of transition metal catalysis, photochemistry, surface chemistry, molecular electronics, and in photoprocesses at electrodes. Under Dr. Wrighton’s executive and fiscal leadership, Washington University has grown significantly in academic stature, research enterprise, infrastructure, student quality, curriculum and international reputation. Dr. Wrighton brings to the Board his vast scientific knowledge and understanding of complex research and development issues.

Skills and Qualifications
—	Expertise in materials and chemistry; research interests in the areas of transition metal catalysis, photochemistry, surface chemistry, molecular electronics, and photo processes at electrodes
—	Executive leadership experience

CORNING 2017 PROXY STATEMENT 31

Director Compensation

The Company uses a combination of cash and stock-based compensation to attract and retain qualified candidates to serve on the Board, as described below. As an employee of the Company, Mr. Weeks is not compensated for service on the Board or any of its Committees.

Directors may elect to defer all or a portion of their cash compensation. Amounts deferred may be paid in cash or stock, as applicable, and amounts deferred may be allocated to (1) an account earning interest, compounded quarterly, at the rate equal to the prime rate of Citibank, N.A. at the end of each calendar quarter, (2) a restricted stock unit account, or (3) a combination of such accounts. In 2016, six directors elected to defer compensation.

The Compensation Committee’s independent consultant, Frederic W. Cook & Co., Inc., advises the committee as part of its annual analysis of the reasonability of the Company’s director compensation. For further information, see “Role of Compensation Consultant” on page 51.

2016 Director Compensation

Annual Retainer	$60,000
Lead Independent Director Retainer	Our Lead Independent Director received an additional retainer of $35,000.
Committee Chair Retainer	The Audit Committee Chair and Compensation Committee Chair each received an additional retainer of $20,000. Other Committee Chairs received an additional retainer of $15,000.
Board and Committee Meeting Attendance	$1,750 for each Board meeting, committee meeting or special session attended. (Each two-day Board meeting typically consists of three Board sessions and two committee meetings for each director.)
Annual Equity Grants

Each non-employee director annually receives a form of long-term equity compensation approved by the Board. Non-employee directors generally receive their annual equity grants at the February meeting of the Board. If, however, a non-employee director is appointed between the February meeting and December 31, then that director will receive a pro-rata equity grant shortly after joining the Board.

In 2016, our directors’ annual equity compensation was $155,000. We issued 8,433 shares of restricted stock (with a grant date value of approximately $155,000) to each nonemployee director under our 2010 Equity Plan for Non-Employee Directors. These restricted shares are not available for transfer or sale until six months after the date of a director’s retirement or resignation.

32 CORNING 2017 PROXY STATEMENT

Director Compensation

In 2016, the directors below performed the following roles:

Name	Role During 2016
Dr. Burns	Corporate Relations Committee Chair
Mr. Clark	Lead Independent Director
Mr. Cummings	Finance Committee Chair
Mr. Landgraf	Audit Committee Chair
Dr. Rieman	Compensation Committee Chair
Mr. Tookes	Nominating and Corporate Governance Committee Chair

Non-employee directors are reimbursed for expenses (including costs of travel, food, and lodging) incurred in attending Board, committee, and shareholder meetings. Travel to such meetings may include the use of Company aircraft, commercial transportation or the director’s own transportation. Directors are also reimbursed for reasonable expenses associated with participation in director education programs.

Changes to Director Compensation in 2017

In October 2016, the Board approved certain changes to director compensation proposed by the Compensation Committee, which were developed in consultation with the Committee’s independent consultant and became effective January 1, 2017. Starting in 2017, directors will be paid an annual Board retainer of $110,000 but will not receive any per meeting fees. Additionally, each Audit Committee member will receive an annual cash retainer of $18,000; each Compensation Committee member will receive an annual cash retainer of $12,000; and each Executive, Finance, Nominating and Governance and Corporation Relations Committee member will receive an annual cash retainer of $10,000. The Lead Independent Director retainer and the Committee Chair retainers are unchanged. The impact of the change will likely be neutral to slightly positive with respect to a given director’s compensation over the next three years.

In October 2016, the Board also approved the Compensation Committee’s recommendation to close the Directors’ Charitable Giving Program to new Board members, as described in “Charitable Giving Programs” below.

Charitable Giving Programs

Although closed to directors joining the Board after October 5, 2016, Corning has a Directors’ Charitable Giving Program pursuant to which a director may direct the Company to make a charitable bequest to one or more qualified charitable organizations recommended by such director and approved by Corning in the amount of $1,000,000 (employee directors) or $1,250,000 (non-employee directors) following his or her death.

This program is either funded directly by the Company or by purchasing insurance policies on the lives of the directors. However, we are under no obligation to use the proceeds of the insurance policies to fund a director’s bequest and can elect to retain any proceeds from the policies as assets of Corning and use another source of funds to pay the directors’ bequests. In 2016, we paid a total of $120,122 in premiums and fees on such policies for our current directors. Because the charitable deductions and cash surrender value of life insurance policies accrue solely to Corning, the directors derive no direct financial benefit from the program, and we do not include these amounts in the directors’ compensation. Generally, one must have been a director for five years to participate in the program. Directors who had not yet achieved five years’ tenure as of October 5, 2016 will be permitted to participate after five years of Board service. In 2016, Messrs. Canning, Clark, Cummings, Landgraf, Tookes and Weeks, and Drs. Rieman and Wrighton were eligible to participate in the program.

Directors are also eligible to participate in the Corning Incorporated Foundation Matching Gifts Program for eligible charitable organizations. This Program is available to all Corning employees and directors. The maximum matching gift amount available from the Foundation on behalf of each participant in the Program is $7,500 per calendar year.

Corning also pays premiums on directors’ and officers’ liability insurance policies covering directors.

CORNING 2017 PROXY STATEMENT 33

Director Compensation

2016 DIRECTOR COMPENSATION TABLE

Name	Fees Earned or Paid in Cash(1)	Stock Awards(2)	All Other Compensation(3)	Total
Donald W. Blair	$131,750	$154,999	$ –	$286,749
Stephanie A. Burns	125,750	154,999	–	280,749
John A. Canning, Jr.	130,000	154,999	7,500	292,499
Richard T. Clark	163,250	154,999	–	318,249
Robert F. Cummings, Jr.	150,250	154,999	–	305,249
Deborah A. Henretta	123,000	154,999	7,500	285,499
Daniel P. Huttenlocher	128,250	154,999	6,250	289,499
Kurt M. Landgraf	155,250	154,999	7,500	317,749
Kevin J. Martin	116,000	154,999	7,000	277,999
Deborah D. Rieman	146,500	154,999	–	301,499
Hansel E. Tookes II	145,000	154,999	–	299,999
Mark S. Wrighton	131,750	154,999	7,500	294,249
(1)	Includes all fees and retainers paid or deferred pursuant to the Corning Incorporated Non-Employee Directors’ Deferred Compensation Plan.
(2)

The amounts in this column reflect the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 of awards of restricted stock granted pursuant to the 2010 Equity Plan for Non-Employee Directors. Assumptions used in the calculation of these amounts are included in Note 19 to the Company’s audited financial statements for the fiscal year ended December 31, 2016 included in the Company’s Annual Report on Form 10-K filed with the SEC on February 6, 2017. There can be no assurance that the grant date fair value amounts will ever be realized. The total number of shares outstanding that each Director had as of December 31, 2016 is shown in the table below. Total stock holdings for directors as of December 31, 2016 are shown in the “Beneficial Ownership of Directors and Officers” table.

The following are the total number of shares outstanding for each Director as of December 31, 2016:
Name	Shares Outstanding at December 31, 2016	Options Outstanding at December 31, 2016(1)
Donald W. Blair	17,243	0
Stephanie A. Burns	40,534	0
John A. Canning, Jr.	49,150	1,323
Richard T. Clark	41,962	0
Robert F. Cummings, Jr.	64,686	8,858
Deborah A. Henretta	25,965	0
Daniel P. Huttenlocher	13,910	0
Kurt M. Landgraf	62,957	3,093
Kevin J. Martin	31,506	0
Deborah D. Rieman	99,613	8,858
Hansel E. Tookes II	86,863	8,858
Mark S. Wrighton	58,313	6,775
(1)  No options were granted to non-employee directors in 2016.

(3) The amounts in this column reflect charitable donation matches made by Corning Incorporated Foundation Matching Gifts Program.

34 CORNING 2017 PROXY STATEMENT

Stock Ownership Information

Stock Ownership Guidelines

We believe in the importance of equity ownership by directors and executive management as an effective link to shareholders, and as such, all directors, named executive officers (NEOs), and non-NEO senior management are expected to achieve the required levels of ownership under our stock ownership guidelines within five years of their election, appointment or designation. All directors and NEOs who have been so for five years or more currently comply with our guidelines.

DIRECTORS	CEO	OTHER NEOs	NON-NEO SENIOR MANAGEMENT

5X	6X	3X	1.5X
Annual Cash Retainer	Base Salary	Base Salary	Base Salary

CORNING 2017 PROXY STATEMENT 35

Stock Ownership Information

Beneficial Ownership of Directors and Officers

The following table shows, as of December 31, 2016, the number of shares of Corning common stock beneficially owned and the aggregate number of shares of common stock and common stock-based equity, including stock options and restricted stock units (RSUs) that will vest or become exercisable within 60 days, as applicable, held by each director and NEO, and all directors, Section 16 officers and NEOs as a group.

	Shares Directly or Indirectly Owned(1)(2)(3)		Stock Options Exercisable Within 60 Days	Restricted Share Units Vesting Within 60 Days	Total Shares Beneficially Owned	Percent of Class
Directors
Donald W. Blair	17,243		0	0	17,243	*
Stephanie A. Burns	47,018		0	2,270	49,288	*
John A. Canning, Jr.	109,150		1,323	0	110,473	*
Richard T. Clark	41,962		0	0	41,962	*
Robert F. Cummings, Jr.	144,686		8,858	0	153,544	*
Deborah A. Henretta	25,965		0	0	25,965	*
Daniel P. Huttenlocher	13,910		0	0	13,910	*
Kurt M. Landgraf	62,957		3,093	0	66,050	*
Kevin J. Martin	31,506		0	0	31,506	*
Deborah D. Rieman	134,863		8,858	0	143,721	*
Hansel E. Tookes II	96,863		8,858	0	105,721	*
Mark S. Wrighton	59,313		6,775	0	66,088	*
Named Executive Officers
Wendell P. Weeks(4)	779,793	(4)	1,372,257	4,821	2,156,871	*
R. Tony Tripeny	40,721		248,806	996	290,523	*
James P. Clappin	68,804		135,782	1,407	205,993	*
Lawrence D. McRae	119,356		290,173	1,424	410,953	*
David L. Morse	43,629		191,254	1,407	236,290	*
All Directors, Section 16 Officers and NEOs
As a group (26 persons)	2,185,846	(5)(6)	3,253,678	16,566	5,456,090	0.59%
*	Less than 0.50%
(1)	Includes shares of common stock subject to forfeiture and restrictions on transfer, granted under Corning’s Incentive Stock Plans.
(2)	Includes shares of common stock subject to forfeiture and restrictions on transfer, granted under Corning’s Restricted Stock Plans for non-employee directors.
(3)	Includes shares of common stock held by The Bank of New York Mellon Corporation as the trustee of Corning’s Investment Plans for the benefit of the members of the group, who may instruct the trustee as to the voting of such shares. If no instructions are received, the trustee votes the shares in the same proportion as it votes the shares for which instructions were received. The power to dispose of shares of common stock is also restricted by the provisions of the plans. The trustee holds for the benefit of Messrs. Weeks, Tripeny, Clappin, McRae and Dr. Morse, and all executive officers as a group, the equivalent of 12,044, 0, 2,214, 6,454, 0 and 23,610 shares of common stock, respectively. It also holds for the benefit of all employees who participate in the plans the equivalent of 14,241,246 shares of common stock (being 1.53% of the class).
(4)	Includes 767,749 shares held by a revocable trust of which Mr. Weeks is the beneficiary. He currently has no voting authority over these shares.
(5)	Does not include 30,782 shares owned by the spouses and minor children of certain executive officers and directors as to which such officers and directors disclaim beneficial ownership.
(6)	As of December 31, 2016, none of our directors or executive officers have pledged any such shares.

36 CORNING 2017 PROXY STATEMENT

Stock Ownership Information

Beneficial Ownership of Corning’s Largest Shareholders

The following table shows those persons known to the Company to be the beneficial owners of 5% or more of the Company’s common stock as of December 31, 2016. In furnishing the information below, the Company has relied on information filed with the SEC by the beneficial owners.

Name and Address of Beneficial Owner	Number of Common Shares Beneficially Owned	Percent of Class
The Vanguard Group
100 Vanguard Blvd.	60,808,668(1)	6.39%
Malvern, PA 19355
BlackRock, Inc.
55 East 52nd Street	57,563,179(2)	6.1%
New York, NY 10022
(1)	Reflects shares beneficially owned by The Vanguard Group (Vanguard), according to a Schedule 13G filed by Vanguard with the SEC on February 10, 2017, reflecting ownership of shares as of December 31, 2016. Vanguard has sole voting power and/or sole dispositive power with respect to 59,041,296 shares and shared voting power and/or shared dispositive power with respect to 1,767,372. According to the Schedule 13G, Vanguard beneficially owned 6.39% of our common stock as of December 31, 2016.
(2)	Reflects shares beneficially owned by BlackRock, Inc. (BlackRock), according to a Schedule 13G filed by BlackRock with the SEC on January 23, 2017, reflecting ownership of shares as of December 31, 2016. BlackRock has sole voting power and/or sole dispositive power with respect to 57,563,179 shares and shared voting power and/or shared dispositive power with respect to 0 shares. According to the Schedule 13G, BlackRock beneficially owned 6.1% of our common stock as of December 31, 2016.

Section 16(a) Beneficial Ownership Reporting Compliance

SEC rules require disclosure of those directors, officers, and beneficial owners of more than 10% of our common stock who fail to timely file reports required by Section 16(a) of the Securities Exchange Act of 1934 during the most recent fiscal year. Based solely on review of reports furnished to us and written representations that no other reports were required during the fiscal year ended December 31, 2016, all Section 16(a) filing requirements were met.

CORNING 2017 PROXY STATEMENT 37

Proposal 2 Advisory Vote to Approve Executive Compensation (Say on Pay)

Our Board of Directors requests that shareholders approve the compensation of our Named Executive Officers (NEOs), pursuant to Section 14A of the Securities Exchange Act of 1934, as disclosed in this proxy statement, which includes the Compensation Discussion and Analysis, the Summary Compensation Table and the supporting tabular and narrative disclosure on executive compensation.

This vote is advisory and not binding on the Company, but the Board of Directors values shareholder opinion and will consider the outcome of the vote in determining our executive compensation programs.

Say on Pay Proposal

Our Board maintains a “pay for performance” philosophy that forms the foundation for all of the Compensation Committee’s decisions regarding executive compensation. In addition, our compensation programs are designed to facilitate strong corporate governance, foster collaboration and support our short- and long-term corporate strategy.

The Compensation Discussion and Analysis portion of this proxy statement contains a detailed description of our executive compensation philosophy and programs, the compensation decisions the Compensation Committee has made under those programs and the factors considered in making those decisions, including 2016 Company performance, focusing on the compensation of our NEOs. Our shareholders have affirmed their support of our programs in our outreach discussions and in last year’s Say on Pay results. We believe that we have created a compensation program deserving of shareholder support.

For these reasons, the Board of Directors recommends that shareholders vote in favor of the resolution:

RESOLVED, that on an advisory non-binding basis, the total compensation paid to the Company’s Named Executive Officers (CEO, CFO and three other most highly compensated executives), as disclosed in the proxy statement for the 2017 Annual Meeting of Shareholders pursuant to the SEC’s executive compensation disclosure rules, including the Compensation Discussion & Analysis, the Summary Compensation Table, and the supporting tabular and related narrative disclosure on executive compensation, is hereby APPROVED.

FOR	Our Board unanimously recommends a vote FOR the resolution advising the approval of the compensation of our Named Executive Officers.

38 CORNING 2017 PROXY STATEMENT

Compensation Discussion & Analysis

This Compensation Discussion & Analysis (CD&A) focuses on the 2016 compensation of our Named Executive Officers (NEOs) and how this compensation aligns with our pay for performance philosophy and the Framework.

OUR NEOS IN FISCAL YEAR 2016 WERE:

Named Executive Officer	Role	Tenure in Role	Total Years of Corning Service
Wendell P. Weeks	Chairman, Chief Executive Officer (CEO) and President	12 Years as CEO (10 years as CEO/Chairman)	34 Years
R. Tony Tripeny	Senior Vice President and Chief Financial Officer	1 Year	31 Years
James P. Clappin	President, Corning Glass Technologies	6 Years	37 Years
Lawrence D. McRae	Vice Chairman and Corporate Development Officer	1 Year as Vice Chairman (17 years as Corporate Development Officer)	31 Years
David L. Morse	Executive Vice President and Chief Technology Officer	4 Years	40 Years

CD&A Table of Contents

To assist shareholders in finding important information, we call your attention to the following sections of the CD&A:

40	Executive Summary
41	Company Performance Overview
44	2016 Executive Compensation Program Overview
46	2016 Executive Compensation Program Details
50	Compensation Peer Group
51	Compensation Program Governance
53	Compensation Committee Report
54	2016 Compensation Tables

CORNING 2017 PROXY STATEMENT 39

Compensation Discussion & Analysis

Executive Summary

Executive Compensation Philosophy

Our compensation program is designed to attract and retain the most talented employees within our industry segments and to motivate them to perform at the highest level while executing on our Framework. In order to attract, retain and motivate this caliber of talent, the Compensation Committee (the Committee) is committed to promoting a performance-based culture. Rewards are tied to financial metrics that incentivize management to successfully deliver on the Framework and our commitment to our shareholders.

Target Total Compensation

40 CORNING 2017 PROXY STATEMENT

Compensation Discussion & Analysis

2016 Compensation Metrics

Our key compensation metrics are Adjusted Operating Cash Flow less CapEx, Core Net Sales, and Core Earnings per Share (Core EPS). These metrics are aligned with the Framework and are in place to ensure that we focus on driving sales growth, improving earnings per share and generating sufficient operating cash flow to deliver on our commitment to return more than $12.5 billion to shareholders by 2019.

Actual Results	$1.55 CORE EPS	$9,710 million CORE NET SALES	$1,651 million ADJUSTED OPERATING CASH FLOW LESS CAPEX

2016 Score as % of Target Payout	100% of the established target payout for 2016	38% of the established target payout for 2016	109% of the established target payout for 2016

Please see “Our 2016 Performance Highlights” on page 6 for more information about our Core Performance Measures and Appendix A to this proxy statement for a reconciliation of the non-GAAP measures we use in this proxy statement to our audited GAAP financial statements.

Company Performance Overview

2016 Business Environment and Company Performance

Momentum built steadily throughout 2016, and we were very pleased with several key achievements in our Framework. We closed the strategic realignment of our interest in Dow Corning Corporation, strengthened our portfolio with strategic acquisitions, won major platforms for gas-particulate filters for gasoline direct injection engines, advanced Gorilla Glass for automobiles, repurchased over 197 million shares of our common stock, and increased the dividend on our common stock by 12.5%.

Core Net Sales were $9.7 billion, Core EPS was $1.55 and Adjusted Operating Cash Flow less CapEx was $1.65 billion. For the full year:

●

Display Technologies Core Net Sales* decreased, driven by LCD glass price declines slightly higher than 10%, partially offset by a mid-single digit percentage volume increase. Volume growth was driven primarily by average television screen size.

●

Optical Communications sales increased driven by fiber-to-the-home products in North America, higher sales of optical fiber and the impact of an acquisition completed in the second quarter of 2016. These increases were partially offset by production issues related to the implementation of new manufacturing software, which constrained our ability to manufacture product in the first half of 2016. Production returned to normal levels at the end of the second quarter.

●	Specialty Materials sales were up when compared to 2015, driven by an increase in sales of Corning Gorilla Glass 5 and advanced optics products.
●	In Environmental Technologies, record performance in the light-duty business offset slower sales of heavy-duty products in North America.
●	Life Sciences sales were up, driven by growth in North America, China and Europe.

*   In 2016, in all segments except Display Technologies, Core Net Sales and GAAP sales are consistent.

Please see Appendix A for a reconciliation of the non-GAAP measures we use in this proxy statement to our audited GAAP financial statements.

CORNING 2017 PROXY STATEMENT 41

Compensation Discussion & Analysis

2016 Performance and Compensation Alignment

Each year we set rigorous and challenging performance goals aligned with our strategic objectives. We continue to believe profitability, cash generation, and revenue growth are the most important measures of the successful execution of our Framework and delivery of long-term shareholder value.

Approximately 89% of the CEO’s target total compensation and 79% of the other NEOs’ target total compensation is variable and depends upon operating performance and stock price.

Our short-term incentives are composed of the Performance Incentive Plan (PIP) and the GoalSharing plan. These plans use metrics designed to drive growth and shareholder returns. Core EPS measures bottom line profitability (75% weight); and Core Net Sales focuses on increasing top line growth (25% weight). These two financial goals comprise 100% of PIP payouts for NEOs. Because these goals – growing both profit and sales – are well-aligned with the Framework, we did not make any changes to this construct in 2016. Actual performance was below the established PIP targets for 2016, with the blended result being a payout of 85% of PIP target.

We also have a company-wide GoalSharing plan that motivates our entire workforce by including compensation objectives reflecting a combination of corporate financial (25% weight) and business unit performance (75% weight). NEOs receive payouts based on the average performance of all business unit plans, which resulted in a payout of 5.96% of base salary for 2016.

Long-Term Incentive (LTI) awards are comprised of 60% Cash Performance Units (CPUs), 25% Restricted Stock Units (RSUs), and 15% Stock Options. CPU awards are based 70% on Adjusted Operating Cash Flow less CapEx and 30% on Core Net Sales, averaged over a three-year period. In 2016, we changed the Adjusted Operating Cash Flow measure to Adjusted Operating Cash Flow less CapEx in order to align that measure with the Framework and to maintain careful focus on Corning’s capital expenditures. In 2016, the CPU payout was 88% of the performance target.

In addition, because ROIC improvement is important to the delivery of the commitments made pursuant to our Framework, and an important metric for many of our shareholders based on their feedback, we have added an ROIC modifier to the CPUs. CPUs earned for the three-year performance period (2016 through 2018) will be increased or decreased up to 10% depending on Corning’s ROIC performance over the three-year performance period compared to pre-established performance targets.

The following table compares the 2016 actual results and targeted goals for each performance measure with 2015 actual results.

	2016		2015
Measure	Actual % increase vs. ’15 Actual	Target % increase vs. ’15 Actual	Actual	Target
Adjusted Operating Cash Flow	$1,651	$1,593(2)	$1,969(2)	$N/A(2)
less CapEx (millions)	N/A(1)	N/A(1)
Core EPS	$1.55	$1.55	$1.40	$1.53
	+10.7%	+10.7%
Core Net Sales (millions)	$9,710	$9,996	$9,800	$10,352
	-0.9%	+2.0%
(1)	Adjusted Operating Cash Flow less CapEx goals are established yearly, independent of the prior year, based on items that may be unique and non-recurring.
(2)	Adjusted Operating Cash Flow less CapEx was introduced as a measure in 2016. Prior to 2016, Adjusted Operating Cash Flow was used.

Please see “Our 2016 Performance Highlights” on page 6 for more information about our Core Performance Measures and Appendix A to this proxy statement for a reconciliation of the non-GAAP measures we use in this proxy statement to our audited GAAP financial statements.

42 CORNING 2017 PROXY STATEMENT

Compensation Discussion & Analysis

Total Shareholder Return

Corning’s Total Shareholder Return (TSR), which consists of stock price appreciation plus reinvestment of common dividends, was 36.2% in 2016 and our three-year annualized TSR performance was 13.4%, both higher than the S&P 500 Index and Corning’s Compensation Peer Group.

ANNUALIZED TOTAL SHAREHOLDER RETURN As of December 31, 2016

Corning’s 1-Year and 3-Year TSR is better than the TSR of the S&P 500 Index and Corning’s Compensation Peer Group

Return of Value to Shareholders

Since introducing the Framework in late 2015, we have distributed approximately $6 billion to shareholders through share repurchases and dividends. Our Board approved a new $4 billion share repurchase authorization in December 2016, and annual dividend increases of 12.5% in 2016 and 14.8% in February 2017, as part of our ongoing commitment to return cash to our investors.

Shareholder Engagement

At our 2016 annual meeting of shareholders, our Say on Pay proposal received support from 95% of votes cast.	Strong Say on Pay Results. At our 2016 annual meeting of shareholders, our Say on Pay proposal received support from 95% of votes cast, consistent with 2015 and 2014. We view this level of shareholder support as an affirmation of our current pay practices and pay-for-performance philosophy.

Shareholder Outreach. In 2016, as part of our shareholder outreach program, we met with shareholders representing approximately 40% of our outstanding shares. In these meetings, we heard many constructive comments on strategy, capital allocation, governance, compensation and shareholder communications. We learned through these meetings that our shareholders generally approved of our Framework. These shareholders also were supportive of our executive compensation program and the direct linkage of financial metrics in our incentive plans to our Framework. As in previous years, shareholders were not prescriptive about compensation plan design. Instead, they were more interested to see that the results and outcomes delivered by the incentive plans were aligned appropriately with Corning’s performance and had appropriately incented our executives to deliver on our Framework. See “Shareholder Communication” on page 11 for additional information.

CORNING 2017 PROXY STATEMENT 43

Compensation Discussion & Analysis

Robust Compensation Program Governance

Corning has rigorous and robust governance with respect to its executive compensation plan:

✓	Close alignment of pay with performance over both the short and long term horizon
✓	Mix of cash and equity incentives tied to short-term financial performance and long-term value creation
✓	CEO total compensation targeted within a competitive range of the Compensation Peer Group median
✓	Caps on payout levels for annual incentives in a budgeted down-cycle year
✓	Significant NEO share ownership requirements
✓	Anti-hedging and pledging policies
✓	Clawback policy
✓	No excise tax gross-ups for officer agreements entered into after July 2004
✓	Limited and modest perquisites that have a sound benefit to the Company’s business
✓	No tax gross-ups or tax assistance on perquisites
✓	No repricing of underwater stock options without shareholder approval
✓	Independent compensation consultant advisor to the Compensation Committee
✓	History of demonstrated responsiveness to shareholder concerns and feedback, and ongoing commitment to shareholder engagement

2016 Executive Compensation Program Overview

To ensure compensation is aligned with our Framework and long-term value creation, we believe a well-structured program must balance near-term financial results and execution while building long-term value.

To that end, our compensation program is composed of a number of elements, each tailored to encourage an aspect of the Company’s performance that the Committee believes is important for delivering on the Framework and driving long-term shareholder value. Given the importance of growing sales in our businesses, we include a revenue measure in both our short-term and long-term incentive programs while continuing to place the most emphasis on profitability and cash generation. Performance metrics for the short-term incentives impact almost every employee at Corning through GoalSharing and approximately 5,500 mid-level managers and above through the Performance Incentive Plan. For the CPUs of the LTI, we again focus on Core Net Sales growth because the executives and key employees in this plan can most dramatically impact sales growth. We believe that revenue and earnings growth, generating strong positive cash flows and sustaining a return on invested capital greater than our cost of capital are the key contributors to creating long-term shareholder value.

44 CORNING 2017 PROXY STATEMENT

Compensation Discussion & Analysis

In addition to a fixed competitive base salary, we offer the following variable pay components:

Summary of Corning’s 2016 Executive Variable Compensation Program

Form of Compensation Delivered	Performance Measures
Performance Incentive Plan (Cash)	Core EPS (75%) Core Net Sales (25%)

GoalSharing (Company-Wide Business Unit Plan; Paid in Cash)	Weighted Average of Business Unit Plans

Cash Performance Units (CPUs) (60%)
3-year average of
●Adjusted Operating Cash Flow less CapEx (70% weighting)
●Core Net Sales (30% weighting)
●2016 Changes in Support of our Framework:
–Adjusted Operating Cash Flow less CapEx now used to emphasize cash flow generation
–Added a ±10% modifier based on ROIC improvement from 2016 through 2018 relative to pre-established targets

Equity Incentives: Restricted Stock Units (RSUs) (25%) and Stock Options (15%)	Value depends on Corning share price performance

We believe these features offer the following benefits:

Clear, measurable and challenging goals: We base our performance objectives on the results of a rigorous goal-setting process that relies on both business-driven bottom-up and corporate top-down budgets.

Beginning in 2013, we began to provide the core performance measures that supplement our GAAP financial measures to provide shareholders a clearer view of the Company’s core operating results. Because Corning uses these core performance measures to manage its businesses, it is appropriate that we also use these measures for the performance targets in our short-term and long-term incentive programs. For more information about Corning’s core performance measures, see “Core Performance Measures” on page 6.

Our incentive plans also require our results to exceed the set targets by a meaningful margin before payouts increase significantly. Payouts relative to target fall significantly if performance goals are not achieved, with full forfeiture occurring if specified threshold goals are not attained. This approach discourages imprudent risk-taking, creates a strong incentive to set reasonable and challenging goals, and fosters strong focus on achievement of the annual business plan.

CORNING 2017 PROXY STATEMENT 45

Compensation Discussion & Analysis

Our rigorous goal setting process is demonstrated in the following measures for our short- and long-term incentive plans:

		Short Term/Annual Incentive 2016 PIP Measures				Long-Term Incentive 2016 CPU Measures (Year One of Three-Year Average Plan)
		Core EPS Goal (Weighted 75%)		Core Net Sales Goal (Weighted 25%)		Adjusted Operating Cash Flow less CapEx Goal (Weighted 70%)		Core Net Sales Goal (Weighted 30%)
	Achievement %	Core EPS (in $M)	% of 2016 Plan	Core Net Sales (in $M)	% of 2015 Core Net Sales	Adjusted OCF less CapEx (in $M)	% of 2016 Plan	Core Net Sales (in $M)	% of 2015 Core Net Sales
	200%	$1.74	112%	$10,780	110%	Capped at 150%
	150%	$1.66	107%	$10,322	105%	$1,912	120%	$10,780	110%
	125%	$1.62	105%	$10,094	103%	$1,752	110%	$10,094	103%
TARGET	100%	$1.55	100%	$9,996	102%	$1,593	100%	$9,996	102%
	75%	$1.40	90%	$9,898	101%	$1,354	85%	$9,898	101%
	50%	$1.24	80%	$9,800	100%	$1,235	78%	$9,800	100%
	0%	$1.16	75%	$9,408	96%	$1,035	65%	$9,408	96%

As discussed on page 41, in 2016 Corning’s performance results for Core EPS met the annual target bonus opportunity (100%), while Core Net Sales fell well below its target (38%), with the blended result for short-term incentives being 85%. Adjusted Operating Cash Flow less CapEx exceeded the annual target bonus opportunity (109%), and, as stated above, Core Net Sales was below its target (38%), yielding a blended result of 88% of the annual target bonus opportunity for the 2016 earned portion of CPUs. 2016 CPUs are further subject to an ROIC modifier of ± 10% based on ROIC improvement over the three-year performance period (2016-2018) against pre-established targets.

Substantial variable and ‘at risk’ compensation: Approximately 89% of the CEO’s target total compensation and 79% of the other NEOs’ target total compensation is variable and impacted by operating performance and stock price. Target total compensation includes base salary and target short- and long-term incentives.

89% of CEO and 79% of NEO target total compensation is variable and linked to operating or stock performance.

2016 Executive Compensation Program Details

Our key compensation program principles are as follows:

●	Provide a competitive base salary
●	Pay for performance
●	Incentivize execution of our Framework
●	Apply a team-based management approach
●	Increase the proportion of incentive compensation for more senior positions
●	Align the interests of our executive group with shareholders

Base Salary

Base salaries provide a form of fixed compensation and are reviewed annually by the Committee taking into account internal equity and individual performance, as well as competitive positioning, as discussed in the “Compensation Peer Group” section on page 50. In 2016, all NEOs received base salary increases of approximately 2%, consistent with the salary increase budget for all other U.S. salaried employees.

46 CORNING 2017 PROXY STATEMENT

Compensation Discussion & Analysis

Short-Term Incentives

Short-term incentives are designed to reward NEOs for Corning’s consolidated annual financial performance supporting our Framework and team-based management approach.

Compensation Element	Target Opportunity	2016 Performance Target	2016 Actual Results	Earned Award for 2016
Performance Incentive Plan Core EPS (75%) Core Net Sales (25%)	CEO: 150%* Other NEOs: 70%-80%*	Core EPS: $1.55 Core Net Sales: $9,996 million	Core EPS: $1.55 Core Net Sales: $9,710 million	Core EPS result (75% of weight): 100% of target payout Core Net Sales result (25% of weight): 38% of target payout Blended result: 85% of target payout
GoalSharing	5%*	N/A (Average of all business unit plans)	5.96%*	5.96%*

* As a percentage of base salary.

Long-Term Incentives and Equity Awards

Long-term incentives (LTI) are designed as a mix of cash performance units (CPUs), restricted stock units (RSUs), and stock options (Options). Target value amounts are established by the Committee for each NEO annually in February. We believe it is important to align LTI amounts to financial measures that support the execution of our Framework and generate long-term value for our shareholders. We also believe it is important for a portion of LTI to be in the form of equity to align the interests of our NEOs with shareholders.

●

CPUs represent 60% of the annual target LTI value with payouts based on performance goals that are focused on measures supporting Corning’s long-term financial health and success. Profitability, cash generation and revenue growth are key drivers of how well we execute our strategy and our long-term plan focuses on cash generation and Core Net Sales performance. Actual CPUs earned are based on the average performance over three years. Beginning in 2016, our adjusted operating cash flow measure for our CPUs is Adjusted Operating Cash Flow less CapEx; we also added a three-year ROIC modifier of ±10% to further align the metric with our Framework. In 2019, CPUs earned for 2016 will be paid out subject to an adjustment of ±10%, depending on Corning’s ROIC change over the three year performance period (2016 through 2018) compared to a pre-established performance target. We will maintain this construct for CPUs awarded in 2017 as well.

●

RSUs represent 25% of the annual target LTI. The number of RSUs granted is determined based on the stock price at the end of March, and awards will cliff vest slightly more than three years from the grant date.

●

Options represent 15% of the annual target LTI. The number of Options granted is determined using a Black-Scholes valuation. Options were granted at the end of March, April and May in 2016. To simplify the grant process, options are expected to be granted on a single date at the end of March beginning in 2017. Vesting is three years after the grant date, and the option awards have a maximum ten-year term.

CORNING 2017 PROXY STATEMENT 47

Compensation Discussion & Analysis

Long-Term Incentives and Equity Awards Earned in 2016

Compensation Element	Target Opportunity	Performance Target	2016 Actual Results	Earned Award for 2016
Adjusted Operating Cash Flow (70%) Core Net Sales (30%)	CEO: $4.95 million Other NEOs: $0.84 million to $1.35 million	Applies to the following CPUs: Year 1 of 3: 2016–2018, Year 2 of 3: 2015–2017, and Year 3 of 3: 2014–2016 Adjusted Operating Cash Flow, less CapEx $1,593 million Core Net Sales: $9,996 million	Adjusted Operating Cash Flow less CapEx: $1,651 million Result: 100% of target payout Core Net Sales: $9,710 million Result: 38% of target payout Blended Result: 88% of target payout

2016–2018 CPUs
Year 1: 88% of target payout
Year 2: TBD
Year 3: TBD
Three-year average, ±10%: TBD*

2015–2017 CPUs
Year 1: 100% of target payout
Year 2: 88% of target payout
Year 3: TBD
Three-year average: TBD

2014–2016 CPUs
Year 1: 121% of target payout
Year 2: 100% of target payout
Year 3: 88% of target payout
Three-year average: 103% of target payout

* Subject to a ±10% adjustment based on ROIC improvement from 2016 through 2018 against pre-established targets.

CEO Target Compensation

Over the past twelve years, under the leadership of Mr. Weeks, Corning has grown Core Net Sales, Core EPS, and Adjusted Operating Cash Flow at double-digit rates. We have beaten the competition on growth in each of our business segments, achieved the lowest cost position in many key businesses, and created new-to-the-world product categories, such as Corning® Gorilla® Glass, heavy-duty diesel substrates and filters, and customized fiber-to-the-home solutions.

In February 2016, the Compensation Committee approved the following changes to Mr. Weeks’ target compensation in recognition of his consistent high performance:

●	Base salary – increased by 2% in line with base salary increases for all other U.S. based salaried employees.
●	Target Short-Term Incentives – remained flat at 155% of base salary, comprised of a PIP target of 150% of base salary and a GoalSharing target of 5% of base salary.
●	Target Long-Term Incentives – increased 2016 LTI target from $8,000,000 to $8,250,000.

Eighty-nine percent of Mr. Weeks’ pay is directly tied to Corning’s operating performance and stock price.

Employee Benefits and Perquisites

Employee Benefits: Our NEOs are eligible to participate in the same employee benefits plans as all other eligible U.S. salaried employees. These plans include medical, dental, life insurance, disability, matching gifts, qualified defined benefit and defined contribution plans. We also maintain non-qualified defined benefit and defined contribution retirement and long-term disability plans with the same general features and benefits as our qualified plans for all U.S. salaried employees affected by tax law compensation, contribution or deduction limits.

In addition to the standard benefits available to all eligible U.S. salaried employees, the NEOs are eligible for the benefits and perquisites described in this section.

48 CORNING 2017 PROXY STATEMENT

Compensation Discussion & Analysis

Executive Supplemental Pension Plan (ESPP): We maintain an ESPP to reward and retain long-serving individuals who are critical to executing Corning’s innovation strategy. Our non-qualified ESPP covers approximately 20 active participants, including all of the NEOs. In 2006, we capped the percentage of cash compensation earned as a retirement benefit under the ESPP at a maximum of 50% of final average pay for 25 or more years of service, a change that applies to all the NEOs except Dr. Morse. The definition of pay used to determine benefits includes base salary and annual cash bonuses; long-term cash or equity incentives are not included and do not affect retirement benefits. Executives must have at least ten years of service to be vested under this plan. All of the NEOs meet that requirement.

While we seek to maintain well-funded qualified retirement plans, we do not fund our non-qualified retirement plans.

For additional details of the ESPP benefits and plan features, please refer to the section entitled “Retirement Plans” on page 62.

Executive Physical and Wellness: All executives are eligible for an annual physical exam in addition to wellness programs sponsored by Corning for all employees.

Relocation and Expatriate-Related Expenses: As part of our global mobility program, our policies provide that employees who relocate to another country at our request are eligible for certain relocation and expatriate benefits to facilitate the transition and international assignment. These benefits include moving expenses, allowances for housing and goods and services, and tax assistance. These policies are intended to recognize and compensate employees for incremental costs incurred with moving or with living and working outside of the employee’s home country. The goal of these relocation and expatriate assistance programs is to ensure that employees are not financially advantaged or disadvantaged as a result of their relocation and/or international assignment, including related taxes. In July 2016, Mr. Clappin’s assignment in Tokyo ended and he relocated back to Corning, NY. While he was based in Tokyo, Mr. Clappin was eligible for expatriate benefits. These amounts are detailed in footnote 5, section (v) to the Summary Compensation Table. Tax equalization for Mr. Clappin will continue for the next several years due to the timing of taxation of compensation earned while on his expatriate assignment.

Other Executive Perquisites: We provide the NEOs with an overall allowance that can be used for home security, modest personal aircraft usage, and limited financial counseling services. Each NEO is responsible for all taxes on any imputed income resulting from these perquisites.

Given the limited commercial flight options available in the Corning, New York area, the Committee believes that a well-managed program of limited personal aircraft use provides an extremely important benefit at a reasonable cost to the Company. We closely monitor business and personal usage of our planes and limit personal usage to keep it at a low percentage of total usage. The Committee establishes annual personal aircraft usage caps under this program (both hours and absolute dollar value) for each NEO. The established cap for the CEO was 100 hours and $165,000; the cap for the other NEOs was approximately half this level or lower. Actual utilization typically falls below these caps. For additional details, refer to footnotes relating to “All Other Compensation” included with the Summary Compensation Table starting on page 54.

Executive Severance: We have entered into severance agreements with each NEO. The severance agreements provide clarity for both Corning and the executive if the executive’s employment terminates. By having an agreement in place, we avoid the uncertainty, negotiations and potential litigation that may otherwise occur in the event of termination. The agreements are competitive with market practices at many other large companies and are helpful in retaining senior executives. Additional details can be found under “Arrangements with Named Executive Officers” on page 65.

Executive Change-in-Control Agreements: The Committee believes that it is in the best interests of shareholders, employees and the communities in which Corning operates to ensure an orderly process if a change in control were to occur. The Committee also believes it is important to prevent the loss of key management personnel (who would be difficult to replace) that may occur in connection with a potential or actual change in control. Therefore, we have provided each NEO with a change-in-control agreement (separate from the severance agreements described above). The change-in-control agreements provide that an executive’s employment must be terminated or effectively terminated in connection with a change in control in order to receive severance benefits. Additional details about the specific agreements can be found under “Arrangements with Named Executive Officers – Change-in-Control Agreements” on page 67.

CORNING 2017 PROXY STATEMENT 49

Compensation Discussion & Analysis

In 2012, the Committee approved updated forms of agreements for all corporate officers entering into change-in-control agreements after July 2004, which contain no provision for gross-ups for excise taxes, and cap severance and other benefits at 2.99 times base salary plus target bonus, with cash severance for most officers limited to 2 times base salary plus target bonus. Except for Mr. Tripeny, whose agreement is dated January 1, 2015, our current NEOs have grandfathered agreements that were entered into prior to July 2004.

Compensation Peer Group

Corning is a diversified technology company with five reportable business segments. The majority of our businesses do not have U.S. public company peers. Most of our businesses compete with non-U.S. companies in Asia and Europe, or privately-held companies that do not provide comparable executive compensation disclosure. In attempting to identify peer companies for compensation purposes, Corning must look to globally diversified companies or innovation companies in other industries to find organizations of similar size and complexity (when viewed in terms of revenues, net income, market capitalization, assets and number of employees). For these reasons, our peer group for compensation purposes does not mirror the companies with which we compete for business.

Our largest competitors and most relevant financial performance peers are not U.S. public companies.

Corning must look to globally diversified companies or innovation companies in other industries to find companies of similar size and complexity.

We currently participate in and use three general executive compensation surveys for NEO positions: Mercer Executive Survey, Willis Towers Watson General Industry Executive Compensation Survey, and Equilar TrueValue Survey. The identity of the individual companies comprising the survey data is not considered in our evaluation process. In addition to these three general surveys, we also use proxy data obtained from service providers, such as Equilar, to review compensation levels of NEOs at companies in a variety of manufacturing and service industries that are similar in size or have similar characteristics to Corning. We refer to these companies as the Compensation Peer Group.

Corning’s reported Core Net Sales of $9,710 million are at approximately the median for revenues of our Compensation Peer Group. Market capitalization is also close to the median compared with the Compensation Peer Group market capitalization. Corning’s net income, total assets and number of employees are near or within the top quartile when compared to the same measures of the Compensation Peer Group.

PERCENT RANK, CORNING VERSUS COMPENSATION PEER GROUP

2016 Compensation Peer Group

Advanced Micro Devices, Inc.	Cummins Inc.	Medtronic, Inc.	QUALCOMM, Inc.
Agilent Technologies, Inc.	Danaher Corporation	Monsanto Company	Rockwell Automation, Inc.
Applied Materials, Inc.	Dover Corporation	Motorola Solutions, Inc.	TE Connectivity Limited
BorgWarner, Inc.	Eaton Corporation PLC	NetApp, Inc.	Texas Instruments Incorporated
Boston Scientific Corporation	Harris Corporation	PPG Industries, Inc.	Thermo Fisher Scientific, Inc.
Broadcom Corporation	Juniper Networks, Inc.	Praxair, Inc.

50 CORNING 2017 PROXY STATEMENT

Compensation Discussion & Analysis

Corning uses the Compensation Peer Group solely as a reference point, in combination with broader executive compensation surveys, to assess each NEO’s target total direct compensation (i.e., salary, target bonus, and the grant date fair value of long-term incentives). Our goal is to position our CEO’s target total direct compensation within a competitive range of the Compensation Peer Group median. Median target total direct CEO compensation in the Compensation Peer Group was determined to be $11.1 million, and 75th percentile target total direct CEO compensation was $12.6 million, compared with Corning target total direct CEO compensation of $11.7 million. Beyond the CEO, external data serves as a reference point, with internal equity being a more important consideration in establishing a base salary and target total direct compensation for the other NEOs.

Compensation Program Governance

Role of Compensation Consultant

The Committee has the authority to retain and terminate a compensation consultant, and to approve the consultant’s fees and all other terms of such engagement. Since 2014, the Committee has retained an executive compensation expert from Frederic W. Cook & Co., Inc. (FW Cook) as its independent consultant.

In 2016, FW Cook attended all Committee meetings. FW Cook advises the Committee on all matters related to NEO and director compensation and assists the Committee in interpreting its data as well as data and recommendations received from the Company.

In 2016, the Company also engaged Compensation Advisory Partners LLC (CAP), Shearman and Sterling, LLP (S&S) and Willis Towers Watson (WTW) to assist management with various executive compensation matters.

The Committee conducted an independence review of FW Cook and each of CAP, S&S and WTW pursuant to SEC and NYSE rules, and concluded that the work of each firm for Committee did not raise any conflicts of interest concerns. FW Cook provides no services to Corning other than the services rendered to the Committee.

Role of Executive Management in the Executive Compensation Process

Corning’s senior vice president (SVP), Human Resources and SVP, Global Compensation and Benefits, working closely with other members of Corning’s Human Resources, Law and Finance departments, are responsible for designing and implementing executive compensation programs and discussing with the Committee significant proposals or topics that affect executive compensation at the Company. The SVP, Global Compensation and Benefits, formulates the target total compensation recommendations for all of the NEOs (except the CEO) and reviews the recommendations for each of the other NEOs with the CEO. The NEOs do not recommend or suggest individual compensation actions that benefit them personally.

The CEO may propose adjustments he deems appropriate before management’s recommendations are submitted to the Committee. Recommendations for the CEO’s compensation are prepared by the compensation consultant and are not discussed or reviewed with the CEO prior to the Committee’s review and the CEO is not present for discussion of his compensation by the Committee.

After the annual budget is finalized each year, the Committee receives management’s recommendations for the compensation plan performance metrics and sets the final targets for the year.

The CFO typically attends the annual Committee meeting to review the CD&A, and attends that portion of the February Committee meeting where performance metrics are reviewed.

CORNING 2017 PROXY STATEMENT 51

Compensation Discussion & Analysis

Compensation Risk Analysis

In February 2016, the Committee reviewed the conclusions of a risk assessment of our compensation policies and practices covering all employees. This type of assessment is conducted annually by a cross-functional team with representatives from Human Resources, Law and Finance. The Committee evaluated the levels of risk-taking that potentially could be encouraged by our compensation arrangements, taking into account the arrangements’ risk-mitigation features, to determine whether they are appropriate in the context of our strategic plan and annual budget, our overall compensation arrangements, our compensation objectives, and Corning’s overall risk profile. Identified risk-mitigation features included the following:

●	The mix of cash and equity payouts tied to both short-term financial performance, mid-term financial performance, and long-term value creation;
●	The time vesting requirements in our long-term incentive plans, which help align the interests of employees to shareholders;
●	The use of multiple financial performance metrics that are readily monitored and reviewed;
●	The rigorous budget and goal-setting processes that involve both top-down and bottom-up analyses;
●	The use of common performance metrics for incentives across Corning’s management team and all eligible employees with corporate results impacting the compensation of all Corning employees;
●	Rigorous goal setting in our annual incentive plan that is intended to avoid imprudent risk-taking to achieve ambitious goals;
●	Capped payout levels for annual incentives, including sales commission plans and cash performance unit awards;
●	Our robust stock ownership, clawback, anti-hedging and anti-pledging policies for NEOs and other employees; and
●	Multiple levels of review and approval of awards, including Committee approval of all officer compensation proposals.

The Committee concluded that Corning's executive compensation program is balanced and does not reward excessive financial risk-taking. We believe that Corning does not use compensation policies or practices that create risks that are reasonably likely to have a material adverse effect on the Company.

Clawback Policy

Our clawback policy gives the Committee the sole and absolute discretion to make retroactive adjustments to any cash or equity-based incentive compensation paid to certain executive officers and other key employees if such payment was based upon the achievement of financial results that were subsequently the subject of a restatement. The Committee has discretion to seek recovery of any amount that it determines was received inappropriately by such individuals.

Anti-Hedging Policy

Our anti-hedging policy prohibits employees and directors from selling or buying publicly traded options on Corning stock, or trading in any Corning stock derivatives. Additionally, these individuals may not engage in transactions in which they may profit from short-term speculative swings in the value of Corning stock utilizing “short sales” or “put” or “call” options.

Anti-Pledging Policy

Our anti-pledging policy prohibits employees and directors from holding Corning stock in a margin account or pledging Company securities as collateral for a loan.

52 CORNING 2017 PROXY STATEMENT

Compensation Discussion & Analysis

Tax Deductibility of Compensation

In general, Corning intends to structure its performance-based incentives to qualify as deductible performance-based compensation. See “Proposal 5: Re-approval of the Material Terms of the Performance Goals under Our 2012 Long-Term Incentive Plan, as Required by Section 162(m) of the IRC” for a further description of the Section 162(m) requirements and our request for shareholder re-approval of the material terms of the performance goals under our 2012 Long-Term Incentive Plan, which is required by Section 162(m) at least every five years. The Committee maintains the flexibility to pay incentive compensation or other compensation that does not meet the requirements specified under Section 162(m) and is not deductible by the corporation. The tax deductibility of other components of compensation, including base salaries above $1 million, time-based restricted stock units, and the taxable value of executive benefits and perquisites, is potentially limited under current tax rules. In addition, for other compensation elements, there can be no guarantee that performance-based compensation requirements for full deductibility will be met in all instances and, therefore, the tax deductibility of these amounts may also be limited.

Accounting Implications

In designing our compensation and benefit programs, we review the accounting implications of our decisions. We seek to deliver cost-effective compensation and benefit programs that meet both the needs of the Company and our employees.

Compensation Committee Report

The Compensation Committee of the Board of Directors (the Committee), which is composed entirely of independent directors, is responsible to the Board of Directors and our shareholders for the oversight and administration of executive compensation at Corning. The Committee approves the principles guiding the Company’s compensation philosophy, reviews and approves executive compensation levels (including cash compensation, equity incentives, benefits and perquisites for officers) and reports its actions to the Board of Directors for review and, as necessary, approval. The Committee is responsible for interpreting Corning’s executive compensation plans and programs. In the event of any questions or disputes, the Committee may use its judgment and/or discretion to make final administrative decisions regarding these plans and programs. It is our practice that all compensation decisions affecting a corporate officer must be reviewed and approved by the Committee. Additional details regarding the role and responsibilities of the Committee are defined in the Committee Charter, located in the Corporate Governance section of the Company’s website.

The Committee has reviewed and discussed the foregoing CD&A with management. Based on our review and discussions with management, we recommended to the Board of Directors that the CD&A be included in this proxy statement and in our Annual Report on Form 10-K for the year ended December 31, 2016.

The Compensation Committee:

Deborah D. Rieman, Chair
Richard T. Clark
Kurt M. Landgraf
Hansel E. Tookes II

CORNING 2017 PROXY STATEMENT 53

Compensation Discussion & Analysis

2016 Compensation Tables

2016 Summary Compensation Table

This table describes the total compensation paid to our NEOs for fiscal years 2016, 2015 and 2014, as required. The components of the total compensation are described in the footnotes below and in more detail in the tables and narratives that follow. For information on the role of each component of compensation, see the description under “Compensation Discussion and Analysis.”

(a)	(b)	(c)	(d)	(e)(1)	(f)(2)	(g)(3)	(h)(4)	(i)(5)	(j)
Named Executive Officer	Year	Salary	Bonus	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	Change in Pension Value And Nonqualified Deferred Compensation Earnings	All Other Compensation	Total
Wendell P. Weeks	2016	$1,337,740	$0	$2,062,491	$963,399	$5,750,512	$928,531	$266,582	$11,309,255
Chairman, Chief	2015	1,353,096	0	1,999,990	1,116,499	4,407,018	1,306,544	255,841	10,438,988
Executive Officer and	2014	1,261,923	0	1,750,004	1,037,315	3,991,718	4,346,119	647,382	13,034,461
President
R. Tony Tripeny	2016	504,808	0	349,991	163,480	916,406	214,950	126,222	2,275,857
Senior Vice President	2015	434,135	0	387,494	146,542	650,617	0	75,299	1,694,087
and Chief Financial
Officer
James P. Clappin	2016	686,538	0	525,007	245,230	1,537,749	66,568	3,452,856	6,513,948
President, Corning	2015	695,000	0	524,997	293,084	1,200,392	56,178	1,672,111	4,441,762
Glass Technologies	2014	641,692	0	710,592	296,377	1,137,400	1,423,940	1,848,935	6,058,936
Lawrence D. McRae	2016	731,971	0	562,505	262,737	1,633,734	90,676	83,329	3,364,952
Vice Chairman	2015	713,173	0	587,488	300,063	1,245,685	0	77,177	2,923,586
and Corporate	2014	647,615	0	1,131,792	296,377	1,137,400	1,901,017	64,591	5,178,793
Development Officer
David L. Morse	2016	631,010	0	525,007	245,230	1,498,641	468,668	97,390	3,465,946
Executive Vice
President and Chief
Technology Officer
(1)	The amounts in column (e) reflect the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 of awards of restricted stock units and restricted stock granted pursuant to the 2012 Long-Term Incentive Plan. Assumptions used in the calculation of these amounts are included in Note 19 to the Company’s audited financial statements for the fiscal year ended December 31, 2016 included in the Company’s Annual Report on Form 10-K filed with the SEC on February 6, 2017. This same method was used for the fiscal years ended December 31, 2015 and 2014. There can be no assurance that the grant date fair value amounts will ever be realized.
(2)	The amounts in column (f) reflect the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 of stock option awards granted pursuant to the 2012 Long-Term Incentive Plan. Assumptions used in the calculation of these amounts are included in Note 19 to the Company’s audited financial statements for the fiscal year ended December 31, 2016 included in the Company’s Annual Report on Form 10-K filed with the SEC on February 6, 2017. The grant date fair value amounts may never be realized.
(3)	The amounts in column (g) reflect the sum of annual short-term incentive payments and earned Cash Performance Units. All of the annual cash bonuses paid to the NEOs are performance-based. Cash bonuses are paid annually through two plans: (i) GoalSharing; and (ii) the Performance Incentive Plan (PIP). Awards earned under the 2016 GoalSharing plan were 5.96% of each NEO’s year-end base salary and paid in February 2017. Awards earned under the 2016 PIP were based on actual corporate performance compared to the Core EPS and Core Net Sales goals established for the plans in February 2016. Based on actual performance, each of the NEOs earned PIP awards equal to 85% of their annual target bonus opportunities (established as a percentage of year-end base salary). Cash awards earned under the PIP for 2016 will be paid in March 2017.

54 CORNING 2017 PROXY STATEMENT

Compensation Discussion & Analysis

The following table indicates awards earned under the PIP and the GoalSharing Plan reflected in column (g) above:

Named Executive Officer	Year End Base Salary	2016 PIP Target	Actual 2016 PIP Performance Results (% Tgt.)	2016 PIP $ Award	Actual 2016 GoalSharing Performance	2016 GoalSharing Award
Wendell P. Weeks	$1,351,500	150%	85%	$1,723,163	5.96%	$80,549
R. Tony Tripeny	510,000	70%	85%	303,450	5.96%	30,396
James P. Clappin	693,600	75%	85%	442,170	5.96%	41,339
Lawrence D. McRae	739,500	80%	85%	502,860	5.96%	44,074
David L. Morse	637,500	75%	85%	406,406	5.96%	37,995

In addition to the 2016 PIP and 2016 GoalSharing awards noted above, the amounts in column (g) also reflect the earned portions of CPU Awards granted in 2016, 2015 and 2014. 2016 CPU award payouts will be made in February 2019 based on actual corporate performance compared to the established performance goals averaged over three years (2016, 2017 and 2018) and subject to a ±10% ROIC modifier as described on page 47. 2015 CPU award payouts are based on performance goals averaged over three years (2015, 2016 and 2017). 2014 CPU award payouts are based on performance goals averaged over three years (2014, 2015 and 2016). The goals for 2016 were Adjusted Operating Cash Flow less CapEx (70%) and Core Net Sales (30%), as well as a three-year ROIC goal established in February 2016. Adjusted Operating Cash Flow less CapEx and Core Net Sales goals for 2017 and 2018 are yet to be established. While the final payout amounts for 2016 and 2015 CPU awards are unknown, the table below reflects the earned amount of 2016, 2015 and 2014 CPU awards which are reflected in column (g) above, on the basis of 2016 performance excluding the portion of the 2016 award that remains unearned because ROIC change to target (2016-2018) is not yet known.

Named Executive Officer	2016 CPU Target Award	2016 CPU Performance Results %	Prorated Earned 2016 CPUs Based on 2016 Performance (Year One of Three)*	2015 CPU Target Amount	Prorated Earned 2015 CPUs Based on 2016 Performance (Year Two of Three)*	2014 CPU Target Amount	Prorated Earned 2014 CPUs Based on 2016 Performance (Year Three of Three)*
Wendell P. Weeks	$4,950,000	88%	$1,306,800	$4,800,000	$1,408,000	$4,200,000	$1,232,000
R. Tony Tripeny	840,000	88%	221,760	630,000	184,800	600,000	176,000
James P. Clappin	1,260,000	88%	332,640	1,260,000	369,600	1,200,000	352,000
Lawrence D. McRae	1,350,000	88%	356,400	1,290,000	378,400	1,200,000	352,000
David L. Morse	1,260,000	88%	332,640	1,260,000	369,600	1,200,000	352,000

* reduced by 10% since the ROIC modifier will not be known until after full 2016-2018 performance against pre-established target is known

(4)	The amounts in column (h) reflect the increase in the actuarial present value of the NEO’s benefits under all defined benefit pension plans established by the Company determined using interest rate and mortality rate assumptions consistent with those used in the Company’s financial statements. Although column (h) is also used to report the amount of above market earnings on compensation that is deferred under the nonqualified deferred compensation plans, Corning does not have any above market earnings under its nonqualified deferred compensation plan, also referred to as the Supplemental Investment Plan. In 2016 the discount rate used to value the actuarial liability decreased approximately 23 basis points from 4.25% to 4.02%, resulting in an increase in the pension values of Messrs. Weeks, Tripeny, Clappin, McRae and Dr. Morse in the amounts of $928,531, $214,950, $66,568, $90,676 and $468,668, respectively. Discount rate changes over the past several years have resulted in significant year-to-year fluctuations in the present value of pension benefits as shown below:

Named Executive Officer	2016 Present Value in Pension Benefits	2015 Present Value in Pension Benefits	2014 Present Value in Pension Benefits	2013 Present Value in Pension Benefits
Wendell P. Weeks	$24,807,437	$23,878,906	$22,572,362	$18,226,243
R. Tony Tripeny	5,331,840	5,116,890	------------------------------Not an NEO---------------------------------
James P. Clappin	8,756,632	8,690,064	8,633,886	-----------Not an NEO-----------
Lawrence D. McRae	9,483,094	9,392,418	9,501,949	7,600,932
David L. Morse	8,417,752	-------------------------------------------------------Not an NEO-------------------------------------------------------
Valuation Discount Rate	4.02%	4.25%	4.00%	4.75%

CORNING 2017 PROXY STATEMENT 55

Compensation Discussion & Analysis

(5)	The following table shows “All Other Compensation” amounts provided to the NEOs. Capped personal aircraft rights, financial counseling services and home security are the only perquisites offered to the NEOs. The value of the personal aircraft rights in the table below reflects the incremental cost of providing such perquisite and is calculated based on the average variable operating costs to the Company. Hourly rates are developed using variable operating costs that include fuel costs, mileage, maintenance, crew travel expense, catering and other miscellaneous variable costs. Fixed costs that do not change based on usage, such as pilot salaries, hanger expense and general taxes and insurance are excluded:

Named Executive Officer	Year	Company Match on Qualified 401(k) Plan	Company Match on Supplemental Investment Plan	Value of Personal Aircraft Rights(i)	Executive Allowance(ii)		Expatriate Benefits		Other(iii)	TOTALS
Wendell P. Weeks	2016	$9,880	$73,165	$56,893	$109,520	(iv)	$0		$17,124	$266,582
	2015	9,880	73,674	83,804	80,639	(iv)	0		7,844	255,841
	2014	9,468	185,953	62,221	384,422	(iv)	0		5,319	647,382
R. Tony Tripeny	2016	4,800	25,017	4,303	80,030		0		12,072	126,222
	2015	4,800	24,154	4,553	40,250		0		1,542	75,299
James P. Clappin	2016	7,410	58,473	54,708	17,791		3,311,896	(v)	2,578	3,452,856
	2015	7,410	75,854	52,796	342		1,525,614	(v)	10,095	1,672,111
	2014	7,101	60,889	43,097	0		1,720,103	(v)	17,745	1,848,935
Lawrence D. McRae	2016	16,364	0	59,489	6,781		0		695	83,329
	2015	16,364	0	45,693	14,776		0		344	77,177
	2014	16,055	0	36,745	11,472		0		319	64,591
David L. Morse	2016	14,820	45,734	20,080	12,389		0		4,367	97,390
(i)	Amounts shown above reflect aircraft usage during the 2016 fiscal year.
(ii)	NEOs may use their executive allowance for residential security or financial counseling services.
(iii)	These amounts include costs attributable to executive physicals, including associated travel costs, an annual Board gift, and contributions made under the Corning Incorporated Foundation Matching Gifts Program that is open to all employees and directors.
(iv)	This reflects Company-paid expenses relating to personal and residential security benefitting Mr. Weeks and, through association, his family. Over the past three years, these costs have declined significantly. Mr. Weeks’ personal safety and security are of vital importance to the Company’s business and prospects, and the Board considers these costs and the associated expense reduction program to be appropriate. However, because these costs can be viewed as conveying a personal benefit to Mr. Weeks, they are reported as perquisites in this column.
(v)	This reflects expenses pursuant to our standard global mobility program in connection with Mr. Clappin’s assignment in Tokyo, Japan as President, Corning Glass Technologies. Amounts listed for 2016 include standard expatriate benefits related to housing related costs ($87,733), cost of living related allowances ($53,483), home leave ($23,612), as well as tax equalization and host country tax payments ($3,147,068). Tax equalization expenses arise from additional taxes payable in respect of Mr. Clappin’s compensation as a result of his residency in Japan as well as U.S. taxation. The policies in our global mobility program are designed to enable us to relocate talent where needed throughout our global business.

56 CORNING 2017 PROXY STATEMENT

Compensation Discussion & Analysis

2016 Grants of Plan Based Awards

				Estimated Future Payouts Under Non-Equity Incentive Plan Awards
(a)		(b)	(c)	(d)(1)	(e)(1)	(f)(1)	(g)	(h)	(i)	(j)	(k)
Named Executive Officer	Award	Grant Date	Date of Committee Action	Threshold	Target	Maximum	All Other Stock Awards: Number of Shares of Stock or Units	All Other Option Awards: Number of Securities Underlying Options	Exercise or Base Price of Option Awards	Closing Market Price on Date of Grant	Grant Date Fair Value of Stock and Option Awards
Wendell P.	Performance
Weeks	Incentive Plan	n/a		$0	$2,027,250	$4,054,500
	GoalSharing Plan	n/a		0	67,575	135,150
	Cash Performance
	Units	2/3/16	2/3/16	0	4,950,000	8,167,500
	Time-Based
	Restricted Stock
	Units	3/31/16	2/3/16				98,731			20.89	$2,062,491	(2)
	Stock Options	3/31/16	2/3/16					49,366	20.89	20.89	$333,508	(3)
	Stock Options	4/29/16	2/3/16					55,236	18.67	18.67	$314,946	(3)
	Stock Options	5/31/16	2/3/16					49,366	20.89	20.89	$314,946	(3)
R. Tony	Performance
Tripeny	Incentive Plan	n/a		0	357,000	714,000
	GoalSharing Plan	n/a		0	25,500	51,000
	Cash Performance
	Units	2/3/16	2/3/16	0	840,000	1,386,000
	Time-Based
	Restricted Stock
	Units	3/31/16	2/3/16				16,754			20.89	349,991	(2)
	Stock Options	3/31/16	2/3/16					8,377	20.89	20.89	56,594	(3)
	Stock Options	4/29/16	2/3/16					9,373	18.67	18.67	53,443	(3)
	Stock Options	5/31/16	2/3/16					8,377	20.89	20.89	53,444	(3)
James P.	Performance
Clappin	Incentive Plan	n/a		0	520,200	1,040,400
	GoalSharing Plan	n/a		0	34,680	69,360
	Cash Performance
	Units	2/3/16	2/3/16	0	1,260,000	2,079,000
	Time-Based
	Restricted Stock
	Units	3/31/16	2/3/16				25,132			20.89	525,007	(2)
	Stock Options	3/31/16	2/3/16					12,566	20.89	20.89	84,894	(3)
	Stock Options	4/29/16	2/3/16					14,060	18.67	18.67	80,168	(3)
	Stock Options	5/31/16	2/3/16					12,566	20.89	20.89	80,169	(3)

CORNING 2017 PROXY STATEMENT 57

Compensation Discussion & Analysis

				Estimated Future Payouts Under Non-Equity Incentive Plan Awards
(a)		(b)	(c)	(d)(1)	(e)(1)	(f)(1)	(g)	(h)	(i)	(j)	(k)
Named Executive Officer	Award	Grant Date	Date of Committee Action	Threshold	Target	Maximum	All Other Stock Awards: Number of Shares of Stock or Units	All Other Option Awards: Number of Securities Underlying Options	Exercise or Base Price of Option Awards	Closing Market Price on Date of Grant	Grant Date Fair Value of Stock and Option Awards
Lawrence D.	Performance
McRae	Incentive Plan	n/a		0	$591,600	$1,183,200
	GoalSharing Plan	n/a		0	36,975	73,950
	Cash Performance
	Units	2/3/16	2/3/16	0	1,350,000	2,227,500
	Time-Based
	Restricted Stock
	Units	3/31/16	2/3/16				26,927			20.89	562,505	(2)
	Stock Options	3/31/16	2/3/16					13,463	20.89	20.89	90,954	(3)
	Stock Options	4/29/16	2/3/16					15,064	18.67	18.67	85,892	(3)
	Stock Options	5/31/16	2/3/16					13,463	20.89	20.89	85,891	(3)
David L.	Performance
Morse	Incentive Plan	n/a		0	$478,125	$956,250
	GoalSharing Plan	n/a		0	31,875	63,750
	Cash Performance
	Units	2/3/16	2/3/16	0	1,260,000	2,079,000
	Time-Based
	Restricted Stock
	Units	3/31/16	2/3/16				25,132			20.89	525,007	(2)
	Stock Options	3/31/16	2/3/16					12,566	20.89	20.89	84,894	(3)
	Stock Options	4/29/16	2/3/16					14,060	18.67	18.67	80,168	(3)
	Stock Options	5/31/16	2/3/16					12,566	20.89	20.89	80,169	(3)
(1)	The amounts shown in columns (d), (e) and (f) reflect the award amounts under (i) the Company’s 2016 Performance Incentive Plan (PIP) (ii) 2016 GoalSharing Plan and (iii) the Cash Performance Units under Corning’s short- and long-term incentive plans. Awards under these plans are paid in cash. If the threshold level of performance is not met the payout will be 0%. If the performance target is met, the payout is 100% of the target award. If the maximum level of performance is met for GoalSharing and PIP the payout is 200% of the target award, and 165% for CPUs which represents the 150% performance metrics cap plus the maximum 10% ROIC modifier. PIP and GoalSharing awards are based on the individual’s 2016 bonus target and year-end base salary. CPUs earned in 2016 are based on actual performance against the target averaged over three years (2016, 2017, 2018); adjusted up or down by up to 10% based on ROIC results versus the pre-established goals; and expected to be paid in February 2019.
(2)	This amount reflects the total grant date fair value computed in accordance with FASB ASC Topic 718 of stock awards granted in 2016 pursuant to the long-term incentive plan, and corresponds to the amounts set forth in column (e) for 2016 of the Summary Compensation Table. Stock awards vest 100% three years after grant date.
(3)	These amounts reflect the total grant date fair value computed in accordance with FASB ASC Topic 718 of stock options granted in calendar year 2016 pursuant to Corning’s long-term incentive plans, and corresponds to the amounts set forth in column (f) for 2016 of the Summary Compensation Table. Stock options vest 100% three years after grant date.

58 CORNING 2017 PROXY STATEMENT

Compensation Discussion & Analysis

Outstanding Equity Awards at 2016 Fiscal Year-End

The following table shows stock option awards classified as exercisable and unexercisable as of December 31, 2016. The table also shows unvested restricted stock and restricted stock unit awards assuming a market value of $24.27 a share (the NYSE closing price of the Company’s stock on December 30, 2016).

Option Awards							Stock Awards
(a)			(b)	(c)	(d)	(e)	(f)(2)	(g)(3)
Named Executive Officer	Grant Date	Vesting Code(1)	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested
Wendell P.	12/05/07	A	153,500	0	24.92	12/4/2017	263,545	$6,396,237
Weeks	01/02/08	B	76,750	0	23.37	1/1/2018
	02/01/08	C	76,750	0	24.61	1/31/2018
	12/02/09	D	65,333	0	17.82	12/2/2019
	01/04/10	D	65,333	0	19.56	1/4/2020
	02/01/10	D	65,334	0	18.16	2/1/2020
	01/03/11	D	67,551	0	19.19	1/3/2021
	02/01/11	D	57,131	0	22.69	2/1/2021
	03/01/11	D	58,842	0	22.03	3/1/2021
	01/03/12	C	111,835	0	13.04	1/3/2022
	02/01/12	C	113,049	0	12.90	2/1/2022
	03/01/12	C	112,439	0	12.97	3/1/2022
	03/28/13	C	125,031	0	13.33	3/28/2023
	04/30/13	C	114,943	0	14.50	4/30/2023
	05/31/13	C	108,436	0	15.37	5/31/2023
	03/31/14	C	0	42,027	20.82	3/31/2024
	04/30/14	C	0	41,846	20.91	4/30/2024
	05/30/14	C	0	41,080	21.30	5/30/2024
	03/31/15	C	0	44,092	22.68	3/31/2025
	04/30/15	C	0	47,778	20.93	4/30/2025
	05/29/15	C	0	47,801	20.92	5/29/2025
	03/31/16	C	0	49,366	20.89	3/31/2026
	04/29/16	C	0	55,236	18.67	4/29/2026
	05/31/16	C	0	49,366	20.89	5/31/2026
	Total		1,372,257	418,592
R. Tony Tripeny	12/05/07	A	16,500	0	24.92	12/4/2017	45,274	$1,098,800
	01/02/08	B	8,250	0	23.37	1/1/2018
	02/01/08	C	8,250	0	24.61	1/31/2018
	12/03/08	D	16,333	0	8.67	12/2/2018
	01/02/09	D	32,667	0	10.05	1/1/2019
	02/02/09	D	32,667	0	10.25	2/1/2019
	12/02/09	D	8,333	0	17.82	12/2/2019
	01/04/10	D	8,333	0	19.56	1/4/2020
	02/01/10	D	8,334	0	18.16	2/1/2020
	01/03/11	D	7,720	0	19.19	1/3/2021
	02/01/11	D	6,529	0	22.69	2/1/2021
	03/01/11	D	6,725	0	22.03	3/1/2021
	01/03/12	C	14,379	0	13.04	1/3/2022
	02/01/12	C	14,535	0	12.90	2/1/2022
	03/01/12	C	14,456	0	12.97	3/1/2022
	03/28/13	C	16,075	0	13.33	3/28/2023
	04/30/13	C	14,778	0	14.50	4/30/2023
	05/31/13	C	13,942	0	15.37	5/31/2023
	03/31/14	C	0	6,004	20.82	3/31/2024
	04/30/14	C	0	5,978	20.91	4/30/2024
	05/30/14	C	0	5,869	21.30	5/30/2024
	03/31/15	C	0	5,787	22.68	3/31/2025
	04/30/15	C	0	6,271	20.93	4/30/2025
	05/29/15	C	0	6,274	20.92	5/29/2025
	03/31/16	C	0	8,377	20.89	3/31/2026
	04/29/16	C	0	9,373	18.67	4/29/2026
	05/31/16	C	0	8,377	20.89	5/31/2026
	Total		248,806	62,310

CORNING 2017 PROXY STATEMENT 59

Compensation Discussion & Analysis

Option Awards							Stock Awards
(a)			(b)	(c)	(d)	(e)	(f)(2)	(g)(3)
Named Executive Officer	Grant Date	Vesting Code(1)	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested
James P.	07/18/07	A	500	0	26.73	7/17/2017	74,125	$1,799,014
Clappin	12/05/07	A	32,000	0	24.92	12/4/2017
	01/02/08	B	16,000	0	23.37	1/1/2018
	02/01/08	C	16,000	0	24.61	1/31/2018
	01/04/10	D	14,667	0	19.56	1/4/2020
	02/01/10	D	14,667	0	18.16	2/1/2020
	01/03/11	D	15,440	0	19.19	1/3/2021
	02/01/11	D	13,058	0	22.69	2/1/2021
	03/01/11	D	13,450	0	22.03	3/1/2021
	03/31/14	C	0	12,008	20.82	3/31/2024
	04/30/14	C	0	11,956	20.91	4/30/2024
	05/30/14	C	0	11,737	21.30	5/30/2024
	3/31/2015	C	0	11,574	22.68	3/31/2025
	4/30/2015	C	0	12,542	20.93	4/30/2025
	5/29/2015	C	0	12,548	20.92	5/29/2025
	3/31/2016	C	0	12,566	20.89	3/31/2026
	4/29/2016	C	0	14,060	18.67	4/29/2026
	5/31/2016	C	0	12,566	20.89	5/31/2026
	Total		135,782	111,557
Lawrence D.	12/05/07	A	25,000	0	24.92	12/4/2017	86,758	$2,105,617
McRae	01/02/08	B	12,500	0	23.37	1/1/2018
	02/01/08	C	12,500	0	24.61	1/31/2018
	01/04/10	D	15,333	0	19.56	1/4/2020
	02/01/10	D	15,334	0	18.16	2/1/2020
	01/03/11	D	16,888	0	19.19	1/3/2021
	02/01/11	D	14,283	0	22.69	2/1/2021
	03/01/11	D	14,711	0	22.03	3/1/2021
	01/03/12	C	31,953	0	13.04	1/3/2022
	03/01/12	C	32,125	0	12.97	3/1/2022
	03/28/13	C	35,723	0	13.33	3/28/2023
	04/30/13	C	32,841	0	14.50	4/30/2023
	05/31/13	C	30,982	0	15.37	5/31/2023
	03/31/14	C	0	12,008	20.82	3/31/2024
	04/30/14	C	0	11,956	20.91	4/30/2024
	05/30/14	C	0	11,737	21.30	5/30/2024
	3/31/2015	C	0	11,850	22.68	3/31/2025
	4/30/2015	C	0	12,840	20.93	4/30/2025
	5/29/2015	C	0	12,847	20.92	5/29/2025
	3/31/2016	C	0	13,463	20.89	3/31/2026
	4/29/2016	C	0	15,064	18.67	4/29/2026
	5/31/2016	C	0	13,463	20.89	5/31/2026
	Total		290,173	115,228

60 CORNING 2017 PROXY STATEMENT

Compensation Discussion & Analysis

Option Awards							Stock Awards
(a)			(b)	(c)	(d)	(e)	(f)(2)	(g)(3)
Named Executive Officer	Grant Date	Vesting Code(1)	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested
David L. Morse	12/05/07	A	20,500	0	24.92	12/4/2017	69,724	S1,692,201
	01/02/08	B	10,250	0	23.37	1/1/2018
	02/01/08	C	10,250	0	24.61	1/31/2018
	12/02/09	D	11,000	0	17.82	12/2/2019
	01/04/10	D	11,000	0	19.56	1/4/2020
	02/01/10	D	11,000	0	18.16	2/1/2020
	01/03/11	D	11,098	0	19.19	1/3/2021
	02/01/11	D	9,386	0	22.69	2/1/2021
	03/01/11	D	9,667	0	22.03	3/1/2021
	03/28/13	C	31,258	0	13.33	3/28/2023
	04/30/13	C	28,736	0	14.50	4/30/2023
	05/31/13	C	27,109	0	15.37	5/31/2023
	03/31/14	C	0	12,008	20.82	3/31/2024
	04/30/14	C	0	11,956	20.91	4/30/2024
	05/30/14	C	0	11,737	21.30	5/30/2024
	3/31/2015	C	0	11,574	22.68	3/31/2025
	4/30/2015	C	0	12,542	20.93	4/30/2025
	5/29/2015	C	0	12,548	20.92	5/29/2025
	3/31/2016	C	0	12,566	20.89	3/31/2026
	4/29/2016	C	0	14,060	18.67	4/29/2026
	5/31/2016	C	0	12,566	20.89	5/31/2026
	Total		191,254	111,557
(1)	The Company uses the following vesting codes
	A	100% vesting one year after grant date
	B	100% vesting two years after grant date
	C	100% vesting three years after grant date
	D	1/3 vesting one year after grant date, 1/3 vesting two years after grant date and 1/3 vesting three years after grant date
(2)	Amounts include:
	i.	80,889; 11,259; 23,189; 22,872; and 22,869 restricted share units granted to Messrs. Weeks, Tripeny, Clappin, and McRae and Dr. Morse, respectively, on March 31, 2014, which vest on April 17, 2017. Also included are 4,000 and 12,000 unvested restricted shares granted to Messrs. Clappin and McRae, respectively, on February 5, 2014, which vest on February 5, 2017.
	ii.	83,925; 10,703; 21,804; 22,336; and 21,723 restricted share units granted to Messrs. Weeks, Tripeny, Clappin, and McRae and Dr. Morse, respectively, on March 31, 2015, which vest on April 16, 2018; Mr. McRae was granted 2,623 restricted shares of our common stock on July 15, 2015, which will vest on July 15, 2018 as a result of his promotion to Vice Chairman. Mr. Tripeny was granted 6,558 restricted shares of our common stock on July 15, 2015, which will vest on July 15, 2018 as a result of his promotion to Chief Financial Officer.
	iii.	98,731; 16,754; 25,132; 26,927 and 25,132 restricted share units granted to Messrs. Weeks, Tripeny, Clappin, and McRae and Dr. Morse, respectively, on March 31, 2016, which vest on April 15, 2019.
(3)	Year-end market price is based on the December 30, 2016 NYSE closing price of $24.27.

CORNING 2017 PROXY STATEMENT 61

Compensation Discussion & Analysis

Option Exercises and Shares Vested in 2016

The following table sets forth certain information regarding options exercised and restricted stock that vested during 2016 for the NEOs.

	Option Awards		Stock Awards
Named Executive Officer	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting
Wendell P. Weeks	273,000	$541,696	129,465	$2,695,591
R. Tony Tripeny	46,333	291,740	17,120	355,529
James P. Clappin	231,405	1,793,811	33,758	691,852
Lawrence D. McRae	123,633	768,223	49,102	992,151
David L. Morse	111,310	808,486	32,644	678,623

Retirement Plans

Qualified Pension Plan

Corning maintains a qualified defined benefit pension plan to provide retirement income to Corning’s U.S.-based employees which was amended effective July 1, 2000, to include a cash balance component. All salaried and non-union hourly employees as of July 1, 2000, were given a choice to prospectively accrue benefits under the previously existing career average earnings formula or a cash balance formula, if so elected. Employees hired subsequent to July 1, 2000, earn benefits solely under the cash balance formula.

Benefits earned under the career average earnings formula are equal to 1.5% of plan compensation plus 0.5% of plan compensation on which employee contributions have been made. Under the career average earnings formula, participants may retire as early as age 55 with 5 years of service. Unreduced benefits are available when a participant attains the earlier of age 60 with 5 years of service or age 55 with 30 years of service. Otherwise, benefits are reduced 4% for each year by which retirement precedes the attainment of age 60. Pension benefits earned under the career average earnings formula are distributed in the form of a lifetime annuity with six years of payments guaranteed.

Benefits earned under the cash balance formula are expressed in the form of a hypothetical account balance. Each month a participant’s cash balance account is increased by (1) pay credits based on the participant’s plan compensation for that month and (2) interest credits based on the participant’s hypothetical account balance at the end of the prior month. Pay credits vary between 3% and 8% based on the participant’s age plus service at the end of the year. Interest credits are based on 10-year Treasury bond yields, subject to a minimum credit of 3.80%. Pension benefits under the cash balance formula may be distributed as either a lump sum of the participant’s hypothetical account balance or an actuarial equivalent life annuity.

Messrs. Weeks, Clappin, McRae and Dr. Morse are earning benefits under the career average earnings formula. Mr. Tripeny is earning benefits under the cash balance formula. All of the active NEOs are currently eligible to retire under the plan.

Supplemental Pension Plan and Executive Supplemental Pension Plan

Since 1986, Corning has maintained nonqualified pension plans to attract and retain its executive workforce by providing eligible employees with retirement benefits in excess of those permitted under the qualified plans. The benefits provided under the Supplemental Pension Plan (SPP) are equal to the difference between the benefits provided under the Corning Incorporated Pension Plan and benefits that would have been provided thereunder if not for the limitations of the Employee Retirement Income Security Act of 1974, as amended, and the Internal Revenue Code of 1986, as amended (the IRC).

62 CORNING 2017 PROXY STATEMENT

Compensation Discussion & Analysis

Each NEO participates in the Corning Incorporated Executive Supplemental Pension Plan (ESPP). Participants in the ESPP receive no benefits from the SPP, other than earned SPP benefits under the cash balance formula prior to their participation in the ESPP, if any. Executives fully vest in their ESPP benefit upon attainment of age 50 with 10 years of service. All NEOs are fully vested in the ESPP.

Under the ESPP, participants earn benefits based on the highest 60 consecutive months of average plan compensation over the last 120 months immediately preceding the date of termination of employment.

A change in the benefits provided under the ESPP formula was approved in December 2006. Subsequent to the change, gross benefits determined under this plan are equal to one of two benefit formulas:

Formula A: 2.0% of average plan compensation multiplied by years of service up to 25 years.

Formula B: 1.5% of average plan compensation multiplied by years of service.

Benefits are determined under Formula A for all NEOs except for Dr. Morse.

Benefits earned under the Corning Incorporated Pension Plan and the cash balance formula of the SPP prior to ESPP participation, if any, will offset benefits earned under the ESPP.

Participants may retire as early as age 55 with 10 years of service. Unreduced benefits under Formulas A and B are available when a participant attains the earlier of age 60 with 10 years of service or age 55 with 25 years of service, provided their accrued benefit is less than four times the annual compensation limitation under Section 401(a)(17) of the IRC ($1,060,000 in 2016). Participants with accrued benefits in excess of four times the annual compensation limitation under Section 401(a)(17) of the IRC must be age 57 with 25 years of service to receive an unreduced benefit under the ESPP. Otherwise, benefits are reduced 4% for each year by which retirement precedes the attainment of age 60. Benefit reductions of 1% per year by which retirement precedes age 57 apply if the four-times-annual-compensation-limit rule noted above is in effect for the participant.

Benefits earned under the ESPP are distributed in the form of a lifetime annuity, with six years of payments guaranteed except for benefits earned under the cash balance formula of the SPP prior to becoming a participant in the ESPP, which is distributed as a lump sum of the participant’s hypothetical account balance.

All NEOs are currently eligible to retire under the ESPP.

Pension Benefits

The table below shows the actuarial present value of accumulated benefits payable to each of the NEOs, including the number of years of service credited to each such NEO, under the qualified pension plan and the ESPP. These amounts were determined using interest rate and mortality rate assumptions consistent with those used in the Company’s financial statements with the exception of the assumed retirement age and the assumed probabilities of leaving employment prior to retirement. Retirement was assumed to occur at the earliest possible unreduced retirement age for each plan in which the executive participates. For purposes of determining the earliest unreduced retirement age, service was assumed to be granted until the actual date of retirement. For example, an executive under the ESPP formula who is age 50 with 20 years of service would be assumed to retire at age 55 due to eligibility of unreduced benefits at 25 years of service or age 57, if the four times annual compensation limit rule noted previously applies. No termination, disability or death was assumed to occur prior to retirement. Otherwise, the assumptions used are described in Note 13 to our Financial Statements for the year ended December 31, 2016, of our Annual Report on Form 10-K filed with the SEC on February 6, 2017. Information regarding the qualified pension plan can be found under the heading “Qualified Pension Plan”.

CORNING 2017 PROXY STATEMENT 63

Compensation Discussion & Analysis

Named Executive Officer	Plan Name	Number of Years Credited Service		Present Value of Accumulated Benefit	Payments During Last Fiscal Year
Wendell P. Weeks	Qualified Pension Plan	34		$1,951,978	$0
	ESPP	25	(1)	22,855,459	0
R. Tony Tripeny	Qualified Pension Plan	31		273,607	0
	ESPP	25	(1)	5,058,233	0
James P. Clappin	Qualified Pension Plan	37		1,421,448	0
	ESPP	25	(1)	7,335,184	0
Lawrence D. McRae	Qualified Pension Plan	31		1,620,656	0
	ESPP	25	(1)	7,862,438	0
David L. Morse	Qualified Pension Plan	41		1,774,717	0
	ESPP	41	(2)	6,643,035	0
(1)	Under Formula A, years of service are capped at 25 years, in determining benefits under the ESPP.
(2)	Under Formula B, years of service are not capped.

The compensation considered for purposes of determining benefits under the qualified pension plan and the ESPP for the NEOs is the “Salary” plus the GoalSharing and PIP cash bonuses set forth in the Summary Compensation Table. Bonuses are included as compensation in the calendar year paid. Long-term cash or equity incentives are not (and have never been) considered as eligible earnings for determining retirement benefits under these plans. For the 2016 calendar year, the NEOs eligible earnings and final average compensation were as follows:

	As of December 31, 2016
Named Executive Officer	Eligible Pension Earnings	Final Average Earnings
Wendell P. Weeks	$2,744,757	$3,025,039
R. Tony Tripeny	745,425	677,083
James P. Clappin	1,066,930	1,121,455
Lawrence D. McRae	1,147,655	1,187,646
David L. Morse	980,635	966,715

Nonqualified Deferred Compensation

The table below shows the contributions, earnings and account balances for the NEOs in the Supplemental Investment Plan. Pursuant to the Company’s Supplemental Investment Plan, the NEOs may choose to defer up to 75% of annual base salary and up to 75% of GoalSharing and PIP cash bonuses. The participant chooses from the same funds available under our Company Investment Plan (401(k)) in which to “invest” the deferred amounts. No cash is actually invested in the unfunded accounts under the Supplemental Investment Plan. Deferred amounts incur gains and losses based on the performance of the individual participant’s investment fund selections. Participants may change their elections among these fund options. All of our current NEOs have more than three years of service with the Company, so all of the Company’s matching contributions are fully vested. Participants cannot withdraw any amounts from their deferred compensation balances until retirement from the Company at or after age 55 with 5 years of service. Participants may elect to receive distributions as a lump sum payment or two to five annual installments. If an NEO leaves the Company prior to retirement, the account balance is distributed in a lump sum six-months following the executive’s departure.

No NEO withdrawals or distributions were made in 2016.

64 CORNING 2017 PROXY STATEMENT

Compensation Discussion & Analysis

Named Executive Officer	Aggregate Balance at January 1, 2016	Executive Contributions in 2016(1)	Company Contributions in 2016(2)	Aggregate Earnings in 2016(3)	Aggregate Withdrawals/ Distributions in 2016	Aggregate Balance as of December 31, 2016
Wendell P. Weeks	$4,751,488	$71,092	$73,165	$376,925	$0	$5,272,670
R. Tony Tripeny	1,603,423	125,085	25,017	182,143	0	1,935,668
James P. Clappin	3,177,658	227,425	58,473	257,743	0	3,721,299
Lawrence D. McRae	0	0	0	0	0	0
David L. Morse	973,933	37,031	45,734	4,372	0	1,061,070
(1)	Reflects participation in the Supplemental Investment Plan by Messrs. Weeks, Tripeny, Clappin and Dr. Morse in the deferral of a portion of their 2016 base salaries and participation by Mr. Tripeny, Mr. Clappin and Dr. Morse in the deferral of a portion of the bonus received in 2016 for prior year performance. The Named Executive Officers’ contributions are included in the Summary Compensation Table, as a part of Salary and/or Non-Equity Incentive Plan Compensation.
(2)	Reflects Company match on the Supplemental Investment Plan which was credited to the account of the Named Executive Officers in 2016. All of these amounts are included in the All Other Compensation column of the Summary Compensation Table (and are also detailed in footnote (5) to that Table).
(3)	Reflects aggregate earnings on each type of deferred compensation listed above. The earnings on deferred base salary and bonus payments are calculated based on the actual returns from the same fund choices that Company employees have in the qualified 401(k) plan. Currently, employees have 14 fund choices from which they may select. As nonqualified plans, these plans are unfunded which means that no actual dollars are invested in these funds. The Company does not provide any above market interest rates or other special terms for any deferred amounts. These amounts are not included in the Change in Pension Value column of the Summary Compensation Table.

Arrangements with Named Executive Officers

Severance Agreements

We have entered into severance agreements with each of our NEOs. All new executive severance agreements and executive change-in-control agreements entered into after July 2004, limit the benefits that may be provided to an executive to 2.99 times the executive’s annual compensation of base salary plus target incentive payments. Messrs. Weeks, Clappin, McRae and Dr. Morse have agreements which were in effect prior to July 2004. Mr. Tripeny has a severance agreement dated as of January 1, 2015.

Severance Agreements–Mr. Weeks

Under Mr. Weeks’ severance agreement, if he is terminated involuntarily, and without cause, or as a result of disability, he is entitled to the following:

●	Base salary, reimbursable expenses and annual bonus accrued and owing as of the date of termination (lump sum payment);
●

A severance amount equal to 2.99 times his then-base salary plus an annual bonus amount (calculated at 100% of target that would have been paid for the fiscal year in which the termination occurs) (lump sum payment);

●	Continued participation in the Company’s benefit plans for up to three years; and
●	In the calendar year following the year in which the termination occurs (subject to a six-month waiting period), the purchase of his principal residence by the Company upon request.

If however, Mr. Weeks is terminated for cause or he resigns, he would (1) be entitled to accrued, but unpaid salary (lump sum payment) and any reimbursable expenses accrued or owing to him and (2) forfeit any outstanding stock awards.

CORNING 2017 PROXY STATEMENT 65

Compensation Discussion & Analysis

Severance Agreements–Other Named Executive Officers

Under the severance agreements, an NEO is entitled to severance payments if he is terminated involuntarily other than for cause.

Generally, under the severance agreements, an NEO (other than Mr. Weeks) is entitled to receive the following:

●

Accrued but unpaid base salary, reimbursable expenses, vacation pay and the executive’s target percentage for the annual bonus plans multiplied by the executive’s salary, pro-rated to the last day of the month closest to the termination date (lump sum payment);

●

A severance amount equal to two times the executive’s then base salary plus an annual bonus amount (an amount equal to executive’s salary multiplied by the executive’s target percentage in effect on the termination date under the Company’s Performance Incentive Plan and 5% target under the GoalSharing Plan) (lump sum payment);

●	Continued medical, dental and hospitalization benefits for 24 months;
●	In the calendar year following the year in which the termination occurs (subject to a six-month waiting period), the purchase of his principal residence by the Company upon request; and
●	Outplacement benefits up to a maximum amount of $50,000.

The following table reflects the amounts that would be payable under the various arrangements assuming termination occurred at December 31, 2016.

TERMINATION SCENARIOS (INCLUDING SEVERANCE, IF ELIGIBLE)

Named Executive Officer		Voluntary(1) $	For Cause $	Death $	Disability(1) $	Without Cause $
Wendell P. Weeks	Severance Amount	n/a	n/a	n/a	n/a	10,304,512
	Value of Benefits Continuation	n/a	n/a	n/a	n/a	71,922	(2)
	Value of Outplacement Services	n/a	n/a	n/a	n/a	n/a
	Purchase of Principal Residence	n/a	n/a	n/a	n/a	250,000 to 1,000,000	(3)
	Pension—Non-Qualified Annuity	1,384,514	0	1,384,514	1,384,514	1,384,514
	Pension—Non-Qualified Lump Sum	n/a	n/a	n/a	n/a	n/a
	Pension—Qualified Annuity	118,107	118,107	59,053	118,107	118,107
R. Tony Tripeny	Severance Amount	n/a	n/a	n/a	n/a	1,785,000
	Value of Benefits Continuation	n/a	n/a	n/a	n/a	47,948	(2)
	Value of Outplacement Services	n/a	n/a	n/a	n/a	50,000
	Purchase of Principal Residence	n/a	n/a	n/a	n/a	50,000 to 250,000	(3)
	Pension—Non-Qualified Annuity	308,280	0	244,653	308,280	308,280
	Pension—Non-Qualified Lump Sum	n/a	n/a	n/a	n/a	n/a
	Pension—Qualified Lump Sum	275,646	275,646	275,646	275,646	275,646
James P. Clappin	Severance Amount	n/a	n/a	n/a	n/a	2,736,150
	Value of Benefits Continuation	n/a	n/a	n/a	n/a	30,880	(2)
	Value of Outplacement Services	n/a	n/a	n/a	n/a	50,000
	Purchase of Principal Residence	n/a	n/a	n/a	n/a	0	(3)
	Pension—Non-Qualified Annuity	465,520	0	362,557	465,520	465,520
	Pension—Non-Qualified Lump Sum	n/a	n/a	n/a	n/a	n/a
	Pension—Qualified Annuity	90,111	90,111	45,056	90,111	90,111
Lawrence D. McRae	Severance Amount	n/a	n/a	n/a	n/a	2,496,960
	Value of Benefits Continuation	n/a	n/a	n/a	n/a	47,948	(2)
	Value of Outplacement Services	n/a	n/a	n/a	n/a	50,000
	Purchase of Principal Residence	n/a	n/a	n/a	n/a	50,000 to 250,000	(3)
	Pension—Non-Qualified Annuity	486,008	0	397,047	486,008	486,008
	Pension—Non-Qualified Lump Sum	n/a	n/a	n/a	n/a	n/a
	Pension—Qualified Annuity	100,065	100,065	50,032	100,065	100,065

66 CORNING 2017 PROXY STATEMENT

Compensation Discussion & Analysis

Named Executive Officer		Voluntary(1) $	For Cause $	Death $	Disability(1) $	Without Cause $
David L. Morse	Severance Amount	n/a	n/a	n/a	n/a	2,295,000
	Value of Benefits Continuation	n/a	n/a	n/a	n/a	47,948	(2)
	Value of Outplacement Services	n/a	n/a	n/a	n/a	50,000
	Purchase of Principle Residence	n/a	n/a	n/a	n/a	250,000 to 1,000,000	(3)
	Pension—Non-Qualified Annuity	465,160	0	348,871	465,160	494,204
	Pension—Non-Qualified Lump Sum	n/a	n/a	n/a	n/a	n/a
	Pension—Qualified Annuity	124,148	124,148	62,074	124,148	124,148
(1)	Nonqualified plan benefits shown for all NEOs are payable from the Executive Supplemental Pension Plan. The timing and form of the benefits payable in the table above for a voluntary termination are as follows: Messrs. Weeks, Tripeny, McRae and Clappin’s Executive Supplemental Pension Plan benefits are payable as an immediate life annuity. Dr. Morse’s benefit is payable as an immediate life annuity with six years guaranteed.
(2)	The value of welfare benefits continuation is estimated at $23,974 per year for family coverage (three years of benefits continuation for Mr. Weeks and two years of benefits continuation for the others). Mr. Clappin’s benefits continuation is $15,440 per year for two years.
(3)	Under the terms of the severance agreements, the NEOs may also request that Corning purchase their principal residence in the Corning, New York area. Corning is unable to accurately and precisely estimate the value that may be delivered under this provision as it requires an independent appraisal of the executive’s residence as well as, for Mr. Weeks, Mr. McRae and Dr. Morse, a calculation of the executive’s purchase price of the residence plus a percentage of documented improvements made to the property. These values are not maintained by Corning in its normal course of business. They are required only if an executive is terminated. Such purchase must be finalized in the calendar year following the year in which the executive’s termination occurred (subject to a six-month waiting period). Mr. Clappin does not currently have a principal residence in the Corning, New York area.

Change-in-Control Agreements

We have entered into change-in-control agreements with each of the NEOs. These agreements are intended to provide for continuity of management if there is a change in control of the Company. These agreements will be effective until the executive leaves the employ of Corning or until the executive ceases to be an officer of Corning.

If during the term of the agreement a change in control occurs, the restrictions on all restricted stock and restricted stock units held by the NEO lapse, and any stock options vest and become immediately exercisable.

The NEOs are also entitled to severance and other benefits upon certain terminations of employment following or in connection with a change in control.

●

For Mr. Weeks, benefits are payable if he (i) is terminated without cause, (ii) resigns for “good reason”, or (iii) resigns or is terminated for any reason, each during a “potential change in control period” or within four years following a change in control.

●

For the NEOs (other than Mr. Weeks), benefits are payable if their employment is terminated (other than for cause, by reason of death or disability, or by the executive for any reason) during a potential change in control period, or within two years following a change in control.

The benefits payable are as follows:

●

Accrued but unpaid base salary, reimbursable expenses, vacation pay and the executive’s target percentage for the annual bonus plans multiplied by the executive’s salary, pro-rated to the last day of the month closest to the termination date (lump sum payment);

●

A severance amount equal to 2.99 times (for Mr. Weeks) and two times (for Messrs. McRae, Clappin, Tripeny and Dr. Morse) the NEO’s then-current base salary plus an annual bonus amount (lump sum payment);

●	Continued participation in the Company’s benefit plans for 3 years;
●	Upon request, purchase of the NEO’s principal residence in the Corning, NY area; and
●	Outplacement benefits (equal to 20% of base salary) (excluding Mr. Weeks).

CORNING 2017 PROXY STATEMENT 67

Compensation Discussion & Analysis

If the employment of an NEO (other than Mr. Weeks) is terminated for cause or he resigns for other than good reason, or the NEO’s employment terminates by reason of death or disability, the NEO is entitled to accrued but unpaid base salary, reimbursable expenses, vacation pay and the executive’s target percentage for the annual bonus plans multiplied by the executive’s salary, pro-rated to the last day of the month closest to the termination date (lump sum payment). In addition, each NEO except Mr. Tripeny is generally entitled to receive a gross-up payment in an amount sufficient to make him whole for any federal excise tax on excess parachute payments imposed under Section 280G and 4999 of the IRC. However, if the federal excise tax can be avoided by reducing the related payments by a present value of $45,000 or less, then the payment will be reduced to the extent necessary to avoid the excise tax and no gross up payment will be made to the NEO.

The following table reflects the amounts that would be payable under the various arrangements assuming that a change in control occurred on December 31, 2016

	Cash-based					Long-Term Incentives(1)
Named Executive Officer	Cash Severance ($)	Interrupted Performance Cycles ($)	ESPP ($)	Misc. Benefits ($)	Excise Tax Gross Up ($)	Interrupted CPU Performance Cycles ($)	Share-based Awards ($)	Total Benefits(2) ($)
Wendell P. Weeks	10,947,654	0	25,782,501	121,922	0	9,360,000	7,836,694	54,048,771
R. Tony Tripeny	1,785,000	0	0	97,948	0	1,411,200	1,317,312	4,611,460
James P. Clappin	2,496,960	0	8,094,771	80,879	0	2,419,200	2,181,484	15,273,294
Lawrence D. McRae	2,736,150	0	9,090,885	97,948	0	2,534,400	2,502,209	16,961,592
David L. Morse	2,295,000	0	9,097,883	97,948	2,843,813	2,419,200	2,074,671	18,828,515
(1)	Long-term incentives includes a combination of equity (stock options, and restricted stock units) and cash (cash performance units) which vest upon a change of control.
(2)	In accordance with IRS rules, the calculation of excise tax gross-up is a complex calculation that can vary dramatically from year to year depending on the facts and variables applicable at the time of a change in control. Dr. Morse’s value reflects a legacy benefits in his grandfathered Change of Control Agreement that provides for a conditional excise tax gross-up upon a change in control. The conditional language stipulates that he would not be eligible for this benefit if his parachute payments could be reduced by no more than $45,000. The Compensation Committee approved a new form of agreement for all agreements after July 2, 2004 which contains no provision for gross-ups for excise taxes.

In addition to the above, the NEOs may also request that Corning purchase their principal residence. Corning is unable to accurately and precisely estimate the value as it requires an independent appraisal of the executive’s residence and, for all, a calculation of the executive’s purchase price of such residence and any documented improvements made to the property. This is data that Corning does not maintain in its normal course of business. See footnote (3) to the “Termination Scenarios” on page 67.

68 CORNING 2017 PROXY STATEMENT

Proposal 3 Advisory Vote on the Frequency of the Say on Pay Vote

As described in Proposal 2 above, Corning’s shareholders are being provided the opportunity to cast an advisory vote on Corning’s executive compensation program. The advisory vote on executive compensation described in Proposal 2 above is referred to as a “say-on-pay vote.”

Section 14A(a)(2) of the Securities Exchange Act of 1934 requires public companies to solicit the preference of their shareholders as to whether future say-on-pay votes should be held every one, two, or three years no later than the annual meeting of shareholders held in the sixth calendar year after the last such vote. Our last advisory vote on the frequency of our say-on-pay vote was held at our 2011 Annual Meeting, where shareholders voted to hold say-on-pay votes every year. Accordingly, this Proposal 3 affords shareholders the opportunity to cast an advisory vote on how often Corning should include a say-on-pay vote in its proxy materials for future annual shareholder meetings (or special shareholder meeting for which Corning must include executive compensation information in the proxy statement for that meeting). Under this Proposal 3, shareholders may vote to have the say-on-pay vote every year, every two years or every three years.

Our Board believes that say-on-pay votes should be conducted every year so that shareholders may annually express their views on our executive compensation program. Our shareholders also overwhelmingly support annual say-on-pay voting. The Compensation Committee, which administers Corning’s executive compensation program, values the opinions expressed by shareholders in these votes and will continue to consider the outcome of these votes in making its decisions on executive compensation.

FOR	Our Board unanimously recommends that shareholders vote on Proposal 3 to hold say-on-pay votes EVERY YEAR.

CORNING 2017 PROXY STATEMENT 69

Proposal 4 Ratification of Appointment of Independent Registered Public Accounting Firm

The Audit Committee (the Committee) evaluates the selection of our independent auditor each year and has selected PricewaterhouseCoopers LLP (PwC) as our independent registered public accounting firm for 2017. PwC has served in this role since 1944. The Committee concluded that many factors contribute to the continued support of PwC’s independence, such as the oversight of the Public Company Accounting Oversight Board (PCAOB) through the establishment of audit, quality, ethics, and independence standards in addition to conducting audit inspections; the mandating of reports on internal control over financial reporting; PCAOB requirements for audit partner rotation; and limitations imposed by regulation and by the Committee on non-audit services provided by PwC. The Committee preapproves all audit and permitted non-audit services that PwC performs for the Company, and it approves the audit fees associated with the engagement of PwC. All services provided to Corning by PwC in 2015 and 2016 were pre-approved by the Committee in accordance with the policy.

The Committee requires key PwC partners assigned to our audit to be rotated at least every five years. The Committee and its Chair oversee the selection process for each new lead engagement partner. Throughout this process, the Committee and management provide input to PwC about the Company’s priorities, discuss candidate qualifications and interview potential candidates put forth by the firm.

In considering continuing auditor independence, the Committee periodically considers whether there should be a regular rotation of the independent registered public accounting firm. The Committee has determined that such a rotation would likely cause significant disruption to the Company without providing any significant benefit. The members of the Committee and the Board believe that the continued retention of PwC to serve as the Company’s independent registered public accounting firm is in the best interests of the Company and its investors.

As a matter of good corporate governance, the Board submits the selection of the independent audit firm to our stockholders for ratification. If the selection of PwC is not ratified by a majority of the shares of common stock present or represented at the annual meeting and entitled to vote on the matter, the Committee will review its future selection of an independent registered public accounting firm in light of that vote result. Even if the selection is ratified, the Committee in its discretion may appoint a different registered public accounting firm at any time during the year if the Committee determines that such change would be appropriate.

Corning expects representatives of PwC to be present at the Annual Meeting and available to respond to questions that may be raised there. These representatives may comment on the financial statements if they so desire.

FOR

Our Board unanimously recommends a vote FOR the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2017.

70 CORNING 2017 PROXY STATEMENT

Proposal 4 Ratification of Appointment of Independent Registered Public Accounting Firm

Fees Paid to Independent Registered Public Accounting Firm

Aggregate fees for professional services rendered by PwC in 2015 and 2016:

	2015	2016
Audit Fees	$9,123,000	$8,798,000
Audit Related Fees	314,500	486,000
Tax Fees	475,000	596,000
All Other Fees	503,000	163,000
Total Fees	$10,415,500	$10,043,000

Audit Fees. These fees are composed of professional services rendered in connection with the annual audit of Corning’s consolidated financial statements, including the audit of the effectiveness of internal control over financial reporting, and reviews of Corning’s quarterly consolidated financial statements on Form 10-Q that are customary under auditing standards generally accepted in the United States. Audit fees also include statutory audits of Corning’s foreign jurisdiction subsidiaries, audit of new information technology systems, tax related audit support, comfort letters, consents for other SEC filings and reviews of documents filed with the SEC.

Audit-Related Fees. These fees are composed of professional services rendered in connection with due diligence pertaining to acquisitions, procedures to translate certain financial statements for foreign subsidiaries, employee benefit plan audits, agreed-upon procedures and the evaluation of new accounting policies.

Tax Fees. These fees are composed of statutory tax compliance, assistance for Corning’s foreign jurisdiction subsidiaries’ tax returns, expatriate tax return compliance, other tax compliance projects and assistance in reviewing Corning’s transfer pricing policies.

All Other Fees. These fees are composed of a strategy consulting project with respect to new product development, an information technology security assessment, a fee relating to contract compliance assessment, and a fee relating to licensing technical accounting software from the independent registered public accounting firm.

Policy Regarding Audit Committee Pre-Approval of Audit and Permitted Non-Audit Services of Independent Registered Public Accounting Firm

The Audit Committee has adopted a policy for pre-approval of audit and permitted non-audit services by Corning’s independent registered public accounting firm. The full Audit Committee approves annually projected services and fee estimates for these services and other major types of services. The Audit Committee chairman has been designated by the Audit Committee to approve any services arising during the year that were not pre-approved by the Audit Committee and services that were pre-approved, but for which the associated fees will materially exceed the budget established for the type of service at issue. Services approved by the chairman are communicated to the full Audit Committee at its next regular meeting. For each proposed service, the independent registered public accounting firm is required to provide supporting documentation detailing said service and confirm that the provision of such services does not impair its independence. The Audit Committee regularly reviews reports detailing services provided to Corning by its independent registered public accounting firm.

CORNING 2017 PROXY STATEMENT 71

Proposal 4 Ratification of Appointment of Independent Registered Public Accounting Firm

Report of the Audit Committee

The purpose of the Audit Committee is to assist the Board of Directors in its general oversight of Corning’s financial reporting, internal controls and audit functions. The Audit Committee operates under a written charter adopted by the Board of Directors. The directors who serve on the Audit Committee have no financial or personal ties to Corning (other than director compensation and equity ownership as described in this proxy statement) and are all “financially literate” and “independent” for purposes of the New York Stock Exchange listing standards. The Board of Directors has determined that none of the Audit Committee members have a relationship with Corning that may interfere with the members’ independence from Corning and its management.

The Audit Committee met with management periodically during the year to consider the adequacy of Corning’s internal controls and the objectivity of its financial reporting. The Audit Committee discussed these matters with Corning’s independent registered public accounting firm and with the appropriate financial personnel and internal auditors. The Audit Committee also discussed with Corning’s senior management and independent registered public accounting firm the process used for certifications by Corning’s chief executive officer and chief financial officer that are required for certain of Corning’s filings with the SEC. The Audit Committee met privately with both the independent registered public accounting firm and the internal auditors, both of whom have unrestricted access to the Audit Committee.

The Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent registered public accounting firm. Management is responsible for: the preparation, presentation and integrity of Corning’s financial statements; accounting and financial reporting principles; establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rule 13a-15(e)); establishing and maintaining internal control over financial reporting (as defined in Exchange Act Rule 13a-15(f)); evaluating the effectiveness of disclosure controls and procedures; evaluating the effectiveness of internal control over financial reporting; and evaluating any change that has materially affected, or is reasonably likely to materially affect, internal control over financial reporting. The independent registered public accounting firm is responsible for performing an independent audit of the consolidated financial statements and expressing an opinion on the conformity of those financial statements with accounting principles generally accepted in the United States, as well as expressing an opinion on the effectiveness of internal control over financial reporting.

During the course of 2016, management updated the documentation, and performed testing and evaluation of Corning’s system of internal control over financial reporting in response to the requirements set forth in Section 404 of the Sarbanes-Oxley Act of 2002 and related regulations. The Audit Committee was kept apprised of the progress of the evaluation, and it provided oversight and advice to management during the process. In connection with this oversight, the Audit Committee received periodic updates provided by management, internal audit and the independent registered public accounting firm at each regularly scheduled Audit Committee meeting. At the conclusion of the process, management provided the Audit Committee with, and the Audit Committee reviewed a report on, the effectiveness of Corning’s internal control over financial reporting. The Audit Committee also reviewed: the report of management contained in Corning’s Annual Report on Form 10-K for the year ended December 31, 2016, filed with the SEC; as well as PricewaterhouseCoopers LLP’s Report of Independent Registered Public Accounting Firm included in Corning’s Annual Report on Form 10-K for the year ended December 31, 2016 related to its audits of the consolidated financial statements and financial statement schedule, and the effectiveness of internal control over financial reporting.

72 CORNING 2017 PROXY STATEMENT

Proposal 4 Ratification of Appointment of Independent Registered Public Accounting Firm

The Audit Committee has discussed with the independent registered public accounting firm the matters required by the applicable requirements of the Public Company Accounting Oversight Board. In addition, the Audit Committee has received from the independent registered public accounting firm the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence and discussed with them their independence from Corning and its management. The Audit Committee has considered whether the provision of permitted non-audit services by the independent registered public accounting firm to Corning is compatible with the auditor’s independence.

Based on these reviews and discussions, the Audit Committee recommended to the Board of Directors and the Board of Directors approved that the audited financial statements be included in Corning’s Annual Report on Form 10-K for the year ended December 31, 2016.

The Audit Committee:

Kurt M. Landgraf, Chair
Donald W. Blair
Stephanie A. Burns (excused from approval, as new Committee member)
Deborah A. Henretta
Daniel P. Huttenlocher
Deborah D. Rieman
Mark S. Wrighton

CORNING 2017 PROXY STATEMENT 73

Proposal 5 Re-approval of the Material Terms of the Performance Goals under our 2012 Long-Term Incentive Plan, as Required by Section 162(m) of the Internal Revenue Code

General. Our 2012 Long-Term Incentive Plan (the “2012 Plan”) was approved by our shareholders in April 2012 and became effective on May 1, 2012. The 2012 Plan provides for the grant of awards to eligible employees in the form of stock options, restricted stock, restricted stock units, stock appreciation rights, performance stock, performance stock units, cash performance units, or other awards granted by the Compensation Committee. The 2012 Plan is designed to attract, retain and motivate highly-qualified personnel — key to our future success and our ability to remain competitive—and to provide a flexible way to enable employees to obtain equity ownership of the Company, aligning their objectives with those of our shareholders.

The 2012 Plan is summarized below and attached as Appendix B to this proxy statement. This 2012 Plan summary may not contain all the information that is important to you and you should read Appendix B carefully before you decide how to vote.

Proposal: In February 2017, our Board of Directors directed us to submit this proposal to our shareholders and to seek re-approval of the material terms of the performance goals of the 2012 Plan pursuant to Section 162(m) of the Internal Revenue Code of 1986, as amended (the “IRC”), so that we may retain the flexibility to deduct for federal income tax purposes gains attributable to certain awards under the 2012 Plan which, when added to the compensation payable by us to certain executive officers in any single year, exceeds $1.0 million. The material terms of the 2012 Plan are not being changed. No new shares or amendments are being proposed or requested for the 2012 Plan.

Under Section 162(m) of the IRC, the federal income tax deductibility of compensation paid to our CEO and three other most highly compensated officers (other than our CEO and CFO) (collectively, the “Covered Employees”) may be limited to the extent such compensation exceeds $1,000,000, in any taxable year. However, we may deduct compensation paid to our Covered Employees in excess of that amount if it qualifies as “performance-based compensation” as defined in Section 162(m). In order for awards under the 2012 Plan to constitute “performance-based compensation,” the award must, among other things, must be payable only upon the attainment of pre-established, objective performance goals established by a committee comprised solely of two or more outside directors (the “Committee”), which in our case is the Compensation Committee. In addition, the materials terms of the performance goals must be disclosed to, and reapproved by, our shareholders at least every five years. As the material terms of the performance goals under the 2012 Plan were last approved by our shareholders in April 2012, such terms must be reapproved at our Annual Meeting this year for the 2012 Plan to remain in compliance with 162(m) of the IRC.

Material Terms of the 2012 Plan for Re-Approval.

Eligibility. The Committee selects the individuals who are eligible to participate in the 2012 Plan. These individuals may include executives and employees (including officers and employees who are directors) of Corning and its affiliates. As of January 31, 2017, Corning and its affiliates had approximately 41,000 active employees who would have been eligible to receive awards under the 2012 Plan.

74 CORNING 2017 PROXY STATEMENT

Proposal 5 To Re-Approval of the Material Terms of the Performance Goals under our 2012 Long-Term Incentive Plan

The following table sets forth, as of January 31, 2017, the stock option grants made under the 2012 Plan since its adoption to the individuals and groups of individuals set forth below:

No. of Stock Options
Named Executive Officers:
Wendell P. Weeks	767,002
R. Tony Tripeny	107,105
James P. Clappin	191,194
Lawrence D. McRae	214,774
David L. Morse	198,660
All Current Executive Officers as a Group (14 persons):	2,627,562
Non-Executive Directors as a Group:	0
All Non-Executive Officer Employees as a Group:	6,743,899

On January 31, 2017, the last reported sale price of our common stock on the New York Stock Exchange was $26.49 per share.

Program Limitations. Under the 2012 Plan, not more than 1,500,000 shares may be granted to any participant in any calendar year in any form (i.e., options, stock appreciation rights or shares of restricted stock). In addition, the maximum amount of awards denominated in cash to any participant in any calendar year is $15,000,000.

Stock. Under the 2012 Plan, the maximum number of shares of Corning common stock that may be granted to eligible participants is 85,000,000.

At any given time, the number of shares remaining available for issuance under the 2012 Plan will be reduced by the number of shares subject to outstanding awards and, for awards that are not denominated in shares, by the number of shares actually delivered in settlement of the award. When determining the number of shares that remain available for issuance under the 2012 Plan, the following will not be added back to the shares available for issuance:

●

The number of shares that are tendered by a participant or withheld by the Company to pay the exercise price of an award or to satisfy the participant’s tax withholding obligations in connection with the exercise or settlement of an award;

●	All of the shares covered by a stock-settled stock appreciation right to the extent exercised; and
●	Any shares that are forfeited or cancelled or otherwise expire for any reason without having been exercised or settled under prior programs.

Shares issued or options granted to settle, assume or substitute outstanding awards or obligations to grant future awards as a condition to the purchase, merger or consolidation of another entity by Corning; and (ii) shares unallocated and available for grant under a stock plan of another entity acquired by Corning, based on the applicable exchange ratio, will not reduce the number of shares available for issuance.

Shares of Corning’s common stock which are granted under the 2012 Plan may be authorized but unissued shares, treasury shares, shares acquired by the Company on the open market or a combination of these. Except in connection with a corporate transaction involving Corning, the 2012 Plan prohibits repricing of stock options and stock appreciation rights without shareholder approval, including amendment of outstanding awards to reduce the exercise price and cancellation of outstanding options or rights in exchange for cash or property, options or rights with lower exercise prices or other awards.

The 2012 Plan provides for appropriate adjustments in the aggregate number of shares and in the number of shares and the price per share, or either, of outstanding options in the case of changes in the capital stock of Corning resulting from any corporate event or distribution of stock or property in order to preserve, but not increase, the value of awards available under the 2012 Plan. The 2012 Plan also provides that in any merger or consolidation in which Corning is not the survivor and in which awards are not granted in substitution of awards outstanding under the 2012 Plan, or predecessor plans, the Committee may make provision for adjustments and/or settlements of outstanding awards as it deems appropriate and consistent with the 2012 Plan’s purposes.

CORNING 2017 PROXY STATEMENT 75

Proposal 5 To Re-Approval of the Material Terms of the Performance Goals under our 2012 Long-Term Incentive Plan

Grant of Shares, Share Units and Cash Units:

Performance Goals. Under the 2012 Plan, the Committee may award to eligible employees shares, or the right to receive shares of Corning’s common stock, or the right to receive cash payments. The Committee determines the number of shares or amount of cash awarded to individual employees and the number of rights covering shares to be issued. The Committee determines the conditions, restrictions and contingencies placed upon the grant of shares or cash, except that time-based shares and share units shall have minimum vesting over three years and performance based awards shall have minimum vesting of one year. In order to constitute qualified performance-based compensation under Section 162(m), in addition to certain other requirements, the relevant amounts must be payable only upon the attainment of pre-established, objective performance goals set by the Committee and linked to shareholder-approved performance criteria. For purposes of the 2012 Plan, one or more of the following performance criteria will be used in setting performance goals applicable to qualified performance-based compensation, either for the entire company or a subsidiary, division, business unit or an individual: net income; cash flow or cash flow on investment; operating cash flow; pre-tax or post-tax profit levels or earnings; profit in excess of cost of capital; operating earnings; return on investment; free cash flow; free cash flow per share; earnings per share; return on assets; return on net assets; return on equity; return on capital; return on invested capital; return on sales; sales growth; growth in managed assets; operating margin; operating income; total stockholder return or stock price appreciation; EBITDA; EBITA; revenue; net revenues; market share, market penetration; productivity improvements; inventory turnover measurements; reduction of losses, loss ratios or expense ratios; reduction in fixed costs; operating cost management; cost of capital; and debt reduction, any of which may be measured either in absolute terms or as compared to any incremental increase or decrease or as compared to results of a peer group or to market performance indicators or indices. The 2012 Plan also permits the Committee to provide for objectively determinable adjustments to the applicable performance criteria in setting performance goals for performance-based compensation awards. To allow Corning to qualify awards as performance-based compensation, we are seeking shareholder approval of the 2012 Plan and the performance criteria listed above.

Restrictions on Awards. The shares or cash awarded to or earned by individual employees are subject to transfer restriction and/or forfeiture for a period of time as determined by the Committee in its discretion. The restrictions on transfer and the possibility of forfeiture may be waived, with the approval of the Committee, if an employee’s employment relationship is terminated by reason of death, disability or retirement, or by reason of a subsidiary ceasing to be such. In addition, the Committee may remove, in its discretion, in whole or in part, the restrictions on sale or transfer and the possibility of forfeiture in the event of the termination of employment if circumstances so warrant. Shares may be issued to recognize past performance either generally or upon attainment of specific objectives. Shares issuable for performance will be payable only to the extent the Committee determines that an eligible employee has met such objectives and will generally be valued as of the date of such determination. No employee shall have any right to receive shares or cash based upon the attainment of objectives prior to the expiration of the date set for the performance of objectives unless (i) otherwise determined by the Committee or (ii) the participant’s employment is terminated by reason of disability or retirement, in each case with the consent of Corning.

Grant of Stock Options and Stock Appreciation Rights. Under the 2012 Plan, the Committee may grant to eligible employees either non-qualified or “incentive” stock options, or both, to purchase shares of Corning’s common stock at not less than 100% of fair market value on the date of grant. No stock option may be outstanding for more than ten years. The Committee may also provide that options may not be exercised in whole or in part for any period or periods of time. The number of shares covered by incentive stock options that may be first exercised by an individual in any year cannot have an aggregate fair market value in excess of $100,000, measured at the date of grant. The maximum number of shares that may be issued in connection with incentive stock options intended to comply with Section 422 of the IRC, shall be 85,000,000. The Committee may provide that in the event the employment of an employee is terminated, the right to exercise options held under the 2012 Plan may continue through its original expiration date or for such shorter period of time after such event as the Committee may determine appropriate. Options are not assignable or transferable except for limited circumstances such as death and, with the consent of the Committee, to certain family members to assist with estate planning. The 2012 Plan does not permit an optionee to defer recognition of gain upon the exercise of a stock option.

76 CORNING 2017 PROXY STATEMENT

Proposal 5 To Re-Approval of the Material Terms of the Performance Goals under our 2012 Long-Term Incentive Plan

The 2012 Plan permits the granting of stock appreciation rights which permit an optionee to receive an amount equal to the difference between the fair market value on the date of grant and the market price of the common stock on the date the right is exercised, payable in cash or shares. No stock appreciation right may be outstanding for more than 10 years. The option price is to be paid to Corning by the optionee, in full, concurrently with the issuance or delivery of the stock. The optionee may pay the option price in cash or with shares of Corning’s common stock owned by the optionee, or by such other means as the Committee may authorize. The optionee has no rights as a shareholder with respect to the shares subject to option until shares are issued upon exercise of the option.

Other Terms:

Committee. The 2012 Plan is administered by the Compensation Committee of the Board of Directors, consisting of three or more independent directors, whose members meet the requirements of Section 16(b) promulgated under the Securities Exchange Act of 1934, as amended, and the definition of an “outside director” under the regulations promulgated pursuant to Section 162(m) of the IRC. No member of the Committee or non-employee member of the Board is eligible to participate in the 2012 Plan. The Committee may delegate to an executive officer of Corning certain rights and responsibilities, including the limited right to grant awards to individuals, except that only the Committee may grant awards to officers.

Amendment, Administration and Termination. The 2012 Plan expires May 1, 2021 and no awards may be granted after that date. The Board is authorized to terminate or amend the 2012 Plan, except that no such termination or amendment is effective without the approval of shareholders, if such approval is required.

Taxation. Corning believes that the federal income tax consequences of the 2012 Plan are as follows:

Stock Options and Stock Appreciation Rights. No income will be recognized by an optionee at the time either a non-qualified option, an incentive stock option or a stock appreciation right is granted. An optionee who exercises a non-qualified option or a stock appreciation right will recognize compensation taxable as ordinary income (subject, in the case of employees, to withholding) in an amount equal to the difference between the exercise price and the fair market value of the shares on the date of exercise, and Corning or the subsidiary employing the optionee will be entitled to a deduction from income in the same amount. The optionee’ s basis in such shares will be increased by the amount taxable as compensation, and the optionees’ capital gain or loss when the shares are sold will be calculated using such increased basis. The capital gain or loss on disposition of the shares will be either long-term or short-term depending on the holding period of the shares.

If all applicable requirements of Section 422 of the IRC, are met with respect to incentive stock options, including the requirement that the stock be held for more than two years from the date of grant of the option and more than one year from the date of exercise, no income to the optionee will be recognized at the time of exercise of an incentive stock option. The excess of the fair market value of the shares at the time of exercise over the amount paid is an item of tax preference, which may be subject to the alternative minimum tax. In general, if an incentive stock option is exercised after three months of termination of employment, or if the shares are sold within one year of the date of exercise or two years from the date of grant, the optionee will recognize ordinary income in an amount equal to the difference between the exercise price and the lesser of the fair market value of the shares on the date of exercise or the sale price. Any excess of the sale price over the fair market value on the date of exercise will be taxed as a capital gain. Corning will be entitled to a tax deduction only if its employee recognizes ordinary income and only in the amount of income the employee recognizes.

Restricted Shares and Restricted Share Units. Shares of common stock awarded to an employee which are not subject to restrictions and the possibility of forfeiture will be taxed as ordinary income, subject to withholding, at the time of the transfer of the shares to the participant. Subject to any applicable limitations imposed by Section 162(m) of the IRC, the value of such awards will be deductible by Corning or by the subsidiary employing the employee at the same time and in the same amount. Shares subject to restrictions and the possibility of forfeiture will not be subject to tax nor will such grant result in a tax deduction for Corning at the time of award. However, when such shares become free of restrictions and the possibility of forfeiture, the fair market value of such shares at that time (i) will be treated as ordinary income to the employee and (ii) subject to any applicable limitations imposed by Section 162(m) of the IRC, will be deductible by Corning or by the subsidiary employing the employee. Alternatively, an employee receiving shares

CORNING 2017 PROXY STATEMENT 77

Proposal 5 To Re-Approval of the Material Terms of the Performance Goals under our 2012 Long-Term Incentive Plan subject to restrictions and the possibility of forfeiture may elect to include in his or her gross income, for the taxable year in which such shares are transferred to him or her, the fair market value of such shares at that time; in such case, he or she need not include any amount in gross income at the time the shares become free of restrictions and the possibility of forfeiture. However, an employee making such an election will not be allowed a deduction if the shares are subsequently forfeited. The employee will have a tax basis for the shares equal to their fair market value at the time they are included in gross income and will realize long-term or short-term capital gain on disposition of the shares depending upon the holding period of the shares, which will commence at the time the employee is deemed to be in receipt of ordinary income with respect to such shares.

Restricted share units awarded to an employee will be taxed as ordinary income, subject to withholding, at the time of the units are settled or paid to the participant. Subject to any applicable limitations imposed by Section 162(m) of the IRC, the value of such awards will be deductible by Corning or by the subsidiary employing the employee at the same time and in the same amount. Certain awards under the 2012 Plan may be subject to the requirements applicable to nonqualified deferred compensation under Section 409A of the IRC. Although Corning intends that awards will satisfy those requirements, if they do not, employees may be subject to additional income taxes and interest under Section 409A of the IRC.

Limitations on the Employer’s Compensation Deduction. Section 162(m) of the IRC limits the deduction certain employers may take for otherwise deductible compensation payable to certain executive officers of the employer to the extent the compensation paid to such an officer for the year exceeds $1 million, unless the compensation is performance-based, is approved by the employer’s shareholders, and meets certain other criteria, as described above under the heading “Grant of Shares, Share Units and Cash Units—Performance Goals.”

Application of Section 409A of the Code. Section 409A of the IRC imposes an additional 20% tax and interest on an individual receiving non-qualified deferred compensation under a plan that fails to satisfy certain requirements. For purposes of Section 409A, “non-qualified deferred compensation” includes equity-based incentive programs, including some stock options, stock appreciation rights and restricted stock unit programs. Generally speaking, Section 409A does not apply to incentive stock options, non-discounted non-qualified stock options and appreciation rights if no deferral is provided beyond exercise, or restricted stock. The awards made pursuant to the 2012 Plan are expected to be designed in a manner intended to comply with the requirements of Section 409A of the IRC to the extent the awards granted under the 2012 Plan are not exempt from coverage. However, if the 2012 Plan fails to comply with Section 409A in operation, a participant could be subject to the additional taxes and interest.

State and Local Tax Consequences. State and local tax consequences may in some cases differ from the federal tax consequences. The foregoing summary of the income tax consequences in respect of the 2012 Plan is for general information only. Interested parties should consult their own advisors as to specific tax consequences of their awards.

ERISA. The 2012 Plan is not subject to the Employee Retirement Income Security Act of 1974, as amended, and is not intended to be qualified under Section 401(a) of the IRC.

New Plan Benefits:

The granting of awards under the 2012 Plan to officers and employees of Corning and its affiliates is discretionary, and we cannot now determine the number or type of awards to be granted in the future to any particular person or group of employees under the 2012 Plan.

FOR

The Board of Directors recommends a vote FOR the re-approval of the material terms of the performance goals under our 2012 Long-Term Incentive Plan, as required by Section 162(m) of the Internal Revenue Code.

78 CORNING 2017 PROXY STATEMENT

Proposal 5 To Re-Approval of the Material Terms of the Performance Goals under our 2012 Long-Term Incentive Plan

Equity Compensation Plan Information

The following table shows the total number of outstanding options and shares available for future issuances under all of our existing equity compensation plans, including the 2012 Long-Term Incentive Plan and our 2010 Equity Plan for Non-Employee Directors as of December 31, 2016.

	A		B	C
Plan Category	Securities To Be Issued Upon Exercise of Outstanding Options, Warrants and Rights		Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (excluding securities reflected in column A)
Equity Compensation Plans Approved by Security Holders	36,147,000	(1)	$16.91	68,646,314
Equity Compensation Plans Not Approved Security Holders	0		—	0
Total	36,147,000	(1)	$16.91	68,646,314
(1)	Shares indicated are total grants under the most recent shareholder approved plans as well as any shares remaining outstanding from any prior shareholder approved plans.

CORNING 2017 PROXY STATEMENT 79

Frequently Asked Questions About the Meeting and Voting

Why Did You Send Me This Proxy Statement?

We sent this proxy statement and the enclosed proxy card to you because our Board of Directors is soliciting your proxy to vote at the Annual Meeting. This proxy statement summarizes information concerning the matters to be presented at the meeting and related information that will help you make an informed vote. This proxy statement and the accompanying proxy card are first being distributed or made available to shareholders on or about March 17, 2017.

When and Where is the Annual Meeting?

The Annual Meeting will be held on Thursday, April 27, 2017, at 11 a.m. Eastern Time, at The Corning Museum of Glass, One Museum Way, Corning, New York 14830.

Who May Attend the Annual Meeting?

The Annual Meeting is open to holders of our common shares who held such shares as of the meeting’s record date, February 27, 2017. To attend the meeting, you will need to register upon arrival. We may check for your name on our shareholders’ list and ask you to produce valid photo ID. If your shares are held in street name by your broker or bank, you should bring your most recent brokerage account statement or other evidence of your share ownership. If we cannot verify that you own Corning shares, it is possible that you will not be admitted to the meeting.

What Am I Voting On?

At the Annual Meeting, you will be voting:

●	To elect 13 directors for a one-year term;
●	To approve the Company’s executive compensation (Say on Pay);
●	To vote on the frequency with which we hold the Say on Pay vote;
●	To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2017;
●	To re-approve the material terms of the performance goals under our 2012 Long-Term Incentive Plan, as required by Section 162(m) of the U.S. Internal Revenue Code; and
●	Any other matter, if any, as may properly come before the meeting and any adjournment or postponement of the Annual Meeting.

80 CORNING 2017 PROXY STATEMENT

Frequently Asked Questions About the Meeting and Voting

How Do You Recommend That I Vote on These Items?

The Board of Directors recommends that you vote your shares:

●	FOR all of the director nominees (Proposal 1);
●

FOR the advisory approval of the compensation of the Company’s NEOs, as such information is disclosed in the Compensation Discussion & Analysis, the compensation tables and the accompanying disclosure (Say on Pay) (Proposal 2);

●	To hold the Say on Pay vote EVERY YEAR (Proposal 3);
●	FOR ratification of the Board’s appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2017 (Proposal 4); and
●	FOR the re-approval of the material terms of the performance goals under our 2012 Long-Term Incentive Plan, as required by Section 162(m) of the U.S. Internal Revenue Code (Proposal 5).

Who is Entitled to Vote?

You may vote if you owned our common shares as of the close of business on February 27, 2017, the record date for the Annual Meeting.

How Many Votes Do I Have?

You are entitled to one vote for each common share you own. As of the close of business on February 27, 2017, we had 927, 045, 692 common shares outstanding. The shares held in our treasury are not considered outstanding and will not be voted or considered present at the meeting.

How Do I Vote By Proxy Before the Annual Meeting?

Before the meeting, registered shareholders may vote shares in one of the following three ways:

●	By Internet at www.investorvote.com/glw;
●	By telephone (from the United States and Canada only) at 1-(800)-652-VOTE (8683); and
●	By mail by completing, signing, dating and returning the enclosed proxy card in the postage paid envelope provided (see instructions on proxy card).

Please refer to the proxy card for further instructions on voting by Internet or telephone.

Please use only one of the three ways to vote.

If you hold shares in the account of or name of a broker, your ability to vote those shares by Internet and telephone depends on the voting procedures used by your broker, as explained below under “How Do I Vote If My Broker Holds My Shares In “Street Name”?”

May I Vote My Shares in Person At the Annual Meeting?

Yes. You may vote your shares at the meeting if you attend in person, even if you previously submitted a proxy card or voted by Internet or telephone. Whether or not you plan to attend the meeting, however, we strongly encourage you to vote your shares by proxy before the meeting.

CORNING 2017 PROXY STATEMENT 81

Frequently Asked Questions About the Meeting and Voting

May I Change My Mind After I Vote?

Yes. You may change your vote or revoke your proxy at any time before the polls close at the meeting. You may change your vote by:

●	signing another proxy card with a later date and returning it to Corning’s Corporate Secretary at One Riverfront Plaza, Corning, NY 14831, prior to the meeting;
●	voting again by Internet or telephone prior to the meeting; or
●	voting again at the meeting.

You also may revoke your proxy prior to the meeting without submitting any new vote by sending a written notice that you are withdrawing your vote to our Corporate Secretary at the address listed above.

What Shares Are Included on My Proxy Card?

Your proxy card includes shares held in your own name and shares held in any Corning plan. You may vote these shares by Internet, telephone or mail, as described on the enclosed proxy card. Your proxy card does not include any shares held in a brokerage account in the name of your bank or broker (such shares are said to be held in “street name”).

How Do I Vote if I Participate in the Corning Investment Plan?

If you hold shares in the Corning Investment Plan, which includes shares held in the Corning Stock Fund in the Company’s 401(k) plan, these shares have been added to your other holdings on your proxy card. Your completed proxy card serves as voting instructions to the trustee of the plan. You may direct the trustee to vote your plan shares by submitting your proxy vote for those shares, along with the rest of your shares, by Internet, telephone or mail, all as described on the enclosed proxy card. If you do not instruct the trustee to vote, your plan shares will be voted by the trustee in the same proportion that it votes shares in other plan accounts for which it did receive timely voting instructions.

How Do I Vote if My Broker Holds My Shares in “Street Name”?

If your shares are held in a brokerage account in the name of your bank or broker (this is called “street name”), those shares are not included in the total number of shares listed as owned by you on the enclosed proxy card. Instead, your bank or broker will send you directions on how to vote those shares.

Will My Shares Held in Street Name be Voted if I Do Not Provide My Proxy?

Under the New York Stock Exchange rules, if you own shares in “street name” through a broker and do not vote, your broker may not vote your shares on proposals determined to be “non-routine.” In such cases, the absence of voting instructions results in a “broker non-vote.” Broker non-voted shares count toward achieving a quorum requirement for the Annual Meeting, but they do not affect the determination of whether the non-routine matter is approved or rejected. The proposal to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm is the only matter in this proxy statement considered to be a routine matter for which brokers will be permitted to vote on behalf of their clients, if no voting instructions are furnished. Since Proposals 1, 2, 3, and 5 are non-routine matters, broker non-voted shares will not count as votes cast to affect the determination of whether those proposals are approved or rejected. Therefore, it is important that you provide voting instructions to your broker.

82 CORNING 2017 PROXY STATEMENT

Frequently Asked Questions About the Meeting and Voting

What if I Return My Proxy Card or Vote by Internet or Telephone but Do Not Specify How I Want to Vote?

If you sign and return your proxy card or complete the Internet or telephone voting procedures, but do not specify how you want to vote your shares, we will vote them as follows:

●	FOR all of the director nominees (Proposal 1);
●

FOR the advisory vote to approve the compensation of the Company’s NEOs, as such information is disclosed in the Compensation Discussion & Analysis, the compensation tables and the accompanying disclosure (commonly referred to as “Say on Pay”) (Proposal 2);

●	To hold the Say on Pay vote EVERY YEAR (Proposal 3);
●	FOR ratification of the Board’s appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2017 (Proposal 4); and
●	FOR the re-approval of the material terms of the performance goals under our 2012 Long-Term Incentive Plan, as required by Section 162(m) of the U.S. Internal Revenue Code (Proposal 5).

If you participate in the Corning Investment Plan and do not submit timely voting instructions, the trustee of the plan will vote the shares in your plan account in the same proportion that it votes shares in other plan accounts for which it did receive timely voting instructions, as explained above under the question “How Do I Vote If I Participate In The Corning Investment Plan?”

What Does it Mean if I Receive More Than One Proxy Card?

If you received more than one proxy card, you have multiple accounts with your brokers or our transfer agent. Please vote all of these shares. We recommend that you contact your broker or our transfer agent to consolidate as many accounts as possible under the same name and address. You may contact our transfer agent, Computershare Trust Company, N.A., at 1-(800)-255-0461.

May Shareholders Ask Questions at the Annual Meeting?

Yes. Our representatives will answer your questions of general interest to shareholders at the end of the meeting. In order to give a greater number of shareholders the opportunity to ask questions, we may impose certain procedural requirements, such as limiting repetitive or follow-up questions, or those of a personal nature.

How Many Shares Must be Present to Hold the Meeting?

In order for us to conduct our meeting, a majority of our outstanding common shares as of February 27, 2017, the record date for the meeting, must be present in person or by proxy at the meeting. This is called a quorum. Your shares are counted as present at the meeting if you attend the meeting and vote in person or if you properly return a proxy by Internet, telephone or mail.

CORNING 2017 PROXY STATEMENT 83

Frequently Asked Questions About the Meeting and Voting

What is the Vote Required for Each Proposal?

	Affirmative Vote Required	Broker Discretionary Voting Allowed
Proposal 1: Election of 13 directors	Majority of votes cast at the meeting in person or by proxy	No
Proposal 2: Advisory vote to approve the compensation of the Company’s NEOs	Majority of votes cast at the meeting in person or by proxy	No
Proposal 3: Advisory vote on the frequency of the Say on Pay vote	N/A	No
Proposal 4: Ratification of the appointment of independent registered public accounting firm for fiscal year 2017	Majority of votes cast at the meeting in person or by proxy	Yes
Proposal 5: Re-approval of the material terms of the performance goals under our 2012 Long-Term Incentive Plan, as required by Section 162(m) of the IRC	Majority of votes cast at the meeting in person or by proxy	No

With respect to Proposals 1, 2, 4, and 5 you may vote “FOR”, “AGAINST” or “ABSTAIN”. With respect to Proposal 3, you may vote “EVERY YEAR”, “EVERY 2 YEARS”, “EVERY 3 YEARS” or “ABSTAIN”. If you “ABSTAIN” from voting on any of these Proposals, the abstention will not constitute a vote cast.

How Will Voting on “Any Other Business” be Conducted?

We have not received proper notice of, and are not aware of, any business to be transacted at the meeting other than as indicated in this proxy statement. If any other item or proposal properly comes before the meeting, the proxies received will be voted on those matters in accordance with the discretion of the proxy holders.

Who Pays for the Solicitation of Proxies?

Our Board of Directors is making this solicitation of proxies on behalf of the Company. The Company will pay the costs of the solicitation, including the costs for preparing, printing and mailing this proxy statement. We have hired Georgeson Inc. to assist us in soliciting proxies. It may do so by telephone, in person or by other electronic communications. We anticipate paying Georgeson a fee of $21,000 plus expenses for these services. We also will reimburse brokers, nominees and fiduciaries for their costs in sending proxies and proxy materials to our shareholders so that you may vote your shares. Our directors, officers and regular employees may supplement Georgeson’s proxy solicitation efforts by contacting you by telephone or electronic communication or in person. We will not pay directors, officers or other regular employees any additional compensation for their proxy solicitation efforts.

How Can I Find the Voting Results of the Annual Meeting?

Following the conclusion of the Annual Meeting, we will include the voting results in a Form 8-K, which we expect to file with the Securities and Exchange Commission (the “SEC”) on or before May 3, 2017.

84 CORNING 2017 PROXY STATEMENT

Frequently Asked Questions About the Meeting and Voting

How Do I Submit a Shareholder Proposal For, or Nominate a Director For Election at, Next Year’s Annual Meeting?

Proposals for Inclusion in Next Year’s Proxy Statement

SEC rules permit shareholders to submit proposals for inclusion in our proxy statement if the shareholder and the proposal meet the requirements specified in SEC Rule 14a-8.

When to send these proposals: Any shareholder proposals submitted in accordance with SEC Rule 14a-8 must be received at our principal executive offices no later than the close of business on November 17, 2017.

Where to send these proposals: Proposals should be addressed to Corporate Secretary, Corning Incorporated, One Riverfront Plaza, Corning, New York 14831.

What to include: Proposals must conform to and include the information required by SEC Rule 14a-8.

Director Nominees for Inclusion in Next Year’s Proxy Statement

In 2015, we amended our by-laws to permit a group of shareholders (up to 20) who have owned a significant amount of Corning’s common stock (at least 3%) for a significant amount of time (at least 3 years) the ability to submit director nominees (the greater of two directors or 20% of our Board) for inclusion in our proxy statement if the shareholder(s) and the nominee(s) satisfy the requirements specified in our by-laws.

When to send these notices of director nominees: Notices of director nominees submitted under these by-law provisions must be received no earlier than October 18, 2017 and no later than November 17, 2017.

Where to send these notices of director nominees: Notices should be addressed to Corporate Secretary, Corning Incorporated, One Riverfront Plaza, Corning, New York 14831.

What to include: Notices must include the information required by our by-laws, which are available on Corning’s website.

Other Proposals or Nominees for Presentation at Next Year’s Annual Meeting

Our by-laws require that any shareholder proposal, including director nominations, that is not submitted for inclusion in next year’s proxy statement (either under SEC Rule 14a-8 or our proxy access by-laws), but is instead sought to be presented directly at the 2018 annual meeting, must be received at our principal executive offices no earlier than the 120th day and no later than the close of business on the 90th day prior to the first anniversary of the preceding year’s annual meeting.

When to send these proposals: Shareholder proposals, including director nominations, submitted under these by-law provisions must be received no earlier than December 28, 2017 and no later than January 27, 2018.

Where to send these proposals: Proposals should be addressed to Corporate Secretary, Corning Incorporated, One Riverfront Plaza, Corning, New York 14831.

What to include: Proposals must include the information required by our by-laws, which are available on Corning’s website.

CORNING 2017 PROXY STATEMENT 85

Frequently Asked Questions About the Meeting and Voting

Why Haven’t I Received a Printed Copy of the Proxy Statement or Annual Report?

We are furnishing proxy materials to you online, as permitted by SEC rules, to expedite your receipt of materials while lowering costs and reducing the environmental impact of printing and mailing full sets of annual meeting materials. If you received by mail a notice of the electronic availability of these materials, you will not receive a printed copy unless you specifically request it. Such notice contains instructions on how to request a paper copy of the materials.

Is the Proxy Statement Available on the Internet?

Yes. Most shareholders will receive the proxy statement and other annual meeting materials online. If you received a paper copy, you can also view these documents online by accessing our website at www.corning.com/2017-proxy. You can elect to receive future proxy statements and annual reports by Internet instead of receiving paper copies by mail by following the instructions for making such election when you electronically vote your shares.

Are You “Householding” For Shareholders Sharing the Same Address?

Yes. The SEC’s rules regarding the delivery to shareholders of proxy statements, annual reports, prospectuses and information statements permit us to deliver a single copy of these documents to an address shared by two or more of our shareholders. This method of delivery is referred to as “householding,” and can significantly reduce our printing and mailing costs. It also reduces the volume of mail you receive. This year, we are delivering only one proxy statement and 2016 Annual Report to multiple registered shareholders sharing an address, unless we receive instructions to the contrary from one or more of the shareholders. We will still be required, however, to send you and each other shareholder at your address an individual proxy voting card. If you would like to receive more than one copy of this proxy statement and our 2016 Annual Report, we will promptly send you additional copies upon written or oral request directed to our transfer agent, Computershare Trust Company, N.A., toll free at 1-(800)-255-0461 or at PO Box 30170, College Station, Texas 77842-3170. The same phone number and mailing address may be used to notify us that you wish to receive a separate proxy statement or Annual Report in the future, or to request delivery of a single copy of a proxy statement or Annual Report if you are receiving multiple copies.

86 CORNING 2017 PROXY STATEMENT

Frequently Asked Questions About the Meeting and Voting

Code of Ethics

Our Board of Directors has adopted the Code of Ethics for the Chief Executive Officer and Financial Executives and the Code of Conduct for Directors and Executive Officers, which supplements the Code of Conduct governing all employees and directors. A copy of the Code of Ethics is available on our website at https://www.corning.com/worldwide/en/about-us/investor-relations/board-download-library.html. We will disclose any amendments to, or waivers from, the Code of Ethics on our website within four business days of such determination. During 2016, no amendments to or waivers of the provisions of the Code of Ethics were made with respect to any of our directors or executive officers.

Incorporation by Reference

The Compensation Committee Report on page 53 and the Report of Audit Committee of the Board of Directors on page 72, are not deemed filed with the SEC and shall not be deemed incorporated by reference into any prior or future filings made by Corning under the Securities Act or the Exchange Act, except to the extent that Corning specifically incorporates such information by reference. In addition, this proxy statement includes several website addresses. These website addresses are intended to provide inactive, textual references only. The information on these websites is not part of this proxy statement.

Additional Information

This Proxy Statement, our 2016 Annual Report, our Annual Report on Form 10-K, and all other filings with the SEC, each of the Board Committee Charters and the Corporate Governance Guidelines and Director Qualification Standards may be accessed via the Investor Relations page on Corning’s web site at www.corning.com. These documents are also available without charge upon a shareholder’s written or oral request to Investor Relations, Corning Incorporated, One Riverfront Plaza, Corning, NY, 14831, telephone number 1-(607)-974-9000.

CORNING 2017 PROXY STATEMENT 87

Appendix A Corning Incorporated and Subsidiary Companies Reconciliation of Non-GAAP Financial Measures to GAAP Financial Measures; Certain Definitions

Certain Definitions Used in this Proxy Statement:

Target Debt is total reported debt, plus operating lease adjustment, plus pension and other post-employment benefits (OPEB) adjustment.
Target EBITDA is EBITDA, plus operating lease adjustment, plus pension and OPEB adjustment, plus stock compensation expense.

* * *

CORNING INCORPORATED AND SUBSIDIARY COMPANIES
RECONCILIATIONS OF ADJUSTED EARNINGS PER SHARE AND ADJUSTED NET INCOME TO EARNINGS PER SHARE AND NET INCOME
Year Ended December 31, 2016
(Unaudited; amounts in millions, except per share amounts)

	Per Share	Net Income
Adjusted earnings per share (EPS) and adjusted net income	$1.55	$1,774
Adjustments:
Constant currency adjustments (JPY@ ¥99, KRW @ 1,100) and impact of foreign currency hedges	(0.41)	(470)
related to translated earnings(a)
Gain on realignment of our ownership interest in Dow Corning, net of acquisition-related costs(b)	2.24	2,569
Pension mark-to-market adjustment(c)	(0.04)	(44)
Restructuring, impairment and other charges(d)	(0.22)	(249)
Equity in earnings of affiliated companies(e)	0.02	22
Discrete tax items and other tax-related adjustments(f)	0.02	28
Other items(g)	0.06	65
GAAP EPS and net income	3.23	3,695
(a)	Represents constant currency adjustments to our U.S. GAAP results to reflect after-tax performance applying a ¥99 JPY and 1,100 KRW FX rate. Hedge contracts: Represents the mark-to-market and realized net gain related to translated earnings contracts.
(b)	Gain recorded on the completion of the strategic realignment of our ownership interest in Dow Corning, net of intangible amortization, inventory valuation adjustments and external acquisition-related deal costs.
(c)	Mark-to-market pension gains and losses, which arise from changes in actuarial assumptions and the difference between actual and expected returns on plan assets and discount rates.
(d)	This amount includes restructuring, impairment and other charges, including other expenses and disposal costs not classified as restructuring expense.
(e)	These adjustments relate to items which do not reflect expected on-going operating results of our affiliated companies, such as restructuring, impairment and other charges and settlements under “take-or-pay” contracts.
(f)	This represents the removal of discrete adjustments attributable to changes in tax law and changes in judgment about the realizability of certain deferred tax assets, as well as other non-operational tax-related adjustments.
(g)	Includes the after-tax gain of $25 million on the contribution of our equity interests in Pittsburgh Corning Corporation and Pittsburgh Corning Europe as partial settlement of the asbestos litigation and the positive impact of the change in the contingent consideration fair value adjustment of $40 million.

88 CORNING 2017 PROXY STATEMENT

Appendix A

CORNING INCORPORATED AND SUBSIDIARY COMPANIES
RECONCILIATIONS OF ADJUSTED EARNINGS PER SHARE AND ADJUSTED NET INCOME TO EARNINGS PER SHARE AND NET INCOME
Year Ended December 31, 2015
(Unaudited; amounts in millions, except per share amounts)

	Per Share	Net Income
Adjusted earnings per share (EPS) and adjusted net income	$1.40	$1,882
Adjustments:
Pension mark-to-market adjustment(a)	(0.08)	(105)
Constant currency adjustments (JPY @ ¥99, KRW @ 1,100) and impact of foreign currency hedges	(0.26)	(356)
related to translated earnings(b)
Equity earnings in affiliated companies(c)	0.02	33
Restructuring, impairment and other charges(d)	(0.03)	(42)
Other(e)	0.00	(1)
Discrete tax items and other tax-related adjustments(f)	(0.03)	(36)
Acquisition-related costs(g)	(0.03)	(36)
GAAP EPS and net income	$1.00	$1,339
(a)	Represents pension mark-to-market gains and losses arising from changes in actuarial assumptions and the difference between actual and expected returns on plan assets and discount rates.
(b)	Represents constant currency adjustments to our US GAAP results to reflect after-tax performance applying a ¥99 JPY and 1,100 KRW FX rate. Hedge Contracts: Represents the mark-to-market and realized net gain related to translated earnings contracts.
(c)	These adjustments relate to items which do not reflect expected on-going operating results of our affiliated companies, such as asset impairments, significant liability reserve reversals and other charges and settlements under “take-or-pay” contracts.
(d)	Represents restructuring, impairment and other charges, including goodwill impairment charges and other expenses and disposal costs not classified as restructuring expense.
(e)	Includes amounts related to the Pittsburgh Corning Corporation (PCC) asbestos litigation, impacts from the acquisition of Samsung Corning Precision Materials and post combination expenses related to an acquisition in the first quarter of 2015.
(f)	Represents the removal of discrete adjustments attributable to changes in tax law and changes in judgment about the realizability of certain deferred tax assets, as well as other non-operational tax-related adjustments, including the tax effect of transfer pricing out-of-period adjustment.
(g)	Includes intangible amortization, inventory valuation adjustments and external acquisition-related deal costs.

CORNING INCORPORATED AND SUBSIDIARY COMPANIES
RECONCILIATION OF ADJUSTED CASH FLOWS FROM OPERATING ACITIVITIES TO CASH FLOWS FROM OPERATING ACTIVITIES
Year Ended December 31, 2016
(Unaudited; amounts in millions)

Net cash provided by operating activities	$2,521
Transaction costs on realignment of equity investment(a)	37
Realized gains on translated earnings contracts(b)	201
Translation losses on cash balances(c)	10
Adjusted cash flows from operating activities	$2,769
(a)	Represents the transaction costs on the strategic realignment of our ownership interest in Dow Corning
(b)	Represents the realized gain on foreign currency hedges related to translated earnings.
(c)	Represents translation losses on Corning’s foreign cash balances

CORNING INCORPORATED AND SUBSIDIARY COMPANIES
RECONCILIATION OF ADJUSTED OPERATING CASH FLOW FOR COMPENSATION PURPOSES TO NET CASH PROVIDED BY OPERATING ACTIVITIES
Year Ended December 31, 2016
(Unaudited; amounts in millions)

Adjusted Operating Cash Flow for Compensation Purposes of Corning Incorporated

Adjusted operating cash flow for compensation purposes	$1,651
Adjustments from GAAP Net Cash Provided by Operating Activities
Translation losses on cash balances(a)	(10)
Restructuring payments and Dow Corning deal costs(b)	(49)
Realized gains on translated earnings contracts(c)	(201)
Capital expenditures(d)	1,130
Net cash provided by operating activities	$2,521
(a)	Represents translation losses on Corning’s foreign cash balances
(b)	Represents a budget to actual adjustment to arrive at the metric to calculate incentive compensation.

CORNING 2017 PROXY STATEMENT 89

Appendix A

(c)	Represents the realized gain on foreign currency hedges related to translated earnings.
(d)	Represents Corning’s 2016 capital expenditures.

CORNING INCORPORATED AND SUBSIDIARY COMPANIES
RECONCILIATION OF ADJUSTED OPERATING CASH FLOW FOR COMPENSATION PURPOSES TO NET CASH PROVIDED BY OPERATING ACTIVITIES
Year Ended December 31, 2015
(Unaudited; amounts in millions)

Adjusted Operating Cash Flow for Compensation Purposes of Corning Incorporated

Adjusted operating cash flow for compensation purposes	$3,219
Adjustments from GAAP Net Cash Provided by Operating Activities:
Translation losses on cash balances(a)	278
Restructuring cash(b)	(35)
Realized gain on foreign currency hedges related to translated earnings(c)	(653)
Net cash provided by operating activities - GAAP	$2,809
(a)	Represents translation losses on Corning’s foreign cash balances.
(b)	Represents a budget to actual adjustment to arrive at the metric to calculate incentive compensation.
(c)	Represents the 2015 realized gain on foreign currency hedges related to translated earnings (Japanese yen, Korean won and euro).

CORE PERFORMANCE MEASURES
In managing the Company and assessing our financial performance, we supplement certain measures provided by our consolidated financial statements with measures adjusted to exclude certain items, to arrive at core performance measures. We believe reporting core performance measures provides investors greater transparency to the information used by our management team to make financial and operational decisions. Corning has adopted the use of constant currency reporting for the Japanese yen and South Korean won, and uses an internally derived yen-to-dollar management rate of ¥99 and won-to-dollar management rate of ₩1,100.

Net sales, equity in earnings of affiliated companies and net income are adjusted to exclude the impacts of changes in the Japanese yen and the South Korean won, gains and losses on our foreign currency hedges related to translated earnings, acquisition-related costs, discrete tax items, restructuring and restructuring-related charges, certain litigation-related expenses, pension mark-to-market adjustments and other items which do not reflect on-going operating results of the Company or our equity affiliates. Management’s discussion and analysis on our reportable segments has also been adjusted for these items, as appropriate. These measures are not prepared in accordance with Generally Accepted Accounting Principles in the United States (“GAAP”). We believe investors should consider these non-GAAP measures in evaluating our results as they are more indicative of our core operating performance and how management evaluates our operational results and trends. These measures are not, and should not be viewed as a substitute for GAAP reporting measures. Corning does not forecast the movement of the Japanese yen and South Korean won against the U.S. dollar, or other items that do not reflect ongoing operations. As a result, the company is unable to provide forward-looking information on a GAAP basis.

Items which we exclude from GAAP measures to arrive at Core Performance measures are as follows:

(1)	Constant-currency adjustments:
Constant-yen: Because a significant portion of Display Technologies segment revenues and manufacturing costs are denominated in Japanese yen, management believes it is important to understand the impact on core earnings of translating yen into dollars. Presenting results on a constant-yen basis mitigates the translation impact of the Japanese yen, and allows management to evaluate performance period over period, analyze underlying trends in our businesses, and establish operational goals and forecasts. As of January 1, 2015, we used an internally derived management rate of ¥99, which is closely aligned to our current yen portfolio of foreign currency hedges, and have recast all periods presented based on this rate in order to effectively remove the impact of changes in the Japanese yen. Constant-won: Because a significant portion of Corning Precision Materials’ costs are denominated in South Korean won, management believes it is important to understand the impact on core earnings from translating won into dollars. Presenting results on a constant-won basis mitigates the translation impact of the South Korean won, and allows management to evaluate performance period over period, analyze underlying trends in our businesses, and establish operational goals and forecasts without the variability caused by the fluctuations caused by changes in the rate of this currency. We use an internally derived management rate of ₩1,100, which is consistent with historical prior period averages of the won.
(2)	Translated earnings contract loss (gain): We have excluded the impact of the gains and losses of our translated earnings contracts for each period presented.
(3)	Acquisition-related costs: These expenses include intangible amortization, inventory valuation adjustments and external acquisition-related deal costs.
(4)	Discrete tax items and other tax-related adjustments: This represents the removal of discrete adjustments attributable to changes in tax law and changes in judgment about the realizability of certain deferred tax assets, as well as other non-operational tax- related adjustments, including the tax effect of transfer pricing out-of-period adjustments in 2014 and 2015.
(5)	Litigation, regulatory and other legal matters: Includes amounts related to the Pittsburgh Corning Corporation (PCC) asbestos litigation, adjustments to our estimated liability for environmental-related items and other legal matters.
(6)	Restructuring, impairment and other charges: This amount includes restructuring, impairment and other charges, including goodwill impairment charges and other expenses and disposal costs not classified as restructuring expense.
(7)	Equity in earnings of affiliated companies: These adjustments relate to items which do not reflect expected on-going operating results of our affiliated companies, such as restructuring, impairment and other charges and settlements under “take-or-pay” contracts.
(8)	Impacts from the acquisition of Samsung Corning Precision Materials: Pre-acquisition gains and losses on previously held equity investment and other gains and losses related to the acquisition, including post-combination expenses, fair value adjustments to the indemnity asset related to contingent consideration and the impact of the withholding tax on a dividend from Samsung Corning Precision Materials.
(9)	Post-combination expenses: Post-combination expenses incurred as a result of an acquisition in the first quarter of 2015.
(10)	Pension mark-to-market adjustment: Mark-to-market pension gains and losses, which arise from changes in actuarial assumptions and the difference between actual and expected returns on plan assets and discount rates.

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Appendix A

(11)	Gain on realignment of equity investment: Gain recorded upon the completion of the strategic realignment of our ownership interest in Dow Corning.
(12)	Taiwan power outage: Impact of the power outage that temporarily halted production at our Tainan, Taiwan manufacturing location in the second quarter of 2016. The impact includes asset write-offs and charges for facility repairs, offset somewhat by partial reimbursement through our insurance program.

CORNING INCORPORATED AND SUBSIDIARY COMPANIES
RECONCILIATIONS OF CORE NET SALES, CORE NET INCOME AND CORE EARNINGS
PER SHARE TO NET SALES, NET INCOME AND EARNINGS PER SHARE
Year Ended December 31, 2016
(Unaudited; amounts in millions, except per share amounts)

	Net sales	Net income	Earnings per share
As reported	$9,390	$3,695	$3.23
Constant-yen(1)	316	222	0.19
Constant-won(1)	4	(34)	(0.03)
Translated earnings contract loss(2)		282	0.25
Acquisition-related costs(3)		107	0.09
Discrete tax items and other tax-related adjustments(4)		(27)	(0.02)
Litigation, regulatory and other legal matters(5)		70	0.06
Restructuring, impairment and other charges(6)		138	0.12
Equity in earnings of affiliated companies(7)		(18)	(0.02)
Impacts from the acquisition of Samsung Corning Precision Materials(8)		(42)	(0.04)
Pension mark-to-market adjustment(10)		44	0.04
Gain on realignment of equity investment(11)		(2,676)	(2.34)
Taiwan power outage(12)		13	0.01
Core performance measures	$9,710	$1,774	$1.55

See Reconciliation of Non-GAAP Financial Measures to GAAP Financial Measures, “Items which we exclude from GAAP measures to arrive at Core Performance measures” for the descriptions of the footnoted reconciling items.

Year Ended December 31, 2015
(Unaudited; amounts in millions, except per share amounts)

	Net sales	Net income	Earnings per share
As reported	$9,111	$1,339	$1.00
Constant-yen(1)	687	423	0.31
Constant-won(1)	2	(19)	(0.01)
Translated earnings contract gain(2)		(48)	(0.04)
Acquisition-related costs(3)		36	0.03
Discrete tax items and other tax-related adjustments(4)		36	0.03
Litigation, regulatory and other legal matters(5)		3
Restructuring, impairment and other charges(6)		42	0.03
Equity in earnings of affiliated companies(7)		(33)	(0.02)
Impacts from the acquisition of Samsung Corning Precision Materials(8)		(18)	(0.01)
Post-combination expenses(9)		16	0.01
Pension mark-to-market adjustment(10)		105	0.08
Core performance measures	$9,800	$1,882	$1.40

See Reconciliation of Non-GAAP Financial Measures to GAAP Financial Measures, “Items which we exclude from GAAP measures to arrive at Core Performance measures” for the descriptions of the footnoted reconciling items.

CORNING 2017 PROXY STATEMENT 91

CORNING INCORPORATED AND SUBSIDIARY COMPANIES
RECONCILIATION OF CORE NET SALES TO NET SALES

In 2016, in all segments except Display Technologies, Core Net Sales are consistent with GAAP net sales.

Display Technologies Segment
Year Ended December 31, 2016
(Unaudited; amounts in millions)

(in millions)	Net sales
As reported	$3,238
Constant-yen(1)*	316
Constant-won(1)	2
Core Net Sales	$3,556

See Reconciliation of Non-GAAP Financial Measures to GAAP Financial Measures, “Items which we exclude from GAAP measures to arrive at Core Performance measures” for the descriptions of the footnoted reconciling items.

92 CORNING 2017 PROXY STATEMENT

Appendix B

Corning Incorporated 2012 Long-Term Incentive Plan

1. Purposes of the Plan

The purposes of the Plan are to (a) promote the long-term success of the Company and its Subsidiaries and to increase stockholder value by providing Eligible Individuals with incentives to contribute to the long-term growth and profitability of the Company and (b) assist the Company in attracting, retaining and motivating highly qualified individuals who are in a position to make significant contributions to the Company and its Subsidiaries.

The Plan shall become effective on May 1, 2012 upon its approval by shareholders (the “Effective Date”). If the Plan is not approved by shareholders, it shall be void ab initio and of no further force and effect. Upon the Effective Date, no further Awards will be granted under the Prior Plan.

2. Definitions and Rules of Construction

(a) Definitions. For purposes of the Plan, the following capitalized words shall have the meanings set forth below:

“Affiliate” means any Subsidiary and any person that directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, the Company.

“Award” means an Option, Restricted Stock, Restricted Stock Unit, Stock Appreciation Right, Performance Stock, Performance Stock Unit, Cash Performance Unit or Other Award granted by the Committee pursuant to the terms of the Plan.

“Award Document” means an agreement, certificate or other type or form of document or documentation approved by the Committee that sets forth the terms and conditions of an Award. An Award Document may be in written, electronic or other media, may be limited to a notation on the books and records of the Company and, unless the Committee requires otherwise, need not be signed by a representative of the Company or a Participant.

“Beneficial Owner” and “Beneficially Owned” have the meaning set forth in Rule 13d-3 under the Exchange Act.

“Board” means the Board of Directors of the Company, as constituted from time to time.

“Cash Performance Unit” means a right to receive a Target Amount of cash in the future granted pursuant to Section 10(b) of the Plan.

“Code” means the Internal Revenue Code of 1986, as amended, and the applicable rulings, regulations and guidance promulgated thereunder as amended from time to time.

“Committee” means the Compensation Committee of the Board, any successor committee thereto or any other committee appointed from time to time by the Board to administer the Plan, which committee shall meet the requirements of Section 162(m) of the Code, Section 16(b) of the Exchange Act, the applicable rules of NYSE and all other applicable rules and regulations (in each case as amended or superseded from time to time); provided, however, that, if any Committee member is found not to have met the qualification requirements of Section 162(m) of the Code or Section 16(b) of the Exchange Act, any actions taken or Awards granted by the Committee shall not be invalidated by such failure to so qualify.

“Common Stock” means the common stock of the Company, par value $0.50 per share, or such other class of share or other securities as may be applicable under Section 13 of the Plan.

“Company” means Corning Incorporated, a New York corporation, or any successor to all or substantially all of the Company’s business that adopts the Plan.

“EBITDA” means earnings before interest, taxes, depreciation and amortization.

“EBITA” means the Company’s earnings before interest, taxes and amortization.

“Eligible Individuals” means the individuals described in Section 4(a) of the Plan who are eligible for Awards under the Plan.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, as amended from time to time.

CORNING 2017 PROXY STATEMENT 93

Appendix B

“Fair Market Value” means, with respect to a Share, the fair market value thereof as of the relevant date of determination, as determined in accordance with the valuation methodology approved by the Committee. In the absence of any alternative valuation methodology approved by the Committee, the Fair Market Value of a Share shall equal the closing selling price of a Share on the date on which such valuation is made as reported on the composite tape for securities listed on NYSE.

“Incentive Stock Option” means an Option that is intended to comply with the requirements of Section 422 of the Code or any successor provision thereto.

“Nonqualified Stock Option” means an Option that is not intended to comply with the requirements of Section 422 of the Code or any successor provision thereto.

“NYSE” means the New York Stock Exchange Euronext.

“Option” means an Incentive Stock Option or Nonqualified Stock Option granted pursuant to Section 7 of the Plan.

“Other Award” means any form of Award (other than an Option, Performance Stock, Performance Stock Unit, Cash Performance Unit, Restricted Stock, Restricted Stock Unit or Stock Appreciation Right) granted pursuant to Section 11 of the Plan.

“Participant” means an Eligible Individual who has been granted an Award under the Plan.

“Performance Period” means the period established by the Committee and set forth in the applicable Award Document over which Performance Targets are measured.

“Performance Stock” means a Target Amount of Shares granted pursuant to Section 10(a) of the Plan.

“Performance Stock Unit” means a right to receive a Target Amount of Shares granted pursuant to Section 10(a) of the Plan.

“Performance Target” means the performance criteria established by the Committee, from among the performance criteria provided in Section 6(f), and set forth in the applicable Award Document.

“Permitted Transferees” means (i) one or more trusts established in whole or in part for the benefit of one or more of a Participant’s family members and (iii) one or more entities which are beneficially owned in whole or in part by one or more of a Participant’s family members.

“Plan” means this Corning Incorporated 2012 Long-Term Incentive Plan, as amended or restated from time to time.

“Plan Limit” means the maximum aggregate number of Shares that may be issued for all purposes under the Plan as set forth in Section 5(a) of the Plan.

“Prior Plan” means the Corning Incorporated 2005 Employee Equity Participation Program, as amended from time to time.

“Restricted Stock” means one or more Shares granted or sold pursuant to Section 8(a) of the Plan.

“Restricted Stock Unit” means a right to receive one or more Shares (or cash, if applicable) in the future granted pursuant to Section 8(b) of the Plan.

“Shares” means shares of Common Stock, as may be adjusted pursuant to Section 13(b).

“Stock Appreciation Right” means a right to receive all or some portion of the appreciation on Shares granted pursuant to Section 9 of the Plan.

“Subsidiary” means any corporation, limited liability company, partnership or other entity of which 50% or more of the outstanding voting equity securities or voting power is beneficially owned directly or indirectly by the Company. For purposes of determining eligibility for the grant of Incentive Stock Options under the Plan, the term “Subsidiary” shall be defined in the manner required by Section 424(f) of the Code.

“Substitute Award” means any Award granted upon assumption of, or in substitution or exchange for, outstanding employee equity awards previously granted by a company or other entity acquired by the Company or with which the Company combines pursuant to the terms of an equity compensation plan that was approved by the stockholders of such company or other entity.

“Target Amount” means the target number of Shares or target cash value established by the Committee and set forth in the applicable Award Document.

(b) Rules of Construction. The masculine pronoun shall be deemed to include the feminine pronoun, and the singular form of a word shall be deemed to include the plural form, unless the context requires otherwise. Unless the text indicates otherwise, references to sections are to sections of the Plan.

3. Administration

(a) Committee. The Plan shall be administered by the Committee, which shall have full power and authority, subject to the express provisions hereof, to:

(i) select the Participants from the Eligible Individuals;

(ii) grant Awards in accordance with the Plan;

(iii) determine the number of Shares subject to each Award or the cash amount payable in connection with an Award;

(iv) determine the terms and conditions of each Award, including, without limitation, those related to term, permissible methods of exercise, vesting, cancellation, payment, settlement, exercisability, Performance Periods, Performance Targets, and the effect, if any, of a Participant’s termination of employment with the Company or any of its Subsidiaries or, subject to Section 6(c), a Change of Control of the Company;

94 CORNING 2017 PROXY STATEMENT

Appendix B

(v) subject to Sections 15 and 16(f) of the Plan, amend the terms and conditions of an Award after the granting thereof;

(vi) specify and approve the provisions of the Award Documents delivered to Participants in connection with their Awards;

(vii) construe and interpret any Award Document delivered under the Plan;

(viii) make factual determinations in connection with the administration or interpretation of the Plan;

(ix) adopt, prescribe, amend, waive and rescind administrative regulations, rules and procedures relating to the Plan;

(x) employ such legal counsel, independent auditors and consultants as it deems desirable for the administration of the Plan and to rely upon any advice, opinion or computation received therefrom;

(xi) vary the terms of Awards to take into account tax and securities laws (or change thereto) and other regulatory requirements or to procure favorable tax treatment for Participants;

(xii) correct any defects, supply any omission or reconcile any inconsistency in any Award Document or the Plan; and

(xiii) make all other determinations and take any other action desirable or necessary to interpret, construe or implement properly the provisions of the Plan or any Award Document.

(b) Plan Construction and Interpretation. The Committee shall have full power and authority, subject to the express provisions hereof, to construe and interpret the Plan.

(c) Prohibited Actions. Notwithstanding the authority granted to the Committee pursuant to Section 3(a) and 3(b), the Committee shall not have the authority, without obtaining shareholder approval, to (i) reprice or cancel Options and Stock Appreciation Rights in violation of Section 6(g), (ii) amend Section 5 to increase the Plan Limit or any of the special limits listed therein or (iii) grant Options or Stock Appreciation Rights with an exercise price that is less than 100% of the Fair Market Value of a Share on the date of grant in violation of Section 6(j).

(d) Determinations of Committee Final and Binding. All determinations by the Committee in carrying out and administering the Plan and in construing and interpreting the Plan shall be made in the Committee’s sole discretion and shall be final, binding and conclusive for all purposes and upon all persons interested herein.

(e) Delegation of Authority. To the extent not prohibited by applicable laws, rules and regulations, the Committee may, from time to time, delegate some or all of its authority under the Plan to a subcommittee or subcommittees thereof or other persons or groups of persons as it deems necessary, appropriate or advisable under such conditions or limitations as it may set at the time of such delegation or thereafter; provided, however, that the Committee may not delegate its authority (i) to make Awards to employees (A) who are subject on the date of the Award to the reporting rules under Section 16(a) of the Exchange Act, (B) whose compensation for such fiscal year may be subject to the limit on deductible compensation pursuant to Section 162(m) of the Code or (C) who are officers of the Company, or (ii) pursuant to Section 15 of the Plan. For purposes of the Plan, reference to the Committee shall be deemed to refer to any subcommittee, subcommittees, or other persons or groups of persons to whom the Committee delegates authority pursuant to this Section 3(e).

(f) Liability of Committee. Subject to applicable laws, rules and regulations: (i) no member of the Board or Committee (or its delegates) shall be liable for any good faith action, omission or determination made in connection with the operation, administration or interpretation of the Plan and (ii) the members of the Board or the Committee (and its delegates) shall be entitled to indemnification and reimbursement in the manner provided in the Company’s Certificate of Incorporation as it may be amended from time to time. In the performance of its responsibilities with respect to the Plan, the Committee shall be entitled to rely upon information and/or advice furnished by the Company’s officers or employees, the Company’s accountants, the Company’s counsel and any other party the Committee deems necessary, and no member of the Committee shall be liable for any action taken or not taken in reliance upon any such information and/or advice.

(g) Action by the Board. Anything in the Plan to the contrary notwithstanding, subject to applicable laws, rules and regulations, any authority or responsibility that, under the terms of the Plan, may be exercised by the Committee may alternatively be exercised by the Board.

4. Eligibility

(a) Eligible Individuals. Awards may be granted to officers and employees of the Company or any of its Affiliates. The Committee shall have the authority to select the persons to whom Awards may be granted and to determine the type, number and terms of Awards to be granted to each such Participant.

(b) Grants to Participants. The Committee shall have no obligation to grant any Eligible Individual an Award or to designate an Eligible Individual as a Participant solely by reason of such Eligible Individual having received a prior Award or having been previously designated as a Participant. The Committee may grant more than one Award to a Participant and may designate an Eligible Individual as a Participant for overlapping periods of time.

5. Shares Subject to the Plan

(a) Plan Limit. Subject to adjustment in accordance with Section 13 of the Plan, the maximum aggregate number of Shares that may be issued for all purposes under the Plan shall be eighty-five million (85,000,000). Shares to be issued under the Plan may be authorized and unissued shares, issued shares that have been reacquired by the Company (in the open-market or in private transactions) and that are being held in treasury, or a combination thereof. All of the Shares subject to the Plan Limit may be issued pursuant to Incentive Stock Options.

CORNING 2017 PROXY STATEMENT 95

Appendix B

(b) Rules Applicable to Determining Shares Available for Issuance. The number of Shares remaining available for issuance will be reduced by the number of Shares subject to outstanding Awards and, for Awards that are not denominated by Shares, by the number of Shares actually delivered upon settlement or payment of the Award. For purposes of determining the number of Shares that remain available for issuance under the Plan, (i) the number of Shares that are tendered by a Participant or withheld by the Company to pay the exercise price of an Award or to satisfy the Participant’s tax withholding obligations in connection with the exercise or settlement of an Award, (ii) all of the Shares covered by a stock-settled Stock Appreciation Right to the extent exercised, and (iii) any Shares that are forfeited or cancelled or otherwise expire for any reason without having been exercised or settled under the Prior Plan will not be added back to the Plan Limit. In addition, for purposes of determining the number of Shares that remain available for issuance under the Plan, the number of Shares corresponding to Awards under the Plan that are forfeited or cancelled or otherwise expire for any reason without having been exercised or settled or that is settled through issuance of consideration other than Shares (including, without limitation, cash) shall be added back to the Plan Limit and again be available for the grant of Awards.
(c) Special Limits. Anything to the contrary in Section 5(a) above notwithstanding, but subject to adjustment under Section 13 of the Plan, the following special limits shall apply to Shares available for Awards under the Plan:
(i) the maximum number of Shares that may be subject to Options and Stock Appreciation Rights granted to any Eligible Individual in any calendar year shall equal one million five-hundred thousand (1,500,000) Shares; and
(ii) the maximum amount of Awards (other than those Awards set forth in Section (i)) that may be awarded to any Eligible Individual in any calendar year is fifteen million dollars ($15,000,000) measured as of the date of grant (with respect to Awards denominated in cash) or one million five-hundred thousand (1,500,000) Shares (less any Shares subject to Options or Stock Appreciation Rights granted to the Eligible Individual in the relevant calendar year) measured as of the date of grant (with respect to Awards denominated in Shares).
(d) Any Shares underlying Substitute Awards shall not be counted against the number of Shares remaining for issuance and shall not be subject to Section 5(c).
6. Awards in General
(a) Types of Awards; Exercise. Awards under the Plan may consist of Options, Restricted Stock, Restricted Stock Units, Stock Appreciation Rights, Performance Stock, Performance Stock Units, Cash Performance Units and Other Awards. Any Award described in Sections 7 through 11 of the Plan may be granted singly or in combination or tandem with any other Award, as the Committee may determine. Subject to Section 6(g), Awards under the Plan may be made in combination with, in replacement of, or as alternatives to awards or rights under any other compensation or benefit plan of the Company, including the plan of any acquired entity. Subject to the provisions of the Plan and the applicable Award Document, the Committee shall determine the permissible methods of exercise for any Award.
(b) Terms Set Forth in Award Document. The terms and conditions of each Award shall be set forth in an Award Document in a form approved by the Committee for such Award, which Award Document shall contain terms and conditions not inconsistent with the Plan. Notwithstanding the foregoing, and subject to applicable laws, rules and regulations, the Committee may at any time following grant (i) accelerate the vesting, exercisability, lapse of restrictions, settlement or payment of any Award, (ii) eliminate the restrictions and conditions applicable to an Award or (iii) extend the post-termination exercise period of an outstanding Award. The terms of Awards may vary among Participants, and the Plan does not impose upon the Committee any requirement to make Awards subject to uniform terms. Accordingly, the terms of individual Award Documents may vary.
(c) Termination of Employment and Change in Control. The Committee shall specify at or after the time of grant of an Award the provisions governing the disposition of an Award in the event of a Participant’s termination of employment, with the Company or any of its Subsidiaries or the Participant’s death or disability. Similarly, the Committee shall have full authority to determine the effect, if any, of a change in control of the Company on an Award, which effect may be specified in the applicable Award Document or determined at a subsequent time.
(d) Dividends and Dividend Equivalents. The Committee may provide Participants with the right to receive dividends or payments equivalent to dividends or interest with respect to an outstanding Award, which payments can either be paid currently or deemed to have been reinvested in Shares, and can be made in Shares, cash or a combination thereof, as the Committee shall determine; provided, however, that (i) no payments of dividend equivalents may be made unless and until the related Award is earned and vested and (ii) the terms of any reinvestment of dividends must comply with all applicable laws, rules and regulations, including, without limitation, Section 409A of the Code. Notwithstanding the foregoing, no dividends or dividend equivalents shall be paid with respect to Cash Performance Units, Options or Stock Appreciation Rights.
(e) Rights of a Stockholder. A Participant shall have no rights as a stockholder with respect to Shares covered by an Award (including voting rights) until the date the Participant or his nominee becomes the holder of record of such Shares. No adjustment shall be made for dividends or other rights for which the record date is prior to such date, except as provided in Section 13.
(f) Performance-Based Awards.
(i) The Committee may determine whether any Award under the Plan is intended to be “performance-based compensation” as that term is used in Section 162(m) of the Code. Any such Awards designated to be “performance-based compensation” shall be conditioned on the achievement of one or more Performance Targets to the extent required by Section 162(m) of the Code and will be subject to all other conditions and requirements of Section 162(m). The Performance Targets may include one or more of the following performance criteria:

96 CORNING 2017 PROXY STATEMENT

Appendix B

net income; cash flow or cash flow on investment; operating cash flow; pre-tax or post-tax profit levels or earnings; profit in excess of cost of capital; operating earnings; return on investment; free cash flow; free cash flow per share; earnings per share; return on assets; return on net assets; return on equity; return on capital; return on invested capital; return on sales; sales growth; growth in managed assets; operating margin; operating income; total stockholder return or stock price appreciation; EBITDA; EBITA; revenue; net revenues; market share, market penetration; productivity improvements; inventory turnover measurements; reduction of losses, loss ratios or expense ratios; reduction in fixed costs; operating cost management; cost of capital; and debt reduction.
(ii) The Performance Targets shall be determined in accordance with generally accepted accounting principles (subject to adjustments and modifications approved by the Committee in advance) consistently applied on a business unit, divisional, subsidiary or consolidated basis or any combination thereof.
(iii) The Performance Targets may be described in terms of objectives that are related to the individual Participant or objectives that are Company-wide or related to a Subsidiary, business unit, or region and may be measured on an absolute or cumulative basis or on the basis of percentage of improvement over time, and may be measured in terms of Company performance (or performance of the applicable Subsidiary, business unit, or region) or measured relative to selected peer companies or a market index. At the time of grant, the Committee may provide for adjustments to the performance criteria in accordance with Section 162(m) of the Code.
(iv) The Participants will be designated, and the applicable Performance Targets will be established, by the Committee within ninety (90) days following the commencement of the applicable Performance Period (or such earlier or later date permitted or required by Section 162(m) of the Code). Each Participant will be assigned a Target Amount payable if Performance Targets are achieved. Any payment of an Award granted with Performance Targets shall be conditioned on the written certification of the Committee in each case that the Performance Targets and any other material conditions were satisfied. The Committee may determine, at the time of Award grant, that if performance exceeds the specified Performance Targets, the Award may be settled with payment greater than the Target Amount, but in no event may such payment exceed the limits set forth in Section 5(c). The Committee retains the right to reduce any Award notwithstanding the attainment of the Performance Targets.
(v) The Committee may also grant Awards not intended to qualify as “performance-based compensation” under Section 162(m) of the Code. With respect to such Awards, the Committee may establish Performance Targets based on any criteria as it deems appropriate.
(g) Repricing of Options and Stock Appreciation Rights. Except in connection with a corporate transaction involving the Company (including, without limitation, any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination, or exchange of Shares), the terms of outstanding Awards may not be amended, without stockholder approval, to reduce the exercise price of outstanding Options or Stock Appreciation Rights, or to cancel outstanding Options or Stock Appreciation Rights in exchange for (i) cash or other property, (ii) Options or Stock Appreciation Rights with an exercise price that is less than the exercise price of the original Options or Stock Appreciation Rights or (iii) other Awards.
(h) Recoupment. Notwithstanding anything in the Plan to the contrary, all Awards granted under the Plan, any payments made under the Plan and any gains realized upon exercise or settlement of an Award shall be subject to claw-back or recoupment as permitted or mandated by applicable law, rules, regulations or Company policy as enacted, adopted or modified from time to time.
(i) Minimum Vesting Period. At the time of grant of an Award the Committee shall, in its discretion, establish a vesting period for the Award; provided, however, that, (i) Restricted Stock and Restricted Stock Units granted to Eligible Individuals (other than performance-based Awards) shall vest no more frequently than pro rata over a period of 3 years and (ii) performance-based awards (including Performance Stock, Performance Stock Units and Cash Performance Units) shall have a minimum vesting period of one year.
(j) Minimum Grant or Exercise Price. In no event shall the exercise price per Share of an Option or the grant price per Share of a Stock Appreciation Right be less than one hundred percent (100%) of the Fair Market Value of a Share on the date of grant; provided, however that the exercise price of a Substitute Award granted as an Option shall be determined in accordance with Section 409A of the Code and may be less than one hundred percent (100%) of the Fair Market Value.
(k) Term of Options and SARs. An Option or Stock Appreciation Right shall be effective for such term as shall be determined by the Committee and as set forth in the Award Document relating to such Award. The Committee may extend the term of an Option or Stock Appreciation Right after the time of grant; provided, however, that the term of an Option or Stock Appreciation Right may in no event extend beyond the tenth (10th) anniversary of the date of grant of such Award.
7. Terms and Conditions of Options
(a) General. The Committee, in its discretion, may grant Options to Eligible Individuals and shall determine whether such Options shall be Incentive Stock Options or Nonqualified Stock Options. Each Option shall be evidenced by an Award Document that shall expressly identify the Option as an Incentive Stock Option or Nonqualified Stock Option, and be in such form and contain such provisions as the Committee shall from time to time deem appropriate.
(b) Payment of Exercise Price. Subject to the provisions of the applicable Award Document, the exercise price of an Option may be paid (i) in cash or cash equivalents, (ii) by actual delivery or attestation to ownership of freely transferable Shares already owned by the person exercising the Option, (iii) by a combination of cash and Shares equal in value to the exercise price, (iv) through net share settlement or similar procedure involving the withholding of Shares subject to the

CORNING 2017 PROXY STATEMENT 97

Appendix B

Option with a value equal to the exercise price or (v) by such other means as the Committee may authorize. In accordance with the rules and procedures authorized by the Committee for this purpose, the Option may also be exercised through a “cashless exercise” procedure authorized by the Committee from time to time that permits Participants to exercise Options by delivering irrevocable instructions to a broker to deliver promptly to the Company the amount of sale or loan proceeds necessary to pay the exercise price and the amount of any required tax or other withholding obligations or such other procedures determined by the Company from time to time.
(c) Incentive Stock Options. The exercise price per Share of an Incentive Stock Option shall be fixed by the Committee at the time of grant or shall be determined by a method specified by the Committee at the time of grant, but in no event shall the exercise price of an Incentive Stock Option be less than one hundred percent (100%) of the Fair Market Value of a Share on the date of grant. No Incentive Stock Option may be issued pursuant to the Plan to any individual who, at the time the Incentive Stock Option is granted, owns stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or any of its Subsidiaries, unless (i) the exercise price determined as of the date of grant is at least one hundred ten percent (110%) of the Fair Market Value on the date of grant of the Shares subject to such Incentive Stock Option and (ii) the Incentive Stock Option is not exercisable more than five (5) years from the date of grant thereof. No Participant shall be granted any Incentive Stock Option which would result in such Participant receiving a grant of Incentive Stock Options that would have an aggregate Fair Market Value in excess of one hundred thousand dollars ($100,000), determined as of the time of grant, that would be exercisable for the first time by such Participant during any calendar year. No Incentive Stock Option may be granted under the Plan after the tenth anniversary of the Effective Date. The terms of any Incentive Stock Option granted under the Plan shall comply in all respects with the provisions of Section 422 of the Code, or any successor provision thereto, as amended from time to time.
8. Terms and Conditions of Restricted Stock and Restricted Stock Units
(a) Restricted Stock. The Committee, in its discretion, may grant or sell Restricted Stock to Eligible Individuals. An Award of Restricted Stock shall consist of one or more Shares granted or sold to an Eligible Individual, and shall be subject to the terms, conditions and restrictions set forth in the Plan and established by the Committee in connection with the Award and specified in the applicable Award Document. Restricted Stock may, among other things, be subject to restrictions on transferability, vesting requirements or other specified circumstances under which it may be canceled.
(b) Restricted Stock Units. The Committee, in its discretion, may grant Restricted Stock Units to Eligible Individuals. A Restricted Stock Unit shall entitle a Participant to receive, subject to the terms, conditions and restrictions set forth in the Plan and the applicable Award Document, one or more Shares. Restricted Stock Units may, among other things, be subject to restrictions on transferability, vesting requirements or other specified circumstances under which they may be canceled. If and when the cancellation provisions lapse, the Restricted Stock Units shall become Shares owned by the applicable Participant or, at the sole discretion of the Committee, cash, or a combination of cash and Shares, with a value equal to the Fair Market Value of the Shares at the time of payment.
9. Stock Appreciation Rights
The Committee, in its discretion, may grant Stock Appreciation Rights to Eligible Individuals. Each Stock Appreciation Right shall be subject to the terms, conditions and restrictions set forth in the Plan and established by the Committee in connection with the Award and specified in the applicable Award Document. A Stock Appreciation Right shall entitle a Participant to receive, upon satisfaction of the conditions to payment specified in the applicable Award Document, an amount equal to the excess, if any, of the Fair Market Value of a Share on the exercise date of the number of Shares for which the Stock Appreciation Right is exercised over the per Share grant price for such Stock Appreciation Right specified in the applicable Award Document. Payments to a Participant upon exercise of a Stock Appreciation Right may be made in cash or Shares.
10. Terms and Conditions of Performance Stock, Performance Stock Units and Cash Performance Units
(a) Performance Stock or Performance Stock Units. The Committee may grant Performance Stock or
Performance Stock Units to Eligible Individuals. An Award of Performance Stock or Performance Stock Units shall consist of, or represent a right to receive, a Target Amount of Shares granted to an Eligible Individual based on the achievement of Performance Targets over the applicable Performance Period, and shall be subject to the terms, conditions and restrictions set forth in the Plan and established by the Committee in connection with the Award and specified in the applicable Award Document.
(b) Cash Performance Units. The Committee, in its discretion, may grant Cash Performance Units to Eligible Individuals. A Performance Unit shall entitle a Participant to receive, subject to the terms, conditions and restrictions set forth in the Plan and established by the Committee in connection with the Award and specified in the applicable Award Document, a Target Amount of cash based upon the achievement of Performance Targets over the applicable Performance Period.
11. Other Awards
The Committee shall have the authority to specify the terms and provisions of other forms of equity-based or equity-related Awards not described above that the Committee determines to be consistent with the purpose of the Plan and the interests of the Company, which Awards may provide for cash payments based in whole or in part on the value or future value of Shares, for the acquisition or future acquisition of Shares, or any combination thereof.
12. Certain Restrictions
(a) Transfers. No Award shall be transferable other than pursuant to a beneficiary designation approved by the Company, by last will and testament or by the laws of descent and distribution or, except in the case of an Incentive Stock Option, pursuant to a domestic relations order, as the case may be; provided, however, that the Committee may, subject to

98 CORNING 2017 PROXY STATEMENT

Appendix B

applicable laws, rules and regulations and such terms and conditions as it shall specify, permit the transfer of an Award, other than an Incentive Stock Option, for no consideration to a Permitted Transferee. Any Award transferred to a Permitted Transferee shall be further transferable only by last will and testament or the laws of descent and distribution or, for no consideration, to another Permitted Transferee of the Participant.
(b) Award Exercisable Only by Participant. During the lifetime of a Participant, an Award shall be exercisable only by the Participant or by a Permitted Transferee to whom such Award has been transferred in accordance with Section 12(a) above. The grant of an Award shall impose no obligation on a Participant to exercise or settle the Award.
13. Recapitalization or Reorganization
(a) Authority of the Company and Stockholders. The existence of the Plan, the Award Documents and the Awards granted hereunder shall not affect or restrict in any way the right or power of the Company or the stockholders of the Company to make or authorize any adjustment, recapitalization, reorganization or other change in the Company’s capital structure or business, any merger or consolidation of the Company, any issue of stock or of options, warrants or rights to purchase stock or of bonds, debentures, preferred or prior preference stocks whose rights are superior to or affect the Shares or the rights thereof or which are convertible into or exchangeable for Shares, or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.
(b) Change in Capitalization. Notwithstanding any provision of the Plan or any Award Document, the number and kind of Shares authorized for issuance under Section 5 of the Plan, including the maximum number of Shares available under the special limits provided for in Section 5(c), shall be equitably adjusted in the manner deemed necessary by the Committee in the event of a stock split, reverse stock split, stock dividend, recapitalization, reorganization, partial or complete liquidation, reclassification, merger, consolidation, separation, extraordinary cash dividend, split-up, spin-off, combination, exchange of Shares, warrants or rights offering to purchase Shares at a price substantially below Fair Market Value, or any other corporate event or distribution of stock or property of the Company affecting the Shares in order to preserve, but not increase, the benefits or potential benefits intended to be made available under the Plan. In addition, upon the occurrence of any of the foregoing events, the number and kind of Shares subject to any outstanding Award and the exercise price per Share (or the grant price per Share, as the case may be), if any, under any outstanding Award shall be equitably adjusted in the manner deemed necessary by the Committee (including by payment of cash to a Participant) in order to preserve the benefits or potential benefits intended to be made available to Participants. Such adjustments shall be made by the Committee. Unless otherwise determined by the Committee, such adjusted Awards shall be subject to the same restrictions and vesting or settlement schedule to which the underlying Award is subject.
14. Term of the Plan
Unless earlier terminated pursuant to Section 15, the Plan shall terminate on the tenth (10th) anniversary of the Effective Date, except with respect to Awards then outstanding. No Awards may be granted under the Plan after the tenth (10th) anniversary of the Effective Date.
15. Amendment and Termination
Subject to applicable laws, rules and regulations, the Board may at any time terminate or, from time to time, amend, modify or suspend the Plan; provided, however, that no termination, amendment, modification or suspension (i) will be effective without the approval of the stockholders of the Company if such approval is required under applicable laws, rules and regulations, including the rules of NYSE, and (ii) shall materially and adversely alter or impair the rights of a Participant in any Award previously made under the Plan without the consent of the holder thereof. Notwithstanding the foregoing, the Board shall have broad authority to amend the Plan or any Award under the Plan without the consent of a Participant to the extent it deems necessary or desirable (a) to comply with, or take into account changes in, or interpretations of, applicable tax laws, securities laws, employment laws, accounting rules and other applicable laws, rules and regulations, (b) to take into account unusual or nonrecurring events or market conditions (including, without limitation, the events described in Section 13(b), or (c) to take into account significant acquisitions or dispositions of assets or other property by the Company.
16. Miscellaneous
(a) Tax Withholding. The Company or a Subsidiary, as appropriate, may require any individual entitled to receive a payment of an Award to remit to the Company, prior to payment, an amount sufficient to satisfy any applicable tax withholding requirements. In the case of an Award payable in Shares, the Company or a Subsidiary, as appropriate, may permit or require a Participant to satisfy, in whole or in part, such obligation to remit taxes by directing the Company to withhold shares that would otherwise be received by such individual or to repurchase shares that were issued to the Participant to satisfy the minimum statutory withholding rates for any applicable tax withholding purposes, in accordance with all applicable laws and pursuant to such rules as the Committee may establish from time to time. The Company or a Subsidiary, as appropriate, shall also have the right to deduct from all cash payments made to a Participant (whether or not such payment is made in connection with an Award) any applicable taxes required to be withheld with respect to such payments.
(b) No Right to Awards or Employment. No person shall have any claim or right to receive Awards under the Plan. Neither the Plan, the grant of Awards under the Plan nor any action taken or omitted to be taken under the Plan shall be deemed to create or confer on any Eligible Individual any right to be retained in the employ of the Company or any Affiliate thereof, or to interfere with or to limit in any way the right of the Company or other Affiliate thereof to terminate the employment of such Eligible Individual at any time. No Award shall constitute salary, recurrent compensation or contractual

CORNING 2017 PROXY STATEMENT 99

Appendix B

compensation for the year of grant, any later year or any other period of time. Payments received by a Participant under any Award made pursuant to the Plan shall not be included in, nor have any effect on, the determination of employment-related rights or benefits under any other employee benefit plan or similar arrangement provided by the Company and its Affiliates, unless otherwise specifically provided for under the terms of such plan or arrangement or by the Committee.
(c) Securities Law Restrictions. An Award may not be exercised or settled, and no Shares may be issued in connection with an Award, unless the issuance of such shares (i) has been registered under the Securities Act of 1933, as amended, (ii) has qualified under applicable state “blue sky” laws (or the Company has determined that an exemption from registration and from qualification under such state “blue sky” laws is available) and (iii) complies with all applicable foreign securities laws. The Committee may require each Participant purchasing or acquiring Shares pursuant to an Award under the Plan to represent to and agree with the Company in writing that such Eligible Individual is acquiring the Shares for investment purposes and not with a view to the distribution thereof. All certificates for Shares delivered under the Plan shall be subject to such stock-transfer orders and other restrictions as the Committee may deem advisable under the rules, regulations, and other requirements of the Securities and Exchange Commission, any exchange upon which the Shares are then listed, and any applicable securities law, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.
(d) Section 162(m) of the Code. The Plan is intended to comply in all respects with Section 162(m) of the Code; provided, however, that in the event the Committee determines that compliance with Section 162(m) of the Code is not desired with respect to a particular Award, compliance with Section 162(m) of the Code will not be required. In addition, if any provision of this Plan would cause Awards that are intended to constitute “qualified performance-based compensation” under Section 162(m) of the Code, to fail to so qualify, that provision shall be severed from, and shall be deemed not to be a part of, the Plan, but the other provisions hereof shall remain in full force and effect.
(e) Section 16 of the Exchange Act. Notwithstanding anything contained in the Plan or any Award Document under the Plan to the contrary, if the consummation of any transaction under the Plan, or the taking of any action by the Committee in connection with a change in control of the Company, would result in the possible imposition of liability on a Participant pursuant to Section 16(b) of the Exchange Act, the Committee shall have the right, in its discretion, but shall not be obligated, to defer such transaction or the effectiveness of such action to the extent necessary to avoid such liability, but in no event for a period longer than 180 days.
(f) Section 409A of the Code. Notwithstanding any contrary provision in the Plan or an Award Document, if any provision of the Plan or an Award Document contravenes any regulations or guidance promulgated under Section 409A of the Code or would cause an Award to be subject to additional taxes, accelerated taxation, interest and/or penalties under Section 409A of the Code, such provision of the Plan or Award Document may be modified by the Committee without consent of the Participant in any manner the Committee deems reasonable or necessary. In making such modifications the Committee shall attempt, but shall not be obligated, to maintain, to the maximum extent practicable, the original intent of the applicable provision without contravening the provisions of Section 409A of the Code. Moreover, any discretionary authority that the Committee may have pursuant to the Plan shall not be applicable to an Award that is subject to Section 409A of the Code to the extent such discretionary authority would contravene Section 409A of the Code.
(g) Awards to Individuals Subject to Laws of a Jurisdiction Outside of the United States. To the extent that Awards under the Plan are awarded to Eligible Individuals who are domiciled or resident outside of the United States or to persons who are domiciled or resident in the United States but who are subject to the tax laws of a jurisdiction outside of the United States, the Committee may adjust the terms of the Awards granted hereunder to such person (i) to comply with the laws, rules and regulations of such jurisdiction and (ii) to permit the grant of the Award not to be a taxable event to the Participant. The authority granted under the previous sentence shall include the discretion for the Committee to adopt, on behalf of the Company, one or more sub-plans applicable to separate classes of Eligible Individuals who are subject to the laws of jurisdictions outside of the United States.
(h) No Limitation on Corporate Actions. Nothing contained in the Plan shall be construed to prevent the Company or any Subsidiary from taking any corporate action, whether or not such action would have an adverse effect on any Awards made under the Plan. No Participant, beneficiary or other person shall have any claim against the Company or any Subsidiary as a result of any such action.
(i) Unfunded Plan. The Plan is intended to constitute an unfunded plan for incentive compensation. Prior to the issuance of Shares, cash or other form of payment in connection with an Award, nothing contained herein shall give any Participant any rights that are greater than those of a general unsecured creditor of the Company.
(j) Successors. All obligations of the Company under the Plan with respect to Awards granted hereunder shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.
(k) Award Document. In the event of any conflict or inconsistency between the Plan and any Award Document, the Plan shall govern and the Award Document shall be interpreted to minimize or eliminate any such conflict or inconsistency.
(l) Headings. The headings of Sections herein are included solely for convenience of reference and shall not affect the meaning of any of the provisions of the Plan.

100 CORNING 2017 PROXY STATEMENT

Appendix B

(m) Severability. If any provision of this Plan is held unenforceable, the remainder of the Plan shall continue in full force and effect without regard to such unenforceable provision and shall be applied as though the unenforceable provision were not contained in the Plan.
(n) Governing Law. Except as to matters of federal law, the Plan and all actions taken thereunder shall be governed by and construed in accordance with the laws of the State of New York.
IN WITNESS WHEREOF, the Company has caused its duly authorized officer to execute this amendment on its behalf this 1st day of May, 2012.

CORNING INCORPORATED

By:	/S/John P. MacMahon
Name: John P. MacMahon
Title: Senior Vice President, Global Compensation and
Benefits

CORNING 2017 PROXY STATEMENT 101

Who We Are
What We Do

We are one of the world’s leading innovators in materials
science. For more than 165 years, we’ve applied our
unparalleled expertise in specialty glass, ceramics, and
optical physics to develop products that have created
new industries and transformed lives.

We succeed through sustained investment in R&D,
a unique combination of material and process
innovation, and close collaboration with
customers to solve tough
technology challenges.

Corning Incorporated
Corning.com

One Riverfront Plaza
Corning, NY 14831 USA
+1 607.974.9000

IMPORTANT ANNUAL MEETING INFORMATION

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.

Electronic Voting Instructions

You can vote by Internet or telephone!
Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 8:00 a.m., EST, on April 27, 2017.

Vote by Internet
●	Go to www.investorvote.com/GLW
●	Or scan the QR code with your smartphone
●	Follow the steps outlined on the secure website
Vote by telephone
●	Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone. There is NO CHARGE to you for the call.
●	Follow the instructions provided by the recorded message

Annual Meeting Proxy Card
▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼
A	The Board of Directors recommends a vote FOR the following proposals:
1. Election of Directors:	For	Against	Abstain		For	Against	Abstain		For	Against	Abstain
01 - Donald W. Blair	☐	☐	☐	02 - Stephanie A. Burns	☐	☐	☐	03 - John A. Canning, Jr.	☐	☐	☐
04 - Richard T. Clark	☐	☐	☐	05 - Robert F. Cummings, Jr.	☐	☐	☐	06 - Deborah A. Henretta	☐	☐	☐
07 - Daniel P. Huttenlocher	☐	☐	☐	08 - Kurt M. Landgraf	☐	☐	☐	09 - Kevin J. Martin	☐	☐	☐
10 - Deborah D. Rieman	☐	☐	☐	11 - Hansel E. Tookes II	☐	☐	☐	12 - Wendell P. Weeks	☐	☐	☐
13 - Mark S. Wrighton	☐	☐	☐
		For	Against	Abstain
2.	Advisory vote to approve the Company’s executive compensation.	☐	☐	☐

The Board of Directors recommends you vote Every Year on the following proposal:
		Every Year	Every 2 Years	Every 3 Years	Abstain
3.	Advisory vote on the frequency with which we hold advisory votes on our executive compensation.	☐	☐	☐	☐

The Board of Directors recommends you vote FOR the following proposals:
		For	Against	Abstain
4.	Ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2017.	☐	☐	☐

5.	Re-approval of the material terms of the performance goals under our 2012 Long-Term Incentive Plan, as required by section 162(m) of the U.S. Internal Revenue Code.	☐	☐	☐

B	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

NOTE: Please sign your name(s) EXACTLY as your name(s) appear(s) on this proxy. All joint holders must sign. When signing as attorney, trustee, executor, administrator, guardian or corporate officer, please provide your FULL title.
Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

02IUTE

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — Corning Incorporated
PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
FOR THE 2017 MEETING OF SHAREHOLDERS

APRIL 27, 2017

The undersigned hereby appoints Lawrence D. McRae and Wendell P. Weeks and each of them, proxies with full power of substitution, to vote as designated on the reverse side, on behalf of the undersigned all shares of stock which the undersigned may be entitled to vote at the Meeting of Shareholders of Corning Incorporated on April 27, 2017, and any adjournments thereof, with all powers that the undersigned would possess if personally present. In their discretion, the proxies are hereby authorized to vote upon such other business as may properly come before the meeting and any adjournments or postponements thereof.

If you are a current or former employee of Corning Incorporated and own shares of Corning common stock through a Corning Incorporated benefit plan, your share ownership as of February 27, 2017 is shown on this proxy card. Your vote will provide voting instructions to the trustees of the plans. If no instructions are given, the trustees will vote your shares as described in the proxy statement.

THIS PROXY WILL BE VOTED IN ACCORDANCE WITH SPECIFICATIONS MADE. IF NO CHOICES ARE INDICATED, THIS PROXY WILL BE VOTED FOR ALL LISTED NOMINEES AND IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE BOARD OF DIRECTORS ON THE OTHER MATTERS REFERRED TO ON THE REVERSE SIDE HEREOF.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting April 27, 2017: the proxy statement and annual report to security holders are available at www.corning.com/2017-proxy.

C	Non-Voting Items
Change of Address — Please print your new address below.

Discontinue Duplicates Reports		Meeting Attendance
Mark the box to the right if you wish to discontinue receiving duplicate Annual Reports.	☐	Mark the box to the right if you plan to attend the Annual Meeting.	☐

IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD.

*** Exercise Your Right to Vote ***
Important Notice Regarding the Availability of Proxy Materials for the
Shareholder Meeting to Be Held on April 27, 2017.

CORNING INCORPORATED

Meeting Information
Meeting Type:	Annual Meeting
For holders as of:	February 27, 2017
Date: April 27, 2017	Time: 11:00 a.m. Eastern Time
Location:	Corning Museum of Glass
One Museum Way
Corning, NY 14830

You are receiving this communication because you hold shares in the company named above.

This is not a ballot. You cannot use this notice to vote these shares. This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. You may view the proxy materials online at www.proxyvote.com or easily request a paper copy (see reverse side).

We encourage you to access and review all of the important information contained in the proxy materials before voting.

See the reverse side of this notice to obtain proxy materials and voting instructions.

— Before You Vote —
How to Access the Proxy Materials

Proxy Materials Available to VIEW or RECEIVE:

NOTICE AND PROXY STATEMENT               ANNUAL REPORT               FORM 10-K

How to View Online:
Have the information that is printed in the box marked by the arrow ➔XXXX XXXX XXXX XXXX (located on the following page) and visit: www.proxyvote.com.

How to Request and Receive a PAPER or E-MAIL Copy:
If you want to receive a paper or e-mail copy of these documents, you must request one. There is NO charge for requesting a copy. Please choose one of the following methods to make your request:

1)	BY INTERNET:	www.proxyvote.com
2)	BY TELEPHONE:	1-800-579-1639
3)	BY E-MAIL*:	sendmaterial@proxyvote.com

* If requesting materials by e-mail, please send a blank e-mail with the information that is printed in the box marked by the arrow ➔XXXX XXXX XXXX XXXX (located on the following page) in the subject line.

Requests, instructions and other inquiries sent to this e-mail address will NOT be forwarded to your investment advisor. Please make the request as instructed above on or before April 13, 2017 to facilitate timely delivery.

— How To Vote —
Please Choose One of the Following Voting Methods

Vote In Person: If you choose to vote these shares in person at the meeting, you must request a "legal proxy." To do so, please follow the instructions at www.proxyvote.com or request a paper copy of the materials, which will contain the appropriate instructions. Many shareholder meetings have attendance requirements including, but not limited to, the possession of an attendance ticket issued by the entity holding the meeting. Please check the meeting materials for any special requirements for meeting attendance.

Vote By Internet: To vote now by Internet, go to www.proxyvote.com. Have the information that is printed in the box marked by the arrow ➔XXXX XXXX XXXX XXXX (located on the following page) available and follow the instructions.

Vote By Mail: You can vote by mail by requesting a paper copy of the materials, which will include a voting instruction form.

Voting Items

The Board of Directors recommends you vote FOR the following proposals:

1.	Election of Directors
Nominees:
	1a.	Donald W. Blair
	1b.	Stephanie A. Burns
	1c.	John A. Canning, Jr.
	1d.	Richard T. Clark
	1e.	Robert F. Cummings, Jr.
	1f.	Deborah A. Henretta
	1g.	Daniel P. Huttenlocher
	1h.	Kurt M. Landgraf
	1i.	Kevin J. Martin
	1j.	Deborah D. Rieman
	1k.	Hansel E. Tookes II
	1l.	Wendell P. Weeks
	1m.	Mark S. Wrighton

2.	Approval, on an advisory basis, of our executive compensation;

The Board of Directors recommends you vote 1 year on the following proposal:

3.	Advisory vote on the frequency with which we hold advisory votes on our executive compensation;

The Board of Directors recommends you vote FOR the following proposals:

4.	Ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm;

5.	Re-approval of the material terms of the performance goals under our 2012 Long-Term Incentive Plan, as required by Section 162(m) of the U.S. Internal Revenue Code, as amended; and

6.	Transaction of any other business properly brought before the meeting or any adjournment.

Voting Instructions